UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 2
TO
REGISTRATION STATEMENT ON FORM S-1
DRAGON INTERNATIONAL GROUP CORP.
(Name of small business issuer in its charter)

Nevada
(State or jurisdiction of
incorporation or organization)

2671
(Primary Standard Industrial
Classification Code Number)

98-0177646
(I.R.S. Employer
Identification Number)

Dragon International Group Corp.
No. 201 Guangyuan Road, District C
Investment Pioneering Park
Jiangbei, Ningbo, China 315033
86-574-83070703
(Address and telephone number of principal executive
offices and principal place of business)

David Wu, President
Dragon International Group Corp.
No. 201 Guangyuan Road, District C
Investment Pioneering Park
Jiangbei, Ningbo, China 315033
86-574-56169308
(Name, address and telephone number of agent for service)

Copies of all communications to:

Hank Gracin, Esq.
Lehman & Eilen LLP
Mission Bay Office Plaza
Suite 300
20283 State Road 7
Boca Raton, FL 33498
(561) 237-0804

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer  [ ]     Accelerated filer  [ ]     Non-accelerated filer  [ ]     Smaller reporting company  [x]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, par value $.001 [1]	21,556,672	$0.09	$1,940,100	$76.25
Common stock, par value $.001 [2]	18,333,342	0.125	2,291,668	90.06
Common stock, par value $.001 [3]	23,852,940	0.15	3,577,941	140.61
Common stock, par value $.001 [4]	196,000	0.01	1,960	.08
Common stock, par value $.001 [5]	150,000	0.30	45,000	1.77
	64,088,954		$7,856,669	$308.77

1           Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

2           Includes shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $.125 per share.  Any subsequent adjustments in the exercise price of the common stock purchase warrants will not result in the issuance of additional shares of our common stock.

3           Includes shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $.15 per share.  Any subsequent adjustments in the exercise price of the common stock purchase warrants will not result in the issuance of additional shares of our common stock.

4           Includes shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $.01 per share.  Any subsequent adjustments in the exercise price of the common stock purchase warrants will not result in the issuance of additional shares of our common stock.

5           Includes shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $.30 per share.  Any subsequent adjustments in the exercise price of the common stock purchase warrants will not result in the issuance of additional shares of our common stock.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION

STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 9 , 2009

PRELIMINARY PROSPECTUS

Dragon International Group Corp.

64,088,954 shares of common stock

THIS PROSPECTUS RELATES TO PERIODIC OFFERS AND SALES OF 64,088,954 SHARES OF OUR COMMON STOCK BY THE SELLING SECURITY HOLDERS FOR THEIR OWN ACCOUNT, WHICH INCLUDES:

-	21,556,672 shares which are presently outstanding; and
-	42,532,282 shares issuable upon the exercise of common stock purchase warrants with exercise prices ranging from $.01 to $.30 per share.

The selling security holders who wish to sell their shares of our common stock may offer and sell such shares on a continuous or delayed basis in the future.  We will not receive any proceeds from the sale of the shares by the selling security holders.  The shares of common stock are being offered for sale by the selling security holders at prices established on the OTC Bulletin Board during the term of this offering.  These prices will fluctuate based on the demand for the shares of common stock.  We will receive up to $5,916,569 from the exercise of all the Warrants, if the Warrants are exercised for cash.  Any such proceeds will be used for inventory and equipment upgrades, offering expenses and the remainder for working capital and general corporate purposes.

Our principal executive offices are located at Dragon International Group Corp., No. 201 Guangyuan Road, District C, Investment Pioneering Park, Jiangbei, Ningbo, China 315033.  Our telephone number at that location is 86-574-83070703.

Our common stock is quoted on the OTC Bulletin Board under the symbol "DRGG".  On March 6, 2009 the last reported sale price for our common stock was $0.025 per share.
____________________

Investing in our common stock involves a high degree of risk.  See "Risk Factors" beginning on page 9 of this prospectus to read about the risks of investing in our common stock.  Investors should not buy these Securities unless they can afford to lose their entire investment.
____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
____________________

The date of this Prospectus is  April ___, 2009

The original date of this Prospectus is May 7, 2008

ABOUT THIS PROSPECTUS

You should only rely on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Our business, financial condition, results of operations and prospectus may have changed since that date.

This summary provides an overview of certain information contained elsewhere in this prospectus and does not contain all of the information that you should consider before investing in our securities or that may be important to you.  Before making an investment decision, you should read the entire prospectus carefully, including the "RISK FACTORS" section, the financial statements and the notes to the financial statements.

When used in this prospectus, the terms:

-	"Dragon Nevada", "we", and "us" refers to Dragon International Group Corp., a Nevada corporation, and our subsidiaries,
-	"Ningbo Dragon" refers to our subsidiary Ningbo Dragon International Trade Co., Ltd., a Chinese limited liability company, formerly known as Ningbo Anxin International Trade Co., Ltd.
-	"Yonglongxin" refers to Ningbo Dragon's subsidiary Ningbo City Jiangdong Yonglongxin Special Paper Co., Ltd. a Chinese limited liability company
-	"R&D Center" refers to Yonglongxin's subsidiary Xianyang Naite Research and Development Center, a PRC company,
-
"Dragon Packaging" refers to Ningbo Dragon's subsidiary Ningbo Dragon Packaging Technology Co., Ltd., formerly known as Ningbo XinYi Paper Product Industrial Co., Ltd., a Chinese limited liability company,

-	"Yongxin" refers to Ningbo Dragon's subsidiary Hangzhou Yongxin Paper Co., Ltd., a Chinese limited liability company,
-	"Shanghai JinKui" refers to Dragon Nevada's subsidiary Shanghai JinKui Packaging Material Co., Ltd., a Chinese limited liability company, and
-	"Wellton" refers to Ningbo Dragon's subsidiary Wellton International Fiber Corp, a British Virgin Island company.

All per share information contained in this prospectus gives retroactive effect to the one for nine reverse split of our common stock effective March 3, 2003 and the six for one forward stock split of our common stock effective July 27, 2004.

The information which appears on our website at www.drgg.net is not part of this Prospectus.

PROSPECTUS SUMMARY

The Company

Dragon International Group Corp. ("we", "our", "us", "Dragon" or "Dragon Nevada") is a holding company that, through our subsidiary companies, manufactures and distributes assorted industrial paper and packaging products.  Our operations are conducted through subsidiaries located in the Peoples Republic of China ("PRC") and the British Virgin Islands ("BVI").

We are a manufacturer and distributor of a variety of paper products and packaging materials. Our principal executive offices and manufacturing facilities are located approximately 200 miles south of Shanghai in Ningbo, Zhejiang Province, China.  Our manufacturing operations are led by Shanghai JinKui Packaging Material Co., Ltd. ("Shanghai JinKui") and Ningbo Dragon International Trade Co., Ltd. ("Ningbo Dragon") and its subsidiary companies.  The main customers of our manufacturing products are pharmaceutical companies in the People's Republic of China, Pakistan, and India.  Our distribution operations are led by Wellton International Fiber Corp. ("Wellton") domiciled in the British Virgin Islands.  Wellton is an agent and supplier of paper pulp, waste paper, and recycled paper products.  Its main customers are manufacturers of paper and packaging products ranging from office paper to industrial cardboard.

We operate various entities engaged in the paper industry. However, we evaluate the business and our products under two core segments: (i) Pulp and Paper and (ii) Packaging. Our Pulp and Paper segment consists of the operations of Wellton and our Packaging segment consists of the operations of Shanghai JinKui and Ningbo Dragon and its subsidiaries.  Our various entities enable us to be diversified within the paper industry and support our goal to become a leader in the manufacture and distribution of (i) pulp and paper products, and (ii) pharmaceutical packaging products within China.

Our principal executive offices are located a No. 201 Guangyuan Road, District C, Investment Pioneering Park, Jiangbei, Ningbo, China 315033.  Our phone number at this location is 86-574-83070703.  Our web site is www.drgg.net.  The information which appears on our web site is not part of this prospectus.  For more information on us, prospective investors are encouraged to review the filings available with the Securities and Exchange Commission at www.sec.gov.

ABOUT THE OFFERING

Common Stock Offered by Selling Security Holders
64,088,954 shares, including 42,532,282 shares issuable upon the exercise of common stock purchase warrants (the "Warrants").  This number represents approximately 36.6% of the total number of shares to be outstanding following this Offering, assuming exercise of all warrants into the Securities being registered.

Common Stock Outstanding After the Offering	177,285,054 shares, including the exercise of the Warrants.

Use of Proceeds
We will not receive any proceeds from the sale of the common stock.  However, we will receive the exercise price of any common stock we issue to the selling security holders upon exercise of the warrants via cash.  We intend to use the proceeds received from the exercise of the warrants, if any, for inventory and equipment upgrades, and the remainder for general working capital purposes including offering expenses.

Risk Factors
The securities offered hereby involve a high degree of risk.  These risks include, among other things, the following: risks related to doing business in China as well as our dependence on certain key executive officers, dependence upon one segment of our industry and suppliers, availability of credit, competition, effects of government regulation and economic conditions, See "Risk Factors"

OTC Bulletin Board Symbol	DRGG

SELECTED CONSOLIDATED FINANCIAL DATA

The following summary consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes that are included elsewhere in this prospectus.  The following summary of our financial information for the fiscal years ended June 30, 2008 and 2007 and the balance sheet data for the six months ended December 31, 2008 have been derived from, and should be read in conjunction with, our financial statements included elsewhere in this prospectus.

Consolidated Statement of Operations Data:

	Six Months Ended December 31,		Fiscal Year Ended June 30,
	2008	2007	2008	2007
	(unaudited)			(restated)
Net revenues	$15,475,744	$20,986,025	$44,489,312	$15,337,586
Gross profit	1,454,450	1,531,704	3,411,373	1,425,487
Total operating expenses	1,270,375	808,363	3,692,958	1,887,093
Income (loss) from operations	184,075	723,341	(281,585)	(461,606)
Total other (expense) income	(173,611)	1,574,846	1,108,671	(251,487)
Net (loss) income	$(1,822)	$1,959,410	$703,125	$(802,019)

Consolidated Balance Sheet Data:

	December 31, 2008	June 30, 2008
	(unaudited)
Working Capital	$5,564,017	$5,091,754
Cash	909,751,	213,110
Cash - restricted	-	240,112
Total Current Assets	14,864,562	20,083,730
Total Assets	21,276,122	26,291,830
Total Current Liabilities	9,300,545	14,991,976
Total Liabilities'	9,300,545	14,991,976
Total Stockholders' Equity	$11,975,577	$11,299,854

RISK FACTORS

RISKS RELATED TO OUR COMPANY

Availability of Credit has had a material adverse effect on our results of operations and may have an adverse affect on our ability to borrow money.

The tightening of the credit market in China has had an adverse effect on our results of operations.   During periods of tight credit, as is currently the case, we expect to see a decline in sales orders and a decline in profit.  Until such time as the current credit market improves, we do not expect our financial results to improve. Many of our customers depend on credit in order to support the manufacture of their products and in order to place purchase orders with us.  In December 2008 we saw a sharp decline in sales orders which we have attributed to the tightened credit market resulting from the global economic crisis.

The tightening of the credit market in China could also adversely affect our ability to borrow money because we may be unable to renew existing bank loans when they become due or find alternative sources of funding. We have historically supplemented our operational cash flow as needed through bank borrowing from banks located in China.  As of December 31, 2008, we had $5,584,919 outstanding under such loans. It is difficult at this time to predict what the effect of the tightened credit market in China will be on our ability to borrow money.
If we were to lose the services of any of our executive officers, our business and operations would be materially adversely affected.

Our success is largely dependent on the personal efforts of our executive officers, specifically David Wu, our Chief Executive Officer, President and Chairman of the board of directors, Ms. Xiali Gan, our Chief Financial Officer and director, and Mr. Kung Ming (Eric) Kuo, the General Manager of Wellton. The loss of the services of any of these members of management would have a material adverse effect on our business and prospects.  In addition, in order for us to undertake our operations as contemplated, it will be necessary for us to locate and hire experienced personnel.  Our failure to attract and retain such experienced personnel on acceptable terms will have a material adverse impact on our ability to grow our business.

If we were to lose the services of key persons responsible for the management, sales, marketing and operations efforts of our subsidiaries, our business and operations would be materially adversely affected.

Our success is, to a certain extent, attributable to the management, sales and marketing, and operational expertise of key personnel at our subsidiaries who perform key functions in the operation of our business.  Specifically we have identified Mr. Zhongming Yang, the vice general manager of our Yongxin subsidiary and Mr. Feng Yang, vice general manager of our Shanghai JinKui subsidiary and Mr. Kung Ming (Eric) Kuo, general manager of our Wellton subsidiary as key employees.  Mr. David Wu, our President, CEO and Chairman, is the general manager of our Dragon Packaging subsidiary, our Ningbo Dragon subsidiary, and our Yonglongxin subsidiary.  For the year ended June 30, 2008 we derived 87%, 7% and 6% of our revenue from our Wellton subsidiary, Shanghai JinKui subsidiary and our Ningbo Dragon subsidiaries. For the six months ended December 31, 2008 we derived 82% and 18% of our revenue from our Wellton subsidiary and our packaging subsidiaries. There can be no assurance that we will be able to retain these officers as our employees.  The loss of these officers could have a material adverse effect upon our business, financial condition, and results of operations and the results of operations at these subsidiaries could be adversely impacted.

Up until recently, our full board of directors functioned as our audit committee and was comprised of three non-independent directors and no independent directors. This may have hindered our board of director's effectiveness in fulfilling the functions of the audit committee.

On September 29, 2008, we established an independent audit committee and added three independent directors to the board of directors. But, during the fiscal year ended June 30, 2008, our full Board of Directors functioned as our audit committee and was comprised of directors who were not considered to be "independent" in accordance with the requirements of Rule 10A-3 under the Securities Exchange Act. An independent audit committee plays a crucial role in the corporate governance process, assessing the Company's processes relating to its risks and control environment, overseeing financial reporting, and evaluating internal and independent audit processes. The lack of an independent audit committee may have prevented the board of directors from being independent from management in its judgments and decisions and its ability to pursue the committee's responsibilities without undue influence. Our recent actions in establishing an independent audit committee will help to mitigate this risk.

We may not successfully transition the internal operations of companies which we acquired in the PRC from their prior status as privately held Chinese companies to their current status as subsidiaries of a publicly-held U.S. company.

Since 2005 we acquired a 100% interest in each of Yonglongxin, Dragon Packaging, and Shanghai JinKui, a 60% interest of Yongxin, and a 100% interest in Wellton. While we have reasonable expectations that the core operations of these companies will continue as they have historically, our acquisition of these companies provides certain challenges for our company.  In order to successfully integrate each of these companies into Dragon Nevada, and ensure that we timely meet our reporting requirements under the Securities Exchange Act of 1934, we needed to upgrade both the internal accounting systems, as well as educate each of their staffs as to the proper collection and recordation of financial data.  If we are unable to properly and timely integrate the disclosure and accounting operations of these subsidiaries into our company, our ability to timely file our annual and quarterly reports, as well as other information we are required to file with the Securities and Exchange Commission, could be in jeopardy.  Any failure on our part to meet the prescribed filing deadlines could lead to a delisting of our common stock from the OTC Bulletin Board which could adversely affect a security holder's ability to resell his investment in our company.

If we acquire companies in the future, we will likely issue securities in such transactions, which will result in significant dilution to existing holders of our securities.

We continue to seek acquisition candidates.  In the event we reach agreements to acquire these candidates, the cost to acquire these candidates will most likely include the issuance of our securities.  As a result, the percentage ownership of our company held by existing security holders will be reduced and those security holders may experience significant dilution.  In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock.  As we will generally not be required to obtain the consent of our security holders before entering into acquisition transactions, security holders are dependent upon the judgment of our management in determining the number of, and characteristics of stock issued as consideration in an acquisition.

The terms of our January 2007 financing may make it more difficult for us to raise capital in the future.

Under the terms of our January 2007 Private Placement, we contractually agreed to a number of covenants which may make it more difficult for our company to raise capital as needed.  These covenants include:

We may not file any registration statements without the consent of the private placement investors until the sooner of May 1, 2010 or until all the shares, including the shares underlying the warrants sold in such offering, have been resold or transferred by the purchasers pursuant to such registration statement or Rule 144 of the Securities Act of 1933, without regard to volume limitations.

The registration statement filed in connection with the January 2007 Private Placement was declared effective by the SEC on May 1, 2008; it is possible that we will need to raise additional capital prior to the expiration of the above timeframes.  If we are unable to secure the consent of the private placement investors to a subsequent offering and registration statement, we may be unable to obtain additional capital as necessary to fund our ongoing operations or acquisitions of additional companies which could adversely impact our ability to grow.

Our management may be unable to effectively integrate our future acquisitions and manage our growth.

We are subject to various risks associated with our growth strategy, including the risk that we will be unable to identify and recruit suitable acquisition candidates in the future.  Even if we are successful in identifying and closing acquisitions of companies, our directors and senior management will face significant challenges in their efforts to integrate the business of the acquired companies or assets and to effectively manage our continued growth.  Any future acquisitions will be subject to a number of challenges, including:

-	the diversion of management time and resources and the potential disruption of our ongoing business;
-	difficulties in maintaining uniform standards, controls, procedures and policies;
-	potential unknown liabilities associated with acquired businesses;
-	the difficulty of retaining key alliances on attractive terms with partners and suppliers; and
-	the difficulty of retaining and recruiting key personnel and maintaining employee morale.

We cannot assure you that our efforts to integrate the operations of any acquired assets or companies will be successful, or that we can manage our growth, or that the anticipated benefits of any acquisitions will be fully realized.

Agreements to which we are a party may not contain legal protections customary to similar agreements prepared in the United States.

         Our subsidiaries include companies organized under the laws of the PRC and all of their business and operations are conducted in China.  We are a party to certain contracts related to our operations.   While these contracts contain the basic business terms of the agreements between the parties, these contracts do not contain certain provisions which are customarily contained in similar contracts prepared in the U.S., such as representations and warranties of the parties, confidentiality and non-compete clauses, provisions outlining events of defaults, and termination and jurisdictional clauses.  Because these contracts omit these types of clauses, we may not have the same legal protections as we would if the contracts contained these additional provisions.  We anticipate that our Chinese subsidiaries will likely enter into contracts in the future which will likewise omit these types of legal protections.  While we have not been subject to any adverse consequences as a result of the omission of these types of clauses, and we consider the contracts to which we are a party to contain all the material terms of our business arrangements with the other party, future events may occur which lead to a dispute under agreements which could have been avoided if the contracts were prepared in conformity with U.S. standards.  Contractual disputes which may arise from this lack of legal protection will divert management's time from the operation of our business and require us to expend funds attempting to settle a possible dispute.  This possible diversion of management time will limit the time our management would otherwise devote to the operation of our business, and the diversion of capital could limit the funds we have available to pay our ongoing operating expenses.

Our management is located in the Peoples Republic of China ("PRC") and we are materially dependent upon advisory services provided by a U.S. company. In the event this consultant fails to perform properly, or elects to discontinue its relationships with us, the results could have a negative impact on our ability to comply with the requirements of being a U.S. public reporting company and may lead to our common stock being de-listed from trading on the OTCBB.

The current members of our management have limited experience operating within U.S. public companies and, except for David Wu, our Chief Executive Officer, President and Chairman; these individuals are not fluent in English.  We have engaged China Direct Industries, Inc. to provide us with various advisory and consulting services, including U.S. business methods and compliance with SEC disclosure requirements.

We selected China Direct Industries, Inc. to provide these services to us in part because its staff includes Chinese speaking individuals with experience in the operation and regulatory framework applicable to U.S. public companies.  Until such time as we are able to expand our board of directors to include English speaking individuals who have experience with the operation and regulatory framework applicable to U.S. public companies, we will be materially dependent upon our relationship with China Direct Industries, Inc.

We have engaged the services of Capital One Resource Co., Ltd. a wholly owned subsidiary of China Direct Industries, Inc. under an agreement which expires in November 2009. If for any reason they should fail to provide the contracted services at the anticipated levels or fail to extend their services and we have not added members to our board of directors with the requisite experience, the abilities of our board of directors to do business as a U.S. public company could be materially and adversely affected.  In such instances, we may be unable to prepare and file reports as required by the Securities Exchange Act of 1934 on a timely basis that could lead to our common stock being de-listed from trading on the OTCBB.

Intense competition in the packaging products and paperboard industries may adversely affect our revenues and profitability, and may materially impair our acquisition strategy.

The packaging products and pulp and paper industries are highly competitive, and no single company dominates either industry.  Our competitors include large, vertically integrated packaging products and pulp and paper companies and numerous smaller companies.

Because we operate in a highly competitive industry, we regularly bid for sales opportunities to customers for new business or for renewal of existing business.  The loss of business or the award of new business from our larger customers may have a significant impact on our results of operations.

We will also face intense competition relating to the acquisition of businesses from other entities which are also seeking acquisitions based on the expansion of business opportunities in China.  Accordingly, acquisitions and new business expansion may become highly costly and affect our operating performance.  As a young company with limited operating history and financial resources, we will have great difficulty competing with larger organizations.

We are materially reliant on revenues from our operations in the PRC. An economic downturn in the PRC or a global economic downturn that affects the PRC would likely affect us and may cause you to lose your entire investment.

Our financial results are likely to be materially and adversely affected by an economic downturn in China.  Economic, political and legal developments in China or those globally that have an effect on China have a significant effect on our financial condition and results of operations, as well as our future prospects. Our financial results for the three and six months ended December 31, 2008 have been materially and adversely affected by the current global economic downturn.  During December 2008 we experienced a significant decrease in customer orders as compared to the same period in the prior year primarily due to the tightened credit market in China resulting from the global economic crisis.  We derive substantially all of our revenue from operations in China.  There can be no assurance as to when the problems with the credit market will be resolved and if they will be resolved in a manner that will increase our sales.

Future government regulations and judicial decisions affecting the packaging we produce or the products shipped in the packaging we produce could significantly reduce demand for our packaging products.

Government regulations and judicial decisions that affect the packaging we produce or the products shipped in the packaging we produce could significantly reduce demand for our packaging products. Future legislation could also limit the use of secondary packaging. If such legislation becomes law, it could significantly reduce demand for many of our paperboard packaging products and adversely affect our sales.

We are dependent upon a few suppliers of raw materials and products we distribute.  We do not have contracts or volume purchase agreements with our suppliers. If our suppliers do not provide us with adequate supplies of certain materials used in our products, we may not be able to deliver sufficient quantities of our products to satisfy demand.

We are dependent upon a few suppliers of raw materials and products we distribute.  In fact, the Federal SBS that we import and distribute is manufactured by IP and APP manufactures the Hang Kong CCB we import and distribute.  We do not have contracts or volume purchase agreements with our suppliers. Although we have generally been able to obtain supplies of our materials in a timely manner and upon acceptable terms, there can be no assurance that our suppliers will continue to provide us with adequate supplies of materials used in our products because we do not have contracts with them.  We may have limited options in the short-term for alternative supply if our current suppliers stop supplying us with the materials needed to produce our products. Identifying and accessing alternative sources may increase our costs.  Any inability to obtain sufficient key materials for our products because we do not have supply contracts, if and as required in the future, could result in delays, interruptions or reductions in product shipments, which could have a material adverse effect on our customer relationships and, in turn, on our business and results of operations.

We may not have sufficient protection of certain of our intellectual property.

We utilize technologies in the production of the packaging paper used in our products that are proprietary in nature. To protect our proprietary rights, we rely upon patents and agreements with consultants, vendors and customers outside of the PRC, although we have not signed such agreements in every case.  We have obtained two patents that cover various manufacturing processes. However, we are not party to any confidentiality agreements with our employees or third parties in the PRC. There can be no assurance that our protective measures may potentially afford us or will afford us sufficient protection from intellectual property infringement. If these measures and patents fail to protect the integrity of our manufacturing processes or technologies, any advantage potentially afforded by those manufacturing processes or technologies would be negated.

Despite such protections, a third party could, without authorization, utilize our propriety technologies without our consent.  The unauthorized use of this proprietary information by third parties could adversely affect our business and operations as well as any competitive advantage we may have in our markets.  We can give no assurance that our agreements with consultants and others who participate in the production of our products will not be breached, or that we will have adequate remedies for any breach, or that our proprietary technologies will not otherwise become known or independently developed by competitors. If our competitors independently develop manufacturing processes or technologies that are substantially equivalent or superior to our processes, the resulting increased competition could reduce the demand for our products.

Demand for our products is substantially dependent upon the demand for the industry to which we supply products.

Demand for packaging materials is directly related to the demand for the products we package. For example, during most of fiscal 2008 China and other global markets had witnessed an increase in demand for pharmaceutical products; therefore, demand for pharmaceutical packaging had similarly increased. Accordingly, we shifted our focus towards the pharmaceutical industry and away from the tobacco industry.  However, during December 2008, we experienced a sharp decrease in sales orders which we attributed to the tightened credit markets in China as a result of the global economic crisis.  Until such times as the credit markets improve and our customers have access to credit that will enable them to produce and sell more products, we do not expect that our sales will increase.  While we believe that the demand for pharmaceutical packaging will eventually continue as pharmaceutical products become more advanced and require increased protection in the form of packaging, there can be no assurance that such demand will continue in the near future or even if the credit markets improve that customers will continue to purchase our products. If such demand for pharmaceutical products should decrease, we expect demand for our product to decrease which may require us to once again shift our focus in order to maintain our revenue levels. There can be no assurance that we will be able to shift our focus and even if we are able to shift our focus that we will be able to do so successfully.

Our operations are subject to government regulation. If we fail to comply with the applicable regulations, our ability to operate in future periods could be in jeopardy.

We are subject to various state and local environmental laws related to our business. We are subject to local food, drug and environmental laws related to certification of manufacturing and distributing of specialty packaging products that we produce. While we are in substantial compliance with all provisions of those registrations, inspections and licenses and have no reason to believe that they will not be renewed as required by the applicable rules of the Central Government, the Zhejiang Province, Shanghai City Government and Hong Kong Special Administrative Region any non-renewal of these authorities could result in the cessation of our business activities.

Our products must continue to meet the needs of the industries we service.

Certain of our customers, in particular, those in the pharmaceutical industry, require specific packaging that protects from moisture, oxygen, air, light, and heat to maintain the quality of the product.  As new products are developed, new packaging is needed.  As the packaging needs of our customers change, we must be able to modify our products to meet their needs.  If we are unable to quickly produce or obtain new products to distribute that meet new requirements, our business will suffer.

Our business is substantially dependent upon the paper industry in general and the operations of Wellton.

All of our revenue is derived from the manufacture, supply, and distribution of paper products.  If there were to be a shortage of pulp or an oversupply of paper products our business would suffer. During the fiscal year ended June 30, 2008, we derived 87% of our revenue from the operations of Wellton.  During the six months ended December 31, 2008, we derived 82% of our revenue from the operations of Wellton. If demand for the products distributed by Wellton should suffer, our financial results would be harmed.  During December 2008, Wellton experienced a sharp decrease in sales order which it attributed to the tightened credit market in China resulting from the global economic crisis.  For the three months ended December 31, 2008 as compared to the three months ended December 31, 2007, our revenue derived from Wellton's operations decreased 63% from $11,178,474 to $4,190,243.  For the six months ended December 31, 2008 as compared to the six months ended December 31, 2007 our revenue derived from Wellton ' s operations decreased 31% from $18,221,470 to $12,630,681.

Changes in the cost or availability of raw material and energy could have a material adverse effect on our results of operations.

We rely heavily on certain raw materials in our manufacturing process. Our ability to increase earnings has been, and will continue to be, affected by changes in the costs and availability of such raw materials and energy sources. We may not be able to fully offset the effects of higher raw material or energy costs through hedging arrangements, price increases, productivity improvements, or cost reduction programs.

Changes in transportation availability or costs could have a material adverse effect on our results of operations.

Our business depends on the transportation of a large number of products, both in products we import and products we distribute. An increase in transportation rates or fuel surcharges could negatively impact our financial results, and/or a reduction in transport availability could also negatively impact our financial results.

Material disruptions of manufacturing.

We operate our facilities in compliance with applicable rules and regulations and take measures to minimize the risks of disruption at our facilities. A material disruption at one of our manufacturing facilities could prevent us from meeting customer demand, reduce our sales and/or negatively impact our financial results. Any of our manufacturing facilities, or any of our machines within an otherwise operational facility, could cease operations unexpectedly due to a number of events, including:

-	unscheduled maintenance outages
-	prolonged power failure
-	an equipment failure
-	a chemical spill or release
-	explosion of a boiler
-	the effect of a drought or reduced rainfall on our water supply
-	labor difficulties
-	disruptions in the transportation infrastructure, including roads, bridges, railroad tracks and tunnels
-	fires, floods, earthquakes, hurricanes or other catastrophes
-	terrorism or threats of terrorism
-	domestic and international laws and regulations applicable to our Company and our business suppliers
-	other operational problems

Any such downtime or facility damage could prevent us from meeting customer demand for our products and/or require us to make unplanned capital expenditures. If one of these machines or facilities were to incur significant downtime, our ability to meet our production targets and satisfy customer requirements could be impaired, resulting in lower sales and have a negative effect on our financial results.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.  We have already had to restate our financial statements from September 30, 2005 through September 30, 2007 as a result of weakness and deficiencies in such controls.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on our internal controls over financial reporting in their annual reports, including Form 10-K.  In addition, in the future the independent registered public accounting firm auditing a company's financial statements must also attest to and report on management's assessment of the effectiveness of our internal controls over financial reporting as well as the operating effectiveness of our internal controls.  We were not subject to the attestation requirements for the fiscal years ended June 30, 2008 and 2007.

At such time that we will be required to be fully compliant with Section 404, we expect to expend significant resources in developing the necessary documentation and testing procedures required by Section 404.  There is a risk that we will not comply with all of the requirements imposed thereby.

For example, our company's Chief Executive Officer and Chief Financial Officer have concluded, based on recent evaluations, that our disclosure controls and procedures were not effective because of the significant deficiency and the material weakness described below.  Measures are being taken to include documentation of management oversight and review as part of the appropriate functional procedures.  The implementation of such measures is costly and diverts the attention of management.

All of our employees and accounting staff are located in the PRC and we do not presently have a chief financial officer, comptroller or similarly titled senior financial officer who is bilingual and experienced in the application of U.S. GAAP.  During fiscal 2006 we began a search for an appropriate candidate who can fill such a position; however, as of the date of this prospectus we have not engaged one and we are unable to predict when such a person will be hired.   In general there is a lack of accountants in the PRC that meet our qualifications of being bilingual and well practiced in U.S. GAAP.  The lack of qualified accountants, coupled with the fact that the few accountants in the PRC that are bilingual and well practiced in U.S. GAAP demand a compensation package which far exceeds our financial resources, have been the principal impediments to our fulfillment of  such position with an appropriate candidate. During fiscal 2006 we also began providing additional training to our accounting staff in the application of U.S. GAAP.   In 2008, we engaged a consulting firm to assist in the creation, implementation and testing of internal controls, including disclosure controls and procedures.  In addition to performing test work in the PRC, the consulting firm trained and assisted our accounting staff as to appropriate processes and procedures.   However, our management believes that a deficiency in our internal controls continues to exist.  Until we expand our staff to include a bilingual senior financial officer who has the requisite experience necessary, and supplement the accounting knowledge of our staff, it is likely that we will continue to have material weaknesses in our disclosure controls and procedures.

In the event we identify other significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain equity or debt financing could suffer.  In addition, we will be required to bear the costs necessary to correct such deficiencies.

Because our stock currently trades below $5.00 per share, and is quoted on the OTCBB, our stock is considered a "penny stock" which can adversely affect its liquidity.

As the trading price of our common stock is less than $5.00 per share, our common stock is considered a "penny stock," and trading in our common stock is subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934.  Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements.  The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks.  These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities.  In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

Stockholders should be aware that, according to the Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

-	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
-	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
-	"Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;
-	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and
-
The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Purchasers of penny stocks may have certain legal remedies available to them in the event the obligations of the broker-dealer from whom the penny stock was purchased violates or fails to comply with the above obligations or in the event that other state or federal securities laws are violated in connection with the purchase and sale of such securities.  Such rights include the right to rescind the purchase of such securities and recover the purchase price paid for them.  Application of these penny stock regulations to our common stock could adversely affect the market liquidity of the shares, which in turn may affect the ability of holders of our common stock to resell the stock.

We do not have significant financial reporting experience, which may lead to delays in filing required reports with the Securities and Exchange Commission and suspension of quotation of our securities on the OTCBB, which will make it more difficult for you to sell your securities.

The OTCBB limits quotations to securities of issuers that are current in their reports filed with the Securities and Exchange Commission.  Because we do not have significant financial reporting experience, we may experience delays in filing required reports with the Securities and Exchange Commission.  Because issuers whose securities are qualified for quotation on the OTCBB are required to file these reports with the Securities and Exchange Commission in a timely manner, the failure to do so may result in a suspension of trading or delisting from the OTCBB.

RISKS RELATED TO DOING BUSINESS IN CHINA

Our assets and operations located in the PRC are vulnerable to changes in the political and economic policies of the Chinese government.

Our business operations could be restricted by the political environment in the PRC.  The PRC has operated as a socialist state since 1949 and is controlled by the Communist Party of China.  In recent years, however, the government has introduced reforms aimed at creating a "socialist market economy" and policies have been implemented to allow business enterprises greater autonomy in their operations.  Changes in the political leadership of the PRC may have a significant effect on laws and policies related to the current economic reform programs, other policies affecting business and the general political, economic and social environment in the PRC, including the introduction of measures to control inflation, changes in the rate or method of taxation, the imposition of additional restrictions on currency conversion, remittances abroad, or foreign investment, and the imposition of trade quotas on our products.  In fact, the imposition of tariffs in 2005 with respect to the tobacco industry caused us to change our main products and shift our attention away for such industry.  Moreover, economic reforms and growth in the PRC have been more successful in certain provinces than in others, and the continuation or increases of such disparities could affect the political or social stability of the PRC. The future direction of these economic reforms is uncertain and the uncertainty may decrease our attractiveness as an investment, which may in turn result in a decline in the trading price of our common stock.

If the political and economic reforms in the PRC do not continue, our business and operations will be adversely affected.

The PRC only recently has permitted provincial and local economic autonomy and private economic activities.  The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership.  Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions thereof, and could require us to divest ourselves of any interest we then hold in our Chinese subsidiaries.

Our results of operations and financial condition may vary as a result of fluctuations in the exchange rate between the U.S. dollars and Chinese Renminbi.

We generate revenue and incur expenses and liabilities in both the Chinese Renminbi, also referred to as the Chinese dollar ("RMB") as well as U.S. dollars.  Since 1994, the official exchange rate for the conversion of RMB to U.S. dollars has generally been stable and the RMB has appreciated slightly against the U.S. dollar.  We have not entered into agreements or purchased instruments to hedge our exchange rate risks, although we may do so in the future.  Our results of operations and financial condition may be affected by changes in the value of RMB and other currencies in which our earnings and obligations are denominated.  In July 2005 the Chinese government raised the RMB by 2% against the U.S. dollar by floating the RMB with a basket of foreign currencies.  We cannot guarantee that the current exchange rate will remain steady, therefore there is a possibility that we could post the same amount of profit for two comparable periods and because of a fluctuating exchange rate actually post higher or lower profit depending on exchange rate of RMB converted to U.S. dollars on that date.  The exchange rate could fluctuate depending on changes in the political and economic environments without notice.

Because our business model is dependent upon the continued economic reform and growth in China, changes in Chinese government policy could materially adversely affect our ability to implement our business model.  We cannot guarantee you that such changes will not happen.

Although many productive assets in China are owned by the Chinese government, in the past several years the government has implemented economic reform measures that emphasize decentralization and encourage private economic activity.  In keeping with these economic reform policies, the PRC has been openly promoting business development in order to bring more business into the PRC.  Because these economic reform measures may be inconsistent or ineffective, there are no assurances that:

-	the Chinese government will continue its pursuit of economic reform policies;
-	the economic policies, even if pursued, will be successful;
-	business operations in China will not become subject to the risk of nationalization.

We cannot assure you that we will be able to capitalize on these economic reforms, assuming the reforms continue.  Because our business model is dependent upon the continued economic reform and growth in China, any change in Chinese government policy could materially adversely affect our ability to implement our business model.  Even if the Chinese government continues its policies of economic reform, there are no assurances that economic growth in that country will continue or that we will be able to take advantage of these opportunities in a fashion that will provide financial benefit to our company.

If we are restricted from performing currency exchanges between Chinese Renminbi and U.S. dollars or other currencies, we may be unable to effectively use any revenue which we may generate.

A substantial portion of revenues in future periods will be in the form of RMB, any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars.  Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies, after providing valid commercial documents, at those banks authorized to conduct foreign exchange business.  In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to government approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items.  We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB, especially with respect to foreign exchange transactions.

We may be unable to enforce our legal rights due to policies regarding the regulation of foreign investments in China.

The PRC's legal system is a civil law system based on written statutes in which decided legal cases have little value as precedents, unlike the common law system prevalent in the United States.  The PRC does not have a well-developed, consolidated body of laws governing foreign investment enterprises.  As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion and variation, and may be subject to influence by external forces unrelated to the legal merits of a particular matter.  China's regulations and policies with respect to foreign investments are evolving.  Definitive regulations and policies with respect to such matters as the permissible percentage of foreign investment and permissible rates of equity returns have not yet been published.  Statements regarding these evolving policies have been conflicting and any such policies, as administered, are likely to be subject to broad interpretation and discretion and to be modified, perhaps on a case-by-case basis.  The uncertainties regarding such regulations and policies present risks which may affect our ability to achieve our stated business objectives.  If we are unable to enforce any legal rights we may have under our contracts or otherwise, our ability to compete with other companies in our industry could be limited which could result in a loss of revenue in future periods which could impact our ability to continue as a going concern.

Extended payment terms customary to China may impact our performance.

We extend relatively long payment terms to our customers.  Our terms of sale generally require payment within 120 days, which is considerably longer than customary terms offered in the United States, and somewhat longer than the 90 day term considered customary in China.    If we do not continue to collect our accounts receivable we may not have adequate working capital to pay-off our short-term liabilities.

Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate, and could negatively affect our acquisition strategy.

The PRC State Administration of Foreign Exchange, or SAFE, issued a public notice in January 2005 concerning foreign exchange regulations on mergers and acquisitions in China.  The public notice states that if an offshore company controlled by PRC residents intends to acquire a PRC company, such acquisition will be subject to strict examination by the relevant foreign exchange authorities.  The public notice also states that the approval of the relevant foreign exchange authorities is required for any sale or transfer by the PRC residents of a PRC company's assets or equity interests to foreign entities for equity interests or assets of the foreign entities.

In April 2005, SAFE issued another public notice further explaining the January notice.  In accordance with the April 2005 notice, if an acquisition of a PRC company by an offshore company controlled by PRC residents has been confirmed by a Foreign Investment Enterprise Certificate prior to the promulgation of the January 2005 notice, the PRC residents must each submit a registration form to the local SAFE branch with respect to their respective ownership interests in the offshore company, and must also file an amendment to such registration if the offshore company experiences material events, such as changes in the share capital, share transfer, mergers and acquisitions, spin-off transaction or use of assets in China to guarantee offshore obligations.  The April 2005 notice also provides that failure to comply with the registration procedures set forth therein may result in restrictions on our PRC resident shareholders and our subsidiaries.  Pending the promulgation of detailed implementation rules, the relevant government authorities are reluctant to commence processing any registration or application for approval required under the SAFE notices.

In addition, on August 8, 2006, the Ministry of Commerce ("MOFCOM"), joined by the State-Owned Assets Supervision and Administration Commission of the State Council, State Administration of Taxation, State Administration for Industry and Commerce, China Securities Regulatory Commission and SAFE, amended and released the Provisions for Foreign Investors to Merge and Acquire Domestic Enterprises, new foreign-investment rules which took effect September 8, 2006, superseding much, but not all, of the guidance in the prior SAFE circulars.  These rules significantly revise China's regulatory framework governing onshore-offshore restructurings and how foreign investors can acquire domestic enterprises.  These rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in China and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions.  Further, the rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

These rules may significantly affect the means by which offshore-onshore restructurings are undertaken in China in connection with offshore private equity and venture capital financings, mergers and acquisitions.  It is expected that such transactional activity in China in the near future will require significant case-by-case guidance from MOFCOM and other government authorities as appropriate.  The new rules are subject to significant administrative interpretation, and we will need to continue to closely monitor how MOFCOM and other ministries apply the rules to ensure its domestic and offshore activities continue to comply with PRC law.  Given the uncertainties regarding interpretation and application of these rules, we may need to expend significant time and resources to maintain compliance.

It is uncertain how our business operations or future strategy will be affected by the interpretations and implementation of the SAFE notices and new rules.  Since our acquisition strategy is dependent on the acquisition of PRC companies, our business operations or future strategy could be adversely affected by the SAFE notices and the new rules.  For example, we may be subject to more stringent review and approval process with respect to our foreign exchange activities.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

         Certain statements in this prospectus contain or may contain forward-looking statements that are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements.  These factors include, but are not limited to, our ability to implement our strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, competition, and other factors.  Most of these factors are difficult to predict accurately and are generally beyond our control.  You should consider the areas of risk described in connection with any forward-looking statements that may be made herein.  Readers are cautioned not to place undue reliance on these forward-looking statements and readers should carefully review this prospectus in its entirety, including the risks described in "Risk Factors".  Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.  These forward-looking statements speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

NOTE ON SOURCES OF INFORMATION

Prospective investors should not rely on any information not contained in this document.  We have not authorized anyone to provide any other information.  This document may only be used where it is legal to sell these securities.

This prospectus is based on information provided by us and other sources that we believe are reliable.  We have summarized certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications.  Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information.  Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data.  We have not sought the consent of the sources to refer to their reports in this prospectus.

MARKET FOR COMMON EQUITY AND RELATED SECURITY HOLDER MATTERS

         Our common stock began trading on the OTC Bulletin Board in August 2000 under the symbol "RHWY".  In October 2004, as a result of the reverse merger with Dragon International Group Corp. discussed above, our trading symbol changed to its current symbol, "DRGG".  The table below sets forth the reported high and low bid prices for the periods indicated.  The bid prices shown reflect quotations between dealers, without adjustment for markups, markdowns or commissions, and may not represent actual transactions in our Securities.  The prices are adjusted to reflect all stock splits, and were obtained using http://finance.yahoo.com/.

Quarter Ended	High	Low

September 30, 2006	$0.16	$0.10
December 31, 2006	$0.15	$0.11
March 31, 2007	$0.14	$0.08
June 30, 2007	$0.10	$0.07

September 30, 2007	$0.09	$0.07
December 31, 2007	$0.11	$0.16
March 31, 2008	$0.11	$0.07
June 30, 2008	$0.10	$0.06

September 30, 2008	$0.08	$0.04
December 31, 2008	$0.07	$0.01

         As of March 6, 2009 there were 134,752,772 shares of common stock issued and outstanding and approximately 100 stockholders of record of the common stock, not including those persons who hold their securities in "street name".

Securities Authorized For Issuance Under Equity Compensation Plans

There are no securities authorized for issuance under equity compensation plans, including individual compensation arrangements.

Dividend Policy

We have never paid cash dividends our common stock.  Payment of dividends will be within the sole discretion of our Board of Directors and will depend, among other factors, upon our earnings, our capital requirements and our operating and financial condition. At the present time, our anticipated financial capital requirements are such that we intend to follow a policy of retaining earnings in order to finance the development of our business.

While we have no current intention of paying dividends on our common stock, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.

        Capitalization

The following table sets forth our capitalization as of June 30, 2008 and December 31, 2008 (Unaudited).  The table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus.

	December 31, 2008	June 30, 2008
	(Unaudited)
Long Term Liabilities	$-	$-
Preferred stock ($.001 Par Value; 1,000,000 shares authorized; No shares issued and outstanding)	-	-
Common stock ($.001 Par Value; 200,000,000 shares authorized; 132,198,022 shares at December 31, 2008 and 117,033,022 at June 30, 2008 issued and outstanding	132,198	117,033

Additional paid-in capital	12,280,547	11,640,962
Retained earnings	(1,802,665)	(1,800,842)
Other comprehensive income - foreign currency	1,365,497	1,342,701

Total Stockholders' Equity	$11,975,577	$11,299,854

Total Capitalization	$11,975,577	$11,299,854

USE OF PROCEEDS

         We will not receive any proceeds upon the sale of common stock by the selling security holders.  In the event all the warrants listed for resale are exercised, we will receive up to $5,916,569 if the warrants are exercised for cash.  While it is difficult to forecast a use of proceeds for such an event given the restriction on the securities and the price of our common stock, the table below itemizes the estimated use of proceeds for $5,916,569, in the event all the warrants were exercised for cash.  This figure represents an estimate.

Use of Proceeds

Working Capital	$2,500,000
General corporate purposes	1,021,917
Inventory	1,000,000
Equipment Upgrades	1,250,000
Offering expenses	144,652

TOTAL	$5,916,569

         The actual allocation of proceeds realized from the exercise of the warrants will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements.  There can be no assurances that any of the outstanding warrants will be exercised.  If all warrants held by the selling security holders are exercised for cash, we will receive $5,916,569 in gross proceeds, less any related offering expenses (estimated to be $144,652) which we will pay.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following analysis of our consolidated financial condition and results of operations for the fiscal years ended June 30, 2008 and 2007 and the six months ended December 31, 2008 and December 31, 2007 should be read in conjunction with the consolidated financial statements, including footnotes, and other information presented elsewhere in this prospectus.

We are on a fiscal June 30, year; as such the six month period ending December 31, is our second quarter. The fiscal year ended June 30, 2007 is referred to as "fiscal 2007", the fiscal year ended June 30, 2008 is referred to as "fiscal 2008", and the coming year ending June 30, 2009 is referred to as "fiscal 2009".

OVERVIEW

We are a manufacturer and distributor of a variety of paper products and packaging materials.  We operate in two segments: a pulp and paper segment and a packaging segment.  During the fiscal year ended June 30, 2008, after our acquisition of the remaining 49% of Wellton, we shifted our focus to our pulp and paper segment, where we are engaged in the trading and distribution of pulp and paper products. We have also shifted the focus of our manufacturing operations to higher profit margin products, away from cigarette and food packaging and toward pharmaceutical packaging. Due to these changes, we have redefined ourselves as a pharmaceutical packaging and pulp and paper distribution business.  As a result of these two shifts, our revenue increased by 190% to $44,489,312 for fiscal 2008 from $15,337,586 for fiscal 2007. The 190% increase was due in large part to the revenue derived by our pulp and paper segment led by Wellton, which accounted for 87% of our overall revenue for the year ended June 30, 2008 and 82% of our overall revenue for the six months ended December 31, 2008.  For the six month period ended December 31, 2008 our revenue decreased by 26.26% to $15,475,744 for the six month period ended December 31, 2008 from $20,986,025 for the six month period ended December 31, 2007.  Revenues from the sales of our pharmaceutical packaging products have increased $1,357,840 or 84% to $2,965,482 for fiscal 2008 from $1,607,642 for fiscal 2007.  Furthermore, revenues from the sales of our pharmaceutical packaging products have increased $80,508 or 3% to $2,845,063 for the six months ended December 31, 2008 from $2,764,555 for the six months ended December 31, 2007.  However, revenue for the three months ended December 31, 2008 decreased 57% to $5,660,758 from $13,056,527 for the three months ended December 31, 2007. Revenue derived from our Wellton subsidiary decreased 63% during such three month period as compared to the prior year comparable period and revenue derived from our pharmaceutical packaging products decreased 22% during such three month period as compared to the prior year comparable period.  We attribute this sharp decrease in revenue during the three months ended December 31, 2008 to a decrease in sales orders during December 2008 which we attribute to the economic slowdown and the resulting tightened credit markets in China.  Many of our customers depend on credit in order to support the manufacture of their products and in order to place purchase orders with us.  We are unable to predict when credit markets will improve, and we do not expect our business will improve until our customers have access to credit.

Our principal executive offices are located approximately 200 miles south of Shanghai in Ningbo, Zhejiang Province, China. The main consumers of our manufactured products are packaging companies for the pharmaceutical industry.  Our products that we manufacture are used both as a finished product as well as a raw material to manufacture a variety of paper products and packaging materials.

We operate various entities; we evaluate our business and our products under two core segments: (i) Pulp and Paper and (ii) Packaging. Our Pulp and Paper segment consists of the operations of Wellton International Fiber Corp. and our Packaging segment consists of the operations of Shanghai JinKui Packaging Material Co., Ltd. ("Shanghai JinKui") and Ningbo Dragon International Trade Co., Ltd. ("Ningbo Dragon") and its subsidiaries.  The various entities combine their resources to support the manufacture and distribution of pharmaceutical packaging products, and other paper and pulp products.

We are involved in the pulp and paper packaging material industry, operating as a manufacturer and distributor of pulp and paper and integrated packaging paper products. Through a subsidiary, we hold an ISO9000 certificate and national license to import and export products. Dragon International Group Corp, a Nevada Corporation ("Dragon Nevada") is the parent holding company and operates the following subsidiaries: 1) Wellton, 2) Shanghai JinKui, and 3) Dragon International Group Corp., a Florida Corporation ("Dragon Florida") which is a holding company for Ningbo Dragon.  In addition to its own operations, Ningbo Dragon operates the following subsidiaries: 1) Ningbo City Jiangdong Yonglongxin Special Paper Co., Ltd. ("Yonglongxin") which holds an ISO9000 certificate and operates a civil welfare manufacturing facility (as described elsewhere in this Annual Report), 2) Xianyang Naite Research & Development Center ("R&D Center") operated by Yonglongxin, 3) Hangzhou Yongxin Paper Co., Ltd. ("Yongxin"), and 4) Ningbo Dragon Packaging Technology Co., Ltd. ("Dragon Packaging").  Please refer to a more detailed description of the business and subsidiaries of Dragon Nevada provided under Item 1, "DESCRIPTION OF BUSINESS".

Even though we are a U.S. company, all of our operations are located in the People's Republic of China ("PRC") and British Virgin Islands ("BVI"), and due to this we face certain risks associated with doing business in such countries as described under Item 1A, "RISK FACTORS"

We are unable to control the vast majority of these risks associated both with our operations and the countries in which they are located and these risks could result in significant declines in our revenues and adversely affect our ability to continue as a going concern.

FOREIGN EXCHANGE CONSIDERATIONS

Since revenues from our operations in the PRC and the BVI accounted for 100% of our net revenues for the fiscal years ended June 30, 2008 and June 30, 2007 and the six months ended December 31, 2008 and December 31, 2007, the method we report net revenues from our foreign-based operations is of particular importance to understanding our financial statements. Transactions and balances originally denominated in U.S. dollars are presented at their original amounts. Transactions and balances in other currencies are converted into U.S. dollars in accordance with Statement of Financial Accounting Standards (SFAS) No. 52, "Foreign Currency Translation", and are included in determining net income or loss. For foreign operations with the local currency as the functional currency, assets and liabilities are translated from the local currencies into U.S. dollars at the prevailing exchange rate on our respective balance sheet date.

Revenues and expenses are translated at weighted average exchange rates for the period to approximate translation at the exchange rates prevailing at the dates those elements are recognized in the financial statements. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive loss.

The functional currency of our Chinese subsidiaries is the local currency, the RMB. The financial statements of our subsidiaries are translated to U.S. dollars using period-end exchange rates for assets and liabilities, and average exchange rates for the period for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations and were not material during the periods presented. The effect of exchange rate changes on cash at June 30, 2008 and 2007 were $560,223 and $158,812 respectively. The effect of exchange rate changes on cash at December 31, 2008 and 2007 were $338 and $163,947 respectively.

Until 1994, the RMB experienced a gradual but significant devaluation against most major currencies, including the U.S. dollar. There was a significant devaluation of the RMB on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system. Since 1994, the value of the RMB relative to the U.S. dollar has remained stable; appreciating slightly against the U.S. dollar.

Countries, including the United States, have historically argued that the RMB is artificially undervalued due to China's current monetary policies and have pressured China to allow the RMB to float freely in world markets. On July 21, 2005, the PRC announced that the RMB would be pegged to a basket of currencies rather than just tied to a fixed exchange rate to the U.S. dollar. In July 2005, the PRC also increased the value of its currency 2% against the U.S. dollar.

If any devaluation of the RMB were to occur in the future, returns on our operations in China, which are expected to be largely in the form of RMB, will be negatively impacted upon conversion to U.S. dollars. Although we attempt to have most future payments, mainly repayments of loans and capital contributions denominated in U.S. dollars, if any increase in the value of the RMB were to occur in the future, our product sales in China and in other countries may be negatively affected.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. A summary of significant accounting policies is included in Note #1 of our audited financial statements for fiscal 2008 and 2007 and Note #1 of our financial statements for the six months ended December 31, 2008 and 2007. Significant estimates in 2008 and 2007 include the allowance for doubtful accounts, inventory, the useful life of property, plant and equipment, and the valuation of equity instruments.

Our financial instruments consist of accounts receivable, accounts payable and long-term debt. The fair values of financial instruments approximate their recorded values. Fair value of loans payable to security holders and balances of bank lines of credit, in the circumstances, are not reasonably determinable.

CASH AND CASH EQUIVALENTS

For purposes of the consolidated statements of cash flows, we consider all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents. At December 31, 2008, we maintained a cash balance of $ 909,751. Of this amount $899,197 was held in China, and $10,554 was held in the U.S.  Of the cash balance of $899,197 held in China, $0 is restricted.

INVENTORIES

Inventories, consisting of raw materials and finished goods related to our products are stated at the lower of cost or market utilizing the weighted average method.

ACCOUNTS RECEIVABLE AND RELATED ALLOWANCE FOR DOUBTFUL ACCOUNTS.

Accounts receivable are reported at net realizable value. We have established an allowance for doubtful accounts based upon factors pertaining to the credit risk of specific customers, historical trends, and other information. Delinquent accounts are written-off when it is determined that the amounts are uncollectible.

ADVANCES ON PURCHASES

At December 31, 2008 and June 30, 2008, advances on purchases amounted to $5,918,110 and $5,034,567, respectively. This amount consists of prepayments by us for merchandise orders that had not yet been shipped to us.

LONG - LIVED ASSETS

In accordance with the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we evaluate our long-lived assets for possible impairment when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets under certain circumstances are reported at the lower of carrying amount or fair value. Assets to be disposed of and assets not expected to provide any future service potential to us are recorded at the lower of carrying amount or fair value less related costs to sell. To the extent carrying values exceed fair values; an impairment loss is recognized in operating results.

INTANGIBLE ASSETS / INTELLECTUAL PROPERTY

We recognize the value and amortize intangible assets and intellectual property acquired in connection with our various acquisitions. We amortize these assets based on expected useful lives of these assets, based on our management's projecting forward future revenue and expense streams of these acquired assets.

SHARE-BASED COMPENSATION

We account for share-based compensation in accordance with SFAS No. 123(R), Share-Based Payment s. Under the fair value recognition provisions of this statement, share-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period. Determining the fair value of share-based awards at the grant date requires judgment, including estimating expected volatility. In addition, judgment is also required in estimating the amount of share-based awards that are expected to be forfeited. If actual results differ significantly from these estimates, stock-based compensation expense and our results of operations could be materially impacted.

DEBT AND EQUITY ISSUANCES

Occasionally we engage in financing that entitles the debt holders to obtain equity issuances in the form of common stock, warrants, and to obtain conversion privileges into equity instruments. These debt instruments require us to record discounts on debt for equity issuances and beneficial conversion features for the convertibility features associated with these debt instruments. These discounts and beneficial conversion features are expensed in accordance with the terms of the related debt issuances. These discounts and beneficial conversion features are associated with significant amount of judgments with regards to the valuation and ultimate expensing by our management.

IMPAIRMENT OF INTANGIBLE ASSETS

SFAS No. 142, Goodwill and Other Intangible Assets , requires that intangibles be tested for impairment on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of an intangible asset below its carrying value. These events or circumstances could include a significant change in the relationship with the contracting party, business climate, legal factors, operating performance indicators, or competition. Application of the intangible asset impairment test requires judgment, including the determination of the fair value of each intangible asset. The fair value of each intangible asset is estimated based on the consideration given by us to acquire the intangible asset(s). This requires significant judgment including the estimation of expected volatility if we issued common share equivalent as consideration. Changes in our estimates of undiscounted cash flows related to each intangible asset could materially affect the determination of the impairment for each intangible asset.

CONTINGENCIES

The outcomes of legal proceedings and claims brought against us are subject to significant uncertainty. SFAS No. 5, Accounting for Contingencies, requires that an estimated loss from a loss contingency such as a legal proceeding or claim should be accrued by a charge to income if it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. Disclosure of a contingency is required if there is at least a reasonable possibility that a loss has been incurred. In determining whether a loss should be accrued we evaluate, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. Changes in these factors could materially impact our financial position or our results of operations.

Details regarding our use of these policies and the related estimates are described in the accompanying financial statements as of June 30, 2008 and December 31, 2008.

REVENUE RECOGNITION

Revenue is recognized when earned. Our revenue recognition policies are in compliance with the SEC's Staff Accounting Bulletin ("SAB") No. 104 Revenue Recognition. The application of SAB No. 104 requires us to apply our judgment, including whether our customers receive our products.

We generally invoice our clients weekly, for all transactions which have been executed during such week. Revenues are recognized when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for our various revenue streams: our revenues from the sale of products are recorded when the goods are shipped, title passes, and collectability is reasonably assured.

SHIPPING AND HANDLING COSTS

We account for shipping and handling costs as a component of selling expenses.

FOREIGN CURRENCY TRANSLATION

Transactions and balances originally denominated in U.S. dollars are presented at their original amounts. Transactions and balances in other currencies are converted into U.S. dollars in accordance with Statement of Financial Accounting Standards (SFAS) No. 52, "Foreign Currency Translation," and are included in determining net income or loss.

For foreign operations with the local currency as the functional currency, assets and liabilities are translated from the local currencies into U.S. dollars at the exchange rate prevailing at the balance sheet date. Revenues and expenses are translated at weighted average exchange rates for the period to approximate translation at the exchange rates prevailing at the dates those elements are recognized in the financial statements. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive loss. The exchange rates for the Chinese dollar or RMB for 1 United States dollar were 6.8718 and 7.0222, at June 30, 2008 and 2007 respectively and 6.8542 and 7.3141 at December 31, 2008 and 2007, respectively

During the twelve month period ended June 30, 2008 and the six months ended December 31, 2008, there have been no material changes to our critical accounting policies that impacted our consolidated financial condition or results of operations.

RECENT EVENTS

In November 2008, the Chinese government announced a two year domestic economic stimulus program valued at $586 billion. The stimulus packages which included previously announced tax rebates is aimed at bolstering domestic economic activity. The program includes spending in housing, infrastructure, agriculture, health care and social welfare. Furthermore the program includes tax rebates and a tax deduction for capital. We expect to see a benefit to the Chinese economy from this stimulus program. However in the short-term, the impact this will have on our revenues through the remainder of fiscal 2009 and beyond remains to be seen.

State Food and Drug Administration (SFDA) approval to manufacture pharmaceutical packaging products

In December 2008, we received approval from China's State Food and Drug Administration ("SFDA") to manufacture polyethylene and foil based cold forming products for use in pharmaceutical packaging.  The SFDA approval allows us to market packaging products we manufacture to the pharmaceutical industry within China.  The approval expires in December 2013.  We expect to manufacture the products at our packaging facility located in Ningbo city.  The facility includes a 40,000 square foot production plant and has the capacity to produce 2,400 metric tons per year.

In January, 2009, we issued 2,554,750 shares of common stock as payment of interest on an outstanding loan in the amount of $1,021,272 due to Capital One Resource Co., Ltd. a wholly owned subsidiary of China Direct Industries, Inc.

RECENT ACCOUNTING PRONOUNCEMENTS

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities-including an amendment of FAS 115". SFAS 159 allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item0106¥73010¡4s fair value in subsequent reporting periods must be recognized in current earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We have adopted SFAS 159 and determined that it had no impact as of December 31, 2008, and we will continue to evaluate the impact, if any, of SFAS 159 on its financial statements.

In December 2007, the FASB issued SFAS 141 (revised 2007), "Business Combinations". SFAS 141R is a revision to SFAS 141 and includes substantial changes to the acquisition method used to account for business combinations (formerly the "purchase accounting" method), including broadening the definition of a business, as well as revisions to accounting methods for contingent consideration and other contingencies related to the acquired business, accounting for transaction costs, and accounting for adjustments to provisional amounts recorded in connection with acquisitions. SFAS 141R retains the fundamental requirement of SFAS 141 that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R is effective for periods beginning on or after December 15, 2008, and will apply to all business combinations occurring after the effective date. We are currently evaluating the requirements of SFAS 141R and the impact of adoption on our consolidated financial statements.

In December 2007, the FASB issued SFAS 160, "Non-controlling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No. 51, Consolidated Financial Statements" ("ARB 51"). This Statement amends ARB 51 to establish new standards that will govern the (1) accounting for and reporting of non-controlling interests in partially owned consolidated subsidiaries and (2) the loss of control of subsidiaries. A non-controlling interest will be reported as part of equity in the consolidated financial statements. Losses will be allocated to the non-controlling interest, and, if control is maintained, changes in ownership interests will be treated as equity transactions. Upon a loss of control, any gain or loss on the interest sold will be recognized in earnings. SFAS 160 is effective for periods beginning after December 15, 2008. We are currently evaluating the requirements of SFAS 160 and the impact of adoption on our consolidated financial statements.

In March 2008, the FASB issued SFAS 161, "Disclosures about Derivative Instruments and Hedging Activities" ("SFAS 161"). SFAS 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. We are currently evaluating the requirements of SFAS 161 and the impact of adoption on our consolidated financial statements.

In May 2008, the Financial Accounting Standards Board ("FASB") issued FASB Staff Position ("FSP") APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). FSP APB 14-1 clarifies that convertible debt instruments that may be settled in cash upon either mandatory or optional conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, Accounting for Convertible Debt and Debt issued with Stock Purchase Warrants.

Additionally, FSP APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity's nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. We will adopt FSP APB 14-1 beginning in the first quarter of fiscal 2010, and this standard must be applied on a retrospective basis. We are evaluating the impact the adoption of FSP APB 14-1 will have on our consolidated financial position and results of operations.

In May 2008, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 162, The Hierarchy of Generally Accepted Accounting Principles. This standard is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with generally accepted accounting principles in the United States for non-governmental entities. SFAS No. 162 is effective 60 days following approval by the U.S. Securities and Exchange Commission ("SEC") of the Public Company Accounting Oversight Board0106¥73010¡4s amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. We do not expect SFAS No. 162 to have a material impact on the preparation of our consolidated financial statements.

On September 16, 2008, the FASB issued final Staff Position (FSP) No. EITF 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities," to address the question of whether instruments granted in share-based payment transactions are participating securities prior to vesting. The FSP determines that unvested share-based payment awards that contain rights to dividend payments should be included in earnings per share calculations. The guidance will be effective for fiscal years beginning after December 15, 2008. We are currently evaluating the requirements of (FSP) No. EITF 03-6-1, as well as the impact of the adoption on our consolidated financial statements.

On October 10, 2008, the FASB issued FSP No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active. This FASB Staff Position (FSP) clarifies the application of FASB Statement No. 157, Fair Value Measurements, in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. Statement 157 was issued in September 2006, and is effective for financial assets and financial liabilities for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  We have adopted FSP 157-3 and determined that it had no impact as of September 30, 2008, and we will continue to evaluate the impact, if any, of SFAS 157-3 on our financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

RESULTS OF OPERATIONS

Three and six months ended December 31, 2008 as compared to the three and six months ended December 31, 2007,

The following table provides certain comparative information based on our consolidated results of operations for the three months ended December 31, 2008 and December 31, 2007:

	For the Three Months ended December 31, 2008	For the Three Months ended December 31, 2007	$ Change	% Change

Net Revenues	$5,660,758	$13,056,527	$(7,395,769)	-56.64%
Cost of Sales	4,953,777	12,122,988	(7,169,211)	-59.14%
Gross Profit	706,981	933,539	(226,558)	-24.27%
Selling Expenses	163,453	92,716	70,737	76.29%
General and Administrative Expenses	337,011	289,000	48,011	16.61%
Total Operating Expenses	500,464	381,716	118,748	31.11%
Income from Operations	206,517	551,823	(345,306)	-62.58%
Total Other (Expense) Income	(53,477)	1,596,944	(1,650,421)	-103.35%
Taxes	5,974	172,009	(166,035)	-96.53%
Minority Interest	-	-	-	-
Net Income	$147,066	$1,976,758	$(1,829,692)	-92.56%

The following table provides certain comparative information based on our consolidated results of operations for the six months ended December 31, 2008 and December 31, 2007:

	For the Six Months ended December 31, 2008	For the Six Months ended December 31, 2007	$ Change	% Change

Net Revenues	$15,475,744	$20,986,025	$(5,510,281)	-26.26%
Cost of Sales	14,021,294	19,454,321	(5,433,027)	-27.93%
Gross Profit	1,454,450	1,531,704	(77,254)	-5.04%
Selling Expenses	545,028	285,024	260,004	91.22%
General and Administration Expenses	725,347	523,339	202,008	38.60%
Total Operating Expenses	1,270,375	808,363	462,012	57.15%
Income from Operations	184,075	723,341	(539,266)	-74.55%
Total Other (Expense) Income	(173,611)	1,574,846	(1,748,457)	-111.02%
Taxes	12,286	262,907	(250,621)	-95.33%
Minority Interest	-	75,870	(75,870)	-100.00%
Net (Loss) Income	$(1,822)	$1,959,410	$(1,961,232)	-100.09%

	For the Three Months ended December 31, 2008	For the Three Months ended December 31, 2007
Cost of Sales as a percentage of Net Revenues	88%	93%
Gross Profit Margin	12%	7%
Selling Expenses as a percentage of Net Revenues	3%	1%
General and Administration Expenses as a percentage of Net Revenues	6%	2%
Total Operating Expenses as a percentage of Net Revenues	9%	3%

	For the Six Months ended December 31, 2008	For the Six Months ended December 31, 2007
Cost of Sales as a percentage of Net Revenues	91%	93%
Gross Profit Margin	9%	7%
Selling Expenses as a percentage of Net Revenues	4%	1%
General and Administration Expenses as a percentage of Net Revenues	5%	2%
Total Operating Expenses as a percentage of Net Revenues	8%	4%

Segment Information

During fiscal 2008 and 2009, our operations were conducted in two operating segments as defined in SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information.  Our operating decisions, on-site management, internal reporting and performance assessments are conducted within each of the following two identified segments:

-	Pulp and Paper
-	Packaging

The following table summarizes the operating results for the three months and six months ended December 31, 2008 and December 31, 2007 by segment:

	Pulp and Paper		Packaging		Corporate Items and Eliminations		Consolidated
	For the three months ended December 31,		For the three months ended December 31,		For the three months ended December 31,		For the three months ended December 31,
	2008	2007	2008	2007	2008	2007	2008	2007

Net Revenues	$4,190,243	$11,178,474	$1,470,515	$1,878,053	$-	$-	$5,660,758	$13,056,527
Cost of Sales	3,806,951	10,533,297	1,146,826	1,589,691	-	-	4,953,777	12,122,988
Gross Profit	383,292	645,177	323,689	288,362	-	-	706,981	933,539
Total Operating Expenses	156,064	230,115	228,150	151,436	116,250	165	500,464	381,716
Total Operating Income	227,228	415,062	95,539	136,926	(116,250)	(165)	206,517	551,823
Net (loss) income	273,621	1,941,378	(10,070)	35,445	(116,485)	(65)	147,066	1,976,758
Segment Assets	$3,562,645	$7,653,643	$17,402,923	$16,458,110	$310,554	$12,754	$21,276,122	$24,124,507

	Pulp and Paper		Packaging		Corporate Items and Eliminations		Consolidated
	For the six months ended December 31,		For the six months ended December 31,		For the six months ended December 31,		For the six months ended December 31,
	2008	2007	2008	2007	2008	2007	2008	2007

Net Revenues	$12,630,681	$18,221,470	$2,845,063	$2,764,555	$-	$-	$15,475,744	$20,986,025
Cost of Sales	11,743,488	17,159,351	2,277,806	2,294,970	-	-	14,021,294	19,454,321
Gross Profit	887,193	1,062,119	567,257	469,585	-	-	1,454,450	1,531,704
Total Operating Expenses	588,482	450,464	471,893	357,614	210,000	285	1,270,375	808,363
Total Operating Income	298,711	611,655	95,364	111,971	(210,000)	(285)	184,075	723,341
Net (loss) income	287,009	2,020,345	(78,451)	(60,750)	(210,380)	(185)	(1,822)	1,959,410
Segment Assets	$3,562,645	$7,653,643	$17,402,923	$16,458,110	$310,554	$12,754	$21,276,122	$24,124,507

REVENUES

Our consolidated net revenues for the three months ended December 31, 2008 decreased $7,395,769 or approximately 56.64% to $5,660,758 for the three months ending December 31, 2008 from $13,056,527 for the three months ending December 31, 2007.

Our consolidated net revenues for the six months ended December 31, 2008 decreased $5,510,281 or approximately 26.26% to $15,475,744 for the six months ending December 31, 2008 from $20,986,025 for the six months ending December 31, 2007.

Pulp and Paper Segment

Wellton represents our pulp and paper segment; this segment contributed $4,190,243 in net revenues during the three months ended December 31, 2008, or approximately 74% of consolidated net revenues and $12,630,681 for the six months ended December 31, 2008 or approximately 82% of consolidated net revenues.  Segment net revenues decreased $6,988,231 or 63%, to $4,190,243 for the three month period ended December 31, 2008 from $11,178,474 for the same period in the prior fiscal year.  We experienced a sharp decrease in revenues in December 2008. Segment net revenues also decreased 31% to $12,630,681 for the six months ended December 31, 2008 from $18,221,470 for the six months ended December 31, 2007. These decreases are a result of reduced customer orders which we attribute to tightened credit markets in China as a result of the global economic crisis.

         Clients of our pulp and paper segment have been negatively impacted as a result of the lack of credit available.  Many of our customers depend on credit in order to support the manufacture of their products and in order to place purchase orders with us.  We are unable to predict when the credit markets will improve, and we do not expect our business will improve until our customers have access to credit.  If demand for the products distributed by Wellton should continue to suffer, our financial results would be harmed.  Our success in this segment is largely dependent on the personal efforts of Mr. Kung Ming (Eric) Kuo, the General Manager of Wellton. The loss of the services of Mr. Kuo would have a material adverse effect on our business and prospects.
Packaging Segment

Shanghai JinKui and Ningbo Dragon and its subsidiaries make up our packaging segment; this segment contributed $1,470,515, or approximately 26% of total revenues during the three months ended December 31, 2008 and $2,845,063 or approximately 18% of total revenues during the six months ended December 31, 2008.  Segment revenues decreased $407,538 or 22%, to $1,470,515 for the three month period ended December 31, 2008 from $1,878,053 for the same period in the prior fiscal year.

Similar to our Pulp and Paper segment, we note the decrease in revenue in this segment during the three months ended December 31, 2008 is mainly due to the economic slowdown and lower worldwide demand for the products we package.  Many of our customers of our packaging products are also dependent on credit in order to support the manufacture of their products and in order to place purchase orders with us.  We are unable to predict when the credit markets will improve, and we do not expect our business will improve until our customers have access to credit.

COST OF SALES AND GROSS PROFIT

Our consolidated cost of sales decreased $7,169,211, or 59.14%, to $4,953,777 during the three months ended December 31, 2008 from $12,122,988 during the three months ended December 31, 2007 as a result of the decrease in sales.  Cost of sales as a percentage of net revenues decreased between periods to 88% for the three months ended December 31, 2008 from 93% for the three months ended December 31, 2007.  This decrease in cost of sales as a percentage of net revenues contributed to our positive gross profit during the three months ended December 31, 2008 and positive net income.

Consolidated gross profit decreased $226,558, to a gross profit of $706,981 for the three months ended December 31, 2008 from $933,539 for the three months ended December 31, 2007.  Gross profit as a percentage of net revenues increased to 12% for the three months ended December 31, 2008 from 7% for the three months ended December 31, 2007.

Our consolidated cost of sales decreased $5,433,027, or 27.93%, to $14,021,294 during the six months ended December 31, 2008 from $19,454,321 during the six months ended December 31, 2007.  Cost of sales as a percentage of net revenues decreased between periods, to 91% for the six months ended December 31, 2008 from 93% for the six months ended December 31, 2007.  This decrease in cost of sales as a percentage of net revenues contributed to our positive gross profit during the six months ended December 31, 2008.

Consolidated gross profit decreased $77,254, to $1,454,450 for the six months ended December 31, 2008 from $1,531,704 for the six months ended December 31, 2007.  Gross profit as a percentage of net revenues increased to 9% for the six months ended December 31, 2008 from 7% for the six months ended December 31, 2007.

Pulp and Paper Segment

Gross Profit decreased $261,885 or 41%, to $383,292 for the three months ended December 31, 2008 from $645,177 for the three months ended December 31, 2007.  Gross profit as a percentage of net revenues increased to 9.1% during the current quarter from 5.8% for the three months ended December 31, 2007.

Packaging Segment

Gross profit increased $35,327, or 12%, to $323, 689 for the three months ended December 31, 2008 from $288,362 for the three months ended December 31, 2007. Gross profit as a percentage of net revenues increased to 22.0% during the three months ended December 31, 2008 from 15.4% during the three months ended December 31, 2007; this increase is largely due to increased efficiencies in the production process.  This segment continues to focus on higher margin pharmaceutical products; even with the decrease in revenues for this segment, gross margin continued to grow and is significantly higher than our Pulp and Paper segment.

TOTAL OPERATING EXPENSES

Total operating expenses increased $118,748, or 31.11%, to $500,464 for the three months ended December 31, 2008 from $381,716 for the three months ended December 31, 2007.  Operating expense as a percentage of net revenues increased to 9% during the three months ended December 31, 2008 from 3% the in the three months ended December 31, 2007.

Total operating expenses increased $462,012, or 57.15%, to $1,270,375 for the six months ended December 31, 2008 from $808,363 for the six months ended December 31, 2007.  Operating expense as a percentage of net revenues increased to 8% during the six months ended December 31, 2008 from 4% during the six months ended December 31, 2007.

Selling expenses increased $70, 737, or 76%, to $163,453 for the three months ended December 31, 2008 from $92,716 for the three months ended December 31, 2007. Selling expenses as a percentage of net revenues increased to 3% during the three months ended December 31, 2008 from 1% during the three months ended December 31, 2007. This increase is primarily due to an increase in commissions paid for Wellton agents.

General and administrative expenses increased $48,011 or 17% to $337,011 for the three months ended December 31, 2008 from $289,000 for the three months ended December 31, 2007. General and administrative expenses as a percentage of net revenues increased to 6% during the three months ended December 31, 2008 from 2% during the three months ended December 31, 2007.  The increase is due primarily to a $93,750 expense related to the issuance of 1,250,000 shares of common stock pursuant to a consulting agreement.

TOTAL OTHER INCOME (EXPENSE)

We reported total other expense of $53,477 for the three months ended December 31, 2008, representing a decrease of $1,650,421 from total other income of $1,596,944 for the three months ended December 31, 2007.

Also, we reported total other expense of $173,611 for the six months ended December 31, 2008, representing a decrease of $1,748,457 from total other income of $1,574,846 for the six months ended December 31, 2007.

In fiscal 2008, we recognized a one-time gain of approximately $1.6 million related to a reversal of a tax liability for amounts which had previously been accrued.  This one-time gain was recognized during the three month period ended December 31, 2007 and did not impact the current periods ended December 31, 2008.  Further, interest expense increased $147,158; this increase is primarily due to an increase in average interest rates on our outstanding notes and an increase in our notes payable balance.

For the six months ended December 31, 2008 we reported a net loss of $1,882; this represents a $1,961,232 decrease compared to the prior year's six months ended December 31, 2007 net income of $1,959,410.

For the three months ended December 31, 2008 we reported net income of $147,066; this represents a $1,829,692 decrease compared to the prior year's three months ended December 31, 2007 net income of $1,976,758.

The decrease in our net income between the periods is due to decreased sales as a result of the global economic crisis, and increased interest expense.  The decrease is also due to the absence of the impact of the one-time gain during the three month period ended December 31, 2007.

Fiscal year ended June 30, 2008 as compared to the fiscal year ended June 30, 2007.

The following table provides certain comparative information based on our consolidated results of operations for the fiscal years ended June 30, 2008 and June 30, 2007:

	Fiscal Year ended June 30, 2008	Fiscal Year ended June 30, 2007	$ Change	% Change

Net Revenues	$44,489,312	$15,337,586	$29,151,726	190.1%
Cost of Revenues	41,077,939	13,912,099	27,165,840	195.3%
Gross Profit	3,411,373	1,425,487	1,985,886	139.3%
Selling Expenses	624,290	351,484	272,806	77.6%
General and Administration Expenses	3,068,668	1,535,609	1,533,059	99.8%
Total Operating Expenses	3,692,958	1,887,093	1,805,865	95.7%
Loss from Operations	(281,585)	(461,606)	180,021	39.0%
Total Other (Expense)	1,108,671	(251,487)	1,360,158	540.8%
Net Income (Loss)	$703,125	$(802,019)	$1,505,144	187.7%

	Fiscal Year ended June 30, 2008	Fiscal Year ended June 30, 2007
Other Key Indicators:
Cost of Revenues as a percentage of Revenues	92.3%	90.7%
Gross Profit Margin	7.7%	9.3%
Selling Expenses as a percentage of Revenues	1.4%	2.3%
General and Administration Expenses as a percentage of Revenues	6.9%	10.0%
Total Operating Expenses as a percentage of Revenues	8.3%	12.3%

Segment Information

In fiscal 2008, our operations were conducted in two operating segments as defined in SFAS No. 131.  Our operating decisions, on-site management, internal reporting and performance assessments are conducted within each of the following two identified segments:

-	Pulp and Paper
-	Packaging

The following table summarizes the operating results for fiscal years 2008 and 2007 by segment.

	Pulp and Paper		Packaging		Consolidated
	2008	2007*	2008	2007	2008	2007
		(unaudited)
Revenues	$38,615,061	$20,678,746	$5,874,251	$15,337,586	$44,489,312	$15,337,586
Cost of Revenue	36,330,053	19,107,938	4,747,886	13,912,099	41,077,939	13,912,099
Gross Profit	2,285,008	1,570,808	1,126,365	1,425,487	3,411,373	1,425,487
Total Operating Expenses	1,789,132	1,121,036	1,463,826	1,517,663	3,692,958	1,887,093
Total Income from Operations	495,876	449,772	(337,461)	(92,176)	(281,585)	(461,606)
Net (loss) income	1,786,818	449,772	(567,388)	(276,292)	778,995	(802,019)
Segment Assets	9,149,516	4,770,660	17,143,630	16,513,455	26,291,830	21,231,883

*Wellton was acquired on June 29, 2007 and leads our pulp and paper segment; we began to consolidate its operations commencing July 1, 2007.  Pro-forma 2007 financial information for our Pulp and Paper Segment is included here for informational purposes only and is not included as part of Consolidated 2007 totals.

REVENUES

Our consolidated revenues increased $29,151,726, or 190%, from $15,337,586 for fiscal 2007 to $44,489,312 for fiscal 2008.  During fiscal 2008, Ningbo Dragon and its subsidiaries contributed $2,908,769 in revenues, Shanghai JinKui contributed $2,965,482 in revenue, and Wellton contributed $38,615,061 in revenue.

Pulp and Paper Segment

Wellton leads our pulp and paper segment; we began to consolidate its operations commencing July 1, 2007.  The year ended June 30, 2008 was the first full fiscal year we consolidated revenues for Wellton and separated out segment reporting. Our pulp and paper segment contributed $38,615,061 for fiscal 2008 or approximately 87% of our total revenue.  While we did not record our consolidated revenues for our pulp and paper segment during the fiscal year June 30, 2007, we include the pro-forma financial information here for informational purposes in order to illustrate the growth of the business.  Segment revenues increased $17,936,315 or 87%, from $20,678,746 for fiscal 2007 to $38,615,061 for fiscal 2008.  Since its acquisition Wellton, our pulp and paper segment has been the primary source of revenues for our Company.  If demand for the products distributed by our pulp and paper segment should continue to suffer, our financial results would be harmed.

Packaging Segment

Revenues for our packaging segment decreased $9,463,335 or 61% to $5,874,251 for fiscal 2008 from $15,337,586 for fiscal 2007.  We can further breakdown this segment into pharmaceutical packaging led by Shanghai JinKui, and our legacy packaging business led by Ningbo Dragon and its subsidiaries.

The pharmaceutical packaging business grew $1,357,840 or 84%, to $2,965,482 for fiscal 2008 from $1,607,642 for fiscal 2007.  Shanghai JinKui was acquired on June 30, 2006; we believe our results of operations for the last two fiscal years while Shanghai JinKui has been under our management demonstrate the growth potential of the pharmaceutical packaging business.  We expect to see continued improvement in our packaging segment overall as we continue to dedicate resources to this market provided that the credit markets in China improve. This decrease is a result of reduced customer orders which we attribute to tightened credit markets as a result of the global economic crisis.  Clients of our both our packaging segment and pulp and paper segment have been negatively impacted as a result of the lack of credit available.  Many of our customers depend on credit in order to support the manufacture of their products and in order to place purchase orders with us.  We are unable to predict when the credit markets will improve, and we do not expect our business will improve until our customers have access to credit and the global economic crisis improve.

Revenues for our legacy packaging business decreased $10,821,175 or 79%, from $13,729,944 for fiscal 2007 to $2,908,769 for fiscal 2008.  This decrease is a result of the Company's efforts to migrate away from the legacy packaging business of paperboard and cigarette packaging, toward the higher growth, higher margin pharmaceutical packaging business.

COST OF SALES AND GROSS PROFIT

Our consolidated cost of sales increased $27,165,840, or 195%%, to $41,077,939 during fiscal 2008 from $13,912,099 during fiscal 2007.  Cost of sales as a percentage of net revenues increased slightly to 92.3% for fiscal 2008 from 90.7% for fiscal 2007.  The increase of cost of sales as a percentage of revenue is due to smaller margins in Wellton's trading business.

Consolidated gross profit increased $1,985,886, or 139%, to $3,411,373 for fiscal 2008 from $1,425,487 for fiscal 2007.  Gross profit as a percentage of sales decreased from 9.3% in the prior fiscal year to 7.7% in fiscal 2008.  This increase in total gross profit and decrease of gross margin percentage is due to the acquisition of Wellton showing a hefty contribution to our gross margin in whole, but decreasing our gross margin percentage due to thinner margins inherent in the trading business.

Pulp and Paper Segment

Gross profit increased $714,200 or 45%, to $2,285,008 for fiscal 2008 from $1,570,808 for fiscal 2007.  Gross profit as a percentage of sales decreased to 5.9% in fiscal 2008 from 7.6% in fiscal 2007.

Packaging Segment

Gross profit decreased $299,122, or 21%, from $1,425,487 during fiscal 2007 to $1,126,365 during fiscal 2008.  Gross profit as a percentage of sales increased from 9.3% in the prior fiscal year to 19.2% in fiscal 2008; this large increase is due to our focus on higher margin pharmaceutical packaging.  This fluctuation supports our segment strategy of producing higher margin products.

TOTAL OPERATING EXPENSES

Total operating expenses increased $1,805,865, or 96%, to $3,692,958 for fiscal 2008 from $1,887,093 for fiscal 2007.  This overall increase accompanied a decrease in operating expense as a percentage of revenue to 8.3% during fiscal 2008 from 12.3% during fiscal 2007.

Selling expenses increased $272,806, or 78%, to $624,290 for fiscal 2008 from $351,484 in fiscal 2007.  While selling expenses increased in whole numbers, selling expense as a percentage of revenue decreased to 1.4% in fiscal 2008 from 2.3% in the prior fiscal year.  The increase in total selling expenses is due to the acquisition of Wellton and the decrease as a percent of revenue is due to its relatively low selling expenses as a percentage of revenue.  Shipping expenses are recorded as a part of selling expenses and decreased $113,427, or 71%, to $45,248 in fiscal 2008 from $158,675 in fiscal 2007.

General and administrative expenses increased $1,533,059 or 100% to $3,068,668 for fiscal 2008 from $1,535,609 for fiscal 2007.  Yet, General and administrative expenses as a percentage of revenues decreased to 6.9% in fiscal 2008 from 10.0% in fiscal 2007.  Our decrease in all elements of operating expense as a percent of revenue is due to the acquisition of Wellton with a large revenue stream, and low operating expenses.

Amortization expenses increased $179,660, or 166%, to $288,002 in the current fiscal year from $108,342 in fiscal 2007.  We determined the intangible assets associated with the acquisitions of the R&D Center and Yongxin to be impaired due to additional information obtained in the current fiscal year; therefore, we wrote-off the remaining balances for all intangible assets.  The increase in amortization expense is due to this write-off; accordingly we had an Intangible Asset balance of $0 as of June 30, 2008.

TOTAL OTHER INCOME (EXPENSE)

Total Other Income (Expense) increased $1,360,158 to an income item of $1,108,671 for fiscal 2008 from an expense item of $251,487 for fiscal 2007.  This large increase was due to the other income recognized in fiscal 2008 of a $1,395,467 related to the revision of the tax accrual recognized in connection with our acquisition of Wellton.  Wellton is domiciled and operates as a British Virgin Island (BVI) Corporation and subject to BVI tax laws.  This accrual was previously recognized as part of the acquisition of Wellton.  Based on our review of the position, Management believes more likely than not; the accrued amounts recognized in connection with the acquisition of Wellton will not be required to be paid to any taxing authority.

We also receive tax abatements related to our civil welfare manufacturing facility and program of hiring employees with physical handicaps.  These abatements decreased $54,922 or 46% from $118,472 in fiscal 2007 to $63,550 in fiscal 2008.  We recognized these abatements as other income and are obtained from value added tax rebates received from the respective tax authority. We accrue for value-added taxes ("VAT") recorded on the sale of our paper products which subject to VAT, as imposed by the PRC or the local provincial tax authorities in the PRC. We charge, collect and remit VAT on the sales of our products. We routinely receive abatements of VAT, as we participate in a local provincial program of hiring employees with physical handicaps. The respective tax authorities in the PRC notify us of our VAT abatements after the VAT is collected. We incorporate the tax in our cost and pass it on to the end customer. Until we receive notification of the amount of VAT abated from the respective tax authorities, this VAT remains accrued. Upon notification from the tax authorities that VAT had been either abated, or has been partially abated as determined by the respective tax authority, the excess of accrued VAT is then reclassified into other income as this rebate is not remitted to the customer. In accordance with PRC tax regulations, VAT we collected from customers that is either abated, or partially abated, is not required to be refunded to customers.

Further, we had no penalties expense in fiscal 2008 compared to $180,000 in fiscal 2007.  The prior fiscal year registration rights penalty was due to liquidated damages associated with the January 2007 Private Placement.  We agreed to file a registration statement covering the shares of common stock and common stock purchase warrants underlying the securities issued. As the registration statement was not declared effective until May 1, 2008, we were required to pay liquidated damages in an amount equal to 2% for each 30 days (or such lesser pro-rata amount for any period of less than 30 days) of the purchase price, but not to exceed 12% of the aggregate purchase price, or $180,000.  As of June 30, 2008, the $180,000 remained outstanding and payable.

NET INCOME (LOSS)

As a result of these factors, we reported net income of $703,125, or $0.01 per share, for fiscal 2008, as compared to a net loss of $802,019 or a net loss of $0.01 per share for fiscal 2007.  This represents a $1,505,144 increase from the prior fiscal year and this increase was almost entirely due to the other income recognized related to the revision of the tax accrual of $1,395,467 as discussed above.  While we are confident in our current tax position, there can be no assurance that tax laws will not change in the future.  Had we not reversed the tax accrual, net income (loss) for fiscal 2008 would have been a loss of $692,342 or an increase of $109,677 over the prior fiscal year.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations and otherwise operate on an ongoing basis. The following table provides certain selected balance sheet comparisons between December 31, 2008 and June 30, 2008:

	As of December 31,	As of June 30,		%
	2008	2008	Difference	Difference
	(Unaudited)
Working Capital	$5,564,017	$5,091,754	$472,263.00	9%
Cash	909,751	213,110	696,641.00	327%
Accounts receivable	4,367,994	9,919,791	(5,551,797.00)	-56%
Inventories, net	3,475,867	4,819,435	(1,343,568.00)	-28%
Prepaid expenses and other assets	72,256	39,291	32,965.00	84%
Advances on purchases	5,918,110	5,034,567	883,543.00	18%
Other Receivables	120,584	57,536	63,048.00	110%
Total Current Assets	14,864,562	20,083,730	(5,219,168.00)	-26%

Cash - Restricted	0	240,112
Property and Equipment	3,239,756	3,125,797	113,959.00	4%
Land use right	3,117,741	2,813,666	304,075.00	11%
Taxes receivable	30,670	0	30,670.00	0%
Deferred Assets	23,393	28,525
Total Assets	$21,276,122	$26,291,830	(5,015,708.00)	-19%

Accounts payable and accrued expenses	$3,247,971	$8,505,110	(5,257,139.00)	-62%
Notes payable	5,584,919	5,498,220	86,699.00	2%
Accrued Expenses	337,269	283,616
Advances from customers	112,032	62,504	49,528.00	79%
Taxes payable	0	40,015	(40,015.00)	-100%
Due to related party	18,354	602,511	(584,157.00)	-97%
Total Current Liabilities	$9,300,545	$14,991,976	(5,691,431.00)	-38%

We cannot be certain that we could have ready access to our cash should we wish to transfer it to bank accounts outside the PRC nor can we be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi, especially with respect to foreign exchange transactions.

Accounts receivable, net of allowance for doubtful accounts, at December 31, 2008 decreased approximately $5,551,797 from June 30, 2008. While our allowance for doubtful accounts increased $569,120 from June 30, 2008, we may, however, collect all or a portion of these doubtful accounts. The 56% decrease in our accounts receivable at December 31, 2008 was due primarily to increased collection efforts in both operational segments and decrease in sales in the last month of the fiscal quarter. We expect to see continued improvement in our packaging segment as we continue to dedicate resources to this market provided that the credit markets in China improve. If we do not continue to collect our accounts receivable we may not have adequate working capital to pay-off our short-term liabilities.

At December 31, 2008, inventories, net of reserve for obsolete inventory, decreased $1,343,568 or approximately 28%, as compared to June 30, 2008. This decrease was due mainly to timing differences and a slowing down of business near the end of the fiscal quarter ending December 31, 2008.

Advance on purchases increased $883,543 or approximately 18% at December 31, 2008 as compared to June 30, 2008. This increase was mainly attributable to timing differences and represents an increase in deposits relating to orders for inventory in the ordinary course of business which were subsequently received.

At December 31, 2008, we had property and equipment, net of accumulated depreciation, of $3,239,756 as compared to $3,125,797 at June 30, 2008. This increase reflects investments in equipment primarily related to our pharmaceutical packaging segment.

At December 31, 2008, we reflect $3,247,971 of accounts payable and accrued expenses, a decrease of approximately $5,257,139 from June 30, 2008. The decrease at December 31, 2008 from June 30, 2008 reflects the overall decrease in our level of operations during December, 2008.  This decrease is a result of reduced customer orders which we attribute to tightened credit markets as a result of the global economic crisis.  Clients of both our packaging segment and pulp and paper segment have been negatively impacted as a result of the lack of credit available.  Many of our customers depend on credit in order to support the manufacture of their products and in order to place purchase orders with us.  We are unable to predict when the credit markets will improve, and we do not expect our business will improve until our customers have access to credit and the global economic crisis improve.

At December 31, 2008, we held cash of $909,751 as compared to cash of $213,110 at June 30, 2008, an increase of $696,641. The decrease is primarily a result of timing differences in payments of liabilities and receipts of cash from sales.

During fiscal 2009, we may seek to raise additional working capital to further augment our cash position and to provide additional funds for expansion through acquisition, and expanded marketing and distribution of our products in China. We do not have any firm commitments for any additional capital and there are no assurances we will obtain a commitment upon terms and conditions which are acceptable to us.

Cash provided from operating activities totaled $1,222,896 for the six months ended December 31, 2008 compared to cash used in operating activities for the same period of the preceding year of $431,551.  This overall increase in cash provided by operating activities of $1,654,447 was primarily attributable to efficient cash management relating to collection of accounts receivable and payments on accounts payable.  The largest sources of cash include funding from the following: $6,131,826 from collection of accounts receivable and $1,350,392 from the decrease of inventory. These sources of cash were offset primarily by the following uses of cash: $5,167,049 to pay down accounts payable, and $841,676 increase in advance on purchases.

We used $280,917 of cash for investing activities during the period, all of which related to capital expenditures.  We also used $245,676 of cash from financing activities for related party payments to Kung Ming ("Eric") Kuo.

We have historically supplemented our operational cash flow, as needed, through PRC based bank borrowings.  These borrowings have been primarily with the Agricultural Bank of China and the Bank of Communications.  The level of these borrowings remained relatively stable totaling $5,584,919 as of December 31, 2008, increasing slightly from $5,498,220 at June 30, 2008.  We believe our relationship with these banks remains good and we currently intend to renew these loans when they become due; however we cannot predict what if any the impact of the tightened credit market in China will have on our ability to renew these loans when they become due.  We are current with our payment obligations relating to these loans.  Our inability to renew these obligations as they become due or find alternate sources of funding will adversely affect our operations.

From time to time, we need additional working capital for our operations. We renewed pre-existing loans of $3,647,399 from the Bank of Agriculture with 6 to 12 month terms with maturities due from June 2009 to February 2010, with a variable prime interest rate of 5.31% as of December 31, 2008. We also entered into loans with various other lenders in the amount of $1,630,346 with maturities due from April 2009 to February 2010, with annual interest rates ranging from 0% to 12%.  All loans with the Bank of Agriculture mature within one year and are renewable upon maturity. We do not anticipate these loans will have material impact on our liquidity. We are current on all payments relating to these loans and expect to renew the loans upon maturity at terms and at interest rates comparable to our current loans; however, we cannot predict what if any impact current economic conditions will have on our future ability to repay or renew such loans. We have $5,584,919 in Notes Payable due within one year as of December 31, 2008 and $63,186 in lease payments due within one year.  Our quick assets consisting of cash and accounts receivable, net of allowance, which can or will be converted into cash fairly soon totaling $5,277,745, is sufficient to fulfill a large portion of our current liabilities.  We expect to generate sufficient cash flows from further financing and operations to meet our debt services requirements.

OFF BALANCE SHEET ARRANGEMENTS

         As of the date of this Prospectus, we do not have any off-balance sheet arrangements that we are required to disclose pursuant to these regulations. In the ordinary course of business, we enter into operating lease commitments, purchase commitments and other contractual obligations. These transactions are recognized in our financial statements in accordance with generally accepted accounting principles in the United States.

CAPITAL RAISING TRANSACTIONS

January 2007 Private Placement

On January 30, 2007 we entered into a subscription agreement (the "Subscription Agreement") and related agreements (collectively with the Subscription Agreement, the "Agreements") for the purchase of $1,500,000 units of securities. We entered into the Agreements with 9 accredited investors (the "Investors") for an aggregate of $1,500,000 of financing of units of its securities consisting of 16,666,672 shares of common stock, common stock purchase warrants to purchase 16,666,672 shares of common stock exercisable at $.125 per share for a period of five years, and common stock purchase warrants to purchase 8,333,340 shares of common stock at an exercise price of $.15 per share for a period of five years. These shares were issued in reliance upon Section 4(2) of the Securities Act of 1933. The offering and sale of the common stock qualified for exemption under Section 4(2) of the Securities Act of 1933, as amended ("the Act"), since the issuance did not involve a public offering.  This offering was done with no general solicitation or advertising.   The offering was not a public offering as defined in Section 4(2) because the offer was made to an insubstantial number of persons and because of the manner of the offering. In addition, these investors had the necessary investment intent as required by Section 4(2) since they agreed to, and received, share certificates bearing a legend stating that such shares are restricted. This restriction ensures that these shares will not be immediately redistributed into the market and therefore not part of a public offering. Based on the analysis of the above factors, the Issuer met the requirements to qualify for exemption under Section 4(2) of the Act for this transaction.

We paid fees of $84,000 in cash to certain of the investors and issued common stock purchase warrants to purchase an aggregate of 1,555,558 shares of common stock exercisable at $.125 per share for a period of five years as a due diligence fee related to the January 2007 Private Placement. The recipients of the due diligence fee are as set forth below:

Total Due Diligence Fees Paid
Recipient	Cash	Common Stock Purchase Warrants @ $.125
Libra Finance	$9,075	168,056
Osher Capital, LLC	32,175	595,834
Utica Advisors	41,250	763,890
Robert Prager	1,500	27,778
	$84,000	1,555,558

We also paid Skyebanc, Inc. a FINRA member and broker-dealer a finder's fee of $5,500 and issued common stock purchase warrants for 111,112 shares of common stock at an exercise price of $.125 for a period of five years.

We granted the purchasers a right of first refusal for a period of 24 months from the second closing date, February 27, 2007. In the event we should offer to sell common stock, debt or other securities to a third party except in certain instances including as consideration in a business combination in which the recipients or the issuance of our securities in connection with licensing agreements or other partnering arrangements providing that the recipients are not given registration rights, or if we issue stock or options pursuant to our stock option plans at prices equal to or greater than the fair market value of our common stock on the date of grant, the purchasers have the right to purchase the offered securities upon the same terms and conditions as we offered the securities to a third party. In addition, other than in the event of the foregoing excepted issuances, during the 24 month period from the effective date of the registration statement (May 1, 2008 ) so long as the purchasers still own any of the shares sold in the offering (including the shares underlying the warrants), if we should issue any common stock or securities convertible into or exercisable for shares of common stock at a price per share of common stock or exercise price per share of common stock which is less than the purchase price of the shares paid by the purchasers in the offering, or less than the exercise price of the common stock purchase warrants exercisable at $.125 per share, without the consent of each purchaser, then the purchaser's have the right to elect to retroactively substitute any term or terms of any new offering in connection with which the purchaser has a right of first refusal for any term or terms of this unit offering and adjustments will be made accordingly.

Any subsequent adjustments in the exercise price of the common stock purchase warrants will not result in additional shares of our common stock.

We agreed to file a registration statement covering the shares of common stock underlying the securities issued. In the event the registration statement was not filed within the sooner of 75 days after February 27, 2007, and we did not cause the registration statement to be declared effective no later than July 27 2007, we were required to pay liquidated damages in an amount equal to 2% for each 30 days (or such lesser pro-rata amount for any period of less than 30 days) of the purchase price of the outstanding shares and exercise price of the warrant shares owned of record by such holder which are subject to such non-registration event, but not to exceed in the aggregate 12% of the aggregate purchase price, or $180,000. As the registration statement was not declared effective until May 1, 2008, we were required to pay liquidated damages in an amount equal to 2% for each 30 days (or such lesser pro-rata amount for any period of less than 30 days) of the purchase price, but not to exceed 12% of the aggregate purchase price, or $180,000.  As of December 31, 2008, the $180,000 remains outstanding and payable.

We agreed not to file any registration statements without the consent of the purchasers in the offering until the sooner of 24 months from the effective date of the registration statement referenced above (May 1, 2010) or until all the shares, including the shares underlying the warrants, have been resold or transferred by the purchasers pursuant to the registration statement or Rule 144 of the Securities Act of 1933, without regard to volume limitations. During this same exclusion period, we also agreed not to issue any equity, convertible debt or other securities convertible into common stock or equity of our company without the prior written consent of the purchasers.

DESCRIPTION OF BUSINESS

Dragon International Group Corp. ("we", "our", "us", "Dragon" or "Dragon Nevada") is a holding company that, through our subsidiary companies, manufactures and distributes assorted industrial paper and packaging products.  Our operations are conducted through subsidiaries located in the Peoples Republic of China ("PRC") and the British Virgin Islands ("BVI").

We are a manufacturer and distributor of a variety of paper products and packaging materials. Our principal executive offices and manufacturing facilities are located approximately 200 miles south of Shanghai in Ningbo, Zhejiang Province, China.  Our manufacturing operations are led by Shanghai JinKui Packaging Material Co., Ltd. ("Shanghai JinKui") and Ningbo Dragon International Trade Co., Ltd. ("Ningbo Dragon") and its subsidiary companies.  The main customers of our manufacturing products are pharmaceutical companies in the People's Republic of China, Pakistan, and India.  Our distribution operations are led by Wellton International Fiber Corp. ("Wellton") domiciled in the British Virgin Islands.  Wellton is an agent and supplier of paper pulp, waste paper, and recycled paper products.  Its main customers are manufacturers of paper and packaging products ranging from office paper to industrial cardboard.

We operate various entities engaged in the paper industry. However, we evaluate the business and our products under two core segments: (i) Pulp and Paper and (ii) Packaging. Our Pulp and Paper segment consists of the operations of Wellton and our Packaging segment consists of the operations of Shanghai JinKui and Ningbo Dragon and its subsidiaries.  Our various entities enable us to be diversified within the paper industry and support our goal to become a leader in the manufacture and distribution of a) pharmaceutical packaging products and b) pulp and paper products within China.

Our operations are conducted through the following subsidiaries of Dragon Nevada:

PULP AND PAPER SEGMENT:

Wellton International Fiber Corp. ("Wellton")

Wellton is a wholly owned subsidiary of Dragon Nevada.  Dragon Nevada acquired a 51% interest on June 29, 2007 and acquired the remaining 49% interest in Wellton on October 1, 2007. Wellton was formed in February 2002 under the laws of the British Virgin Islands and operates as an agent and supplier for two categories of goods: paper pulp and waste paper products. Revenues for Wellton are derived from a diverse customer base located primarily in the PRC where no customer represents more than 10% of revenues.  This segment is supervised by Mr. Kung Ming (Eric) Kuo, the General Manager of Wellton, and the success of this segment is dependent on his personal efforts. The loss of the services of Mr. Kuo would have a material adverse effect on our business and prospects.   During fiscal 2008, 87% of our consolidated revenue was derived from the operations of Wellton.  During the three and six months ended December 31, 2008 74% and 82% of our consolidated revenue was derived from the operations of Wellton.

PACKAGING SEGMENT:

Shanghai JinKui Packaging Material Co., Ltd. ("Shanghai JinKui")

Shanghai JinKui is a wholly owned subsidiary of Dragon Nevada. Dragon Nevada acquired Shanghai JinKui on June 30, 2006. Shanghai JinKui is a manufacturer of specialized packaging products, e.g. blister packs, for the pharmaceutical and food industry. In 2005, Shanghai JinKui obtained Good Manufacturer Practice ("GMP") status from the Chinese State Food and Drug Administration ("SFDA") and ISO9000 Quality Assurance System.  During fiscal 2008, approximately 7% of our consolidated revenue was derived from the operations of Shanghai JinKui.  During the three and six months ended December 31, 2008 approximately 7% and 4% of our consolidated revenue was derived from the operations of Shanghai JinKui.

Dragon International Group Corp., a Florida corporation ("Dragon Florida")

Dragon Florida is a wholly owned subsidiary of Dragon Nevada. Dragon Nevada acquired Dragon Florida on October 4, 2004.  Dragon Florida is a holding company and operates Ningbo Dragon International Trade Co., Ltd.  During fiscal 2008, approximately 6% of our consolidated revenue was derived from the operations of Dragon Florida and its subsidiaries.  During the three and six months ended December 31, 2008 approximately 19% and 14% of our consolidated revenue was derived from the operations of Dragon Florida and its subsidiaries.

Ningbo Dragon International Trade Co., Ltd. ("Ningbo Dragon")

Ningbo Dragon is a wholly owned subsidiary of Dragon Florida. Ningbo Dragon was formed on August 29, 1997. Dragon Florida acquired a 70% interest in Ningbo Dragon on June 21, 2004 and acquired the remaining 30% interest on December 31, 2004. Ningbo Dragon is a manufacturer and distributor of paper and integrated packaging paper products. Ningbo Dragon, through a subsidiary, holds an ISO9000 certificate and national license to import and export products. Revenues for Ningbo Dragon are derived primarily from operations within China with a diverse customer base where no customer represents more than 10% of revenues. In addition to its own operations, Ningbo Dragon directly operates the following three subsidiaries: Ningbo City Jiangdong Yonglongxin Packaging Technology Co., Ltd.; Ningbo Dragon Packaging Technology Co., Ltd.; and, Hangzhou Yongxin Paper Co., Ltd.

Ningbo City Jiangdong Yonglongxin Packaging Technology Co., Ltd. ("Yonglongxin")

Yonglongxin is a wholly owned subsidiary of Ningbo Dragon.  Yonglongxin was formed on November 8, 1999.  Yonglongxin is a manufacturer of specialty paperboard products and holds an ISO9000 certificate.  Yonglongxin operates a civil welfare manufacturing facility, which enjoys government subsidies for employing handicapped citizens in Zhang'ai Village, Fuming County, near Ningbo, China.  Yonglongxin also operates the Xianyang Naite Research & Development Center ("R&D Center").  The R&D Center was created to develop, design and improve production methods.

Ningbo Dragon Packaging Technology Co., Ltd. ("Dragon Packaging")

Dragon Packaging is a wholly owned subsidiary of Ningbo Dragon. Ningbo Dragon acquired Dragon Packaging on June 1, 2005.  Dragon Packaging manufactures assorted packaging materials for the pharmaceutical and food industry.  In December 2008, Dragon Packaging received approval from China's State Food and Drug Administration ("SFDA") to manufacture polyethylene and foil based cold forming products for use in pharmaceutical packaging.  The SFDA approval allows Dragon Packaging to produce and market packaging products to the pharmaceutical industry in China.  The approval expires in December 2013.  Dragon Packaging expects to manufacture the recently approved pharmaceutical packaging products at Dragon Packaging's packaging facility located in Ningbo city.  Ningbo's manufacturing facility includes a 40,000 square foot production plant and has the capacity to produce 2,400 metric tons of pharmaceutical packaging products per year.

Hangzhou Yongxin Paper Co., Ltd. ("Yongxin")

Ningbo Dragon holds a 60% interest in Yongxin. Ningbo Dragon acquired a 60% interest on July 1, 2005.  Yongxin manufactures, sells, and distributes cigarette packaging materials and is located in Hengjie Village of the Liuxia town in Hangzhou, Zhejiang Province, China.

Our packaging operations are primarily conducted through Ningbo Dragon, our wholly owned subsidiary.  Ningbo Dragon, established in 1997, is located in the Zhejiang Province of Ningbo in China, approximately 200 miles south of Shanghai.  Ningbo Dragon is involved in the pulp and paper packaging material industry, operating as a manufacturer and distributor of paper and integrated packaging paper products.  Ningbo Dragon, through a subsidiary, holds an ISO9000 certificate and national license to import and export products.  In addition to its own operations, Ningbo Dragon operates four subsidiaries, including: (i) Yonglongxin which holds an ISO9000 certificate and operates a civil welfare manufacturing facility in Fuming County of the Zhang'ai Village in Ningbo, China 315040; Yonglongxin operates a research & development center , created to develop, design and improve production methods in the specialty packaging industry in China, (ii) Yongxin manufactures, sells, and distributes cigarette packaging materials, (iii) Dragon Packaging, is a manufacturer of packaging materials products for the pharmaceutical and food industry, and (iv) Shanghai JinKui, is a manufacturer of specialized packaging products for the pharmaceutical and food industry.   On June 29, 2007 Dragon Nevada acquired a 51% equity ownership interest and on October 1, 2007 Dragon Nevada acquired the remaining 49% equity ownership interest in Wellton.  As a result effective October 1, 2007, Wellton is a wholly owned subsidiary of Dragon Nevada.  Wellton operates as an agent of pulp and related paper products.  Revenues are derived solely from operations within China, where it acts as an agent and supplier for two categories of goods: paper pulp and waste paper.  Unless otherwise indicated, all references to our Company in this report include our subsidiary companies.

Ningbo Dragon formerly known as Ningbo Anxin International Trade Co., Ltd. operates as an agent of pulp and paper goods.  Ningbo Dragon resells pulp and paper products manufactured overseas and distribute these products within China.

Yonglongxin

Yonglongxin is a manufacturer of specialty paperboard products.  It operates a factory in Fuming County of the Zhang'ai Village in Ningbo, China.

The main clients of Yonglongxin are manufacturing facilities that provide packaging materials for cigarettes, wines and cosmetics.  Our principal customers for these products include Jiangsu Dare Danyang Printing Corporation, Hubei Jinsanxia Printing Limited Corporation, Xuzhou Huayi Colorful Printing Limited Corporation and Ningbo Tiancheng Printing Limited Corporation.  None accounted for 10% or more of our annual revenues during our fiscal years ended June 30, 2008 or 2007 or the six months ended December 31, 2008 or 2007.

On August 1, 2005, Yonglongxin acquired the R&D Center, located in Ningbo, China.  The R&D Center was created to improve production efficiencies in the specialty packaging industry.  We paid $25,000 in cash and issued 500,000 shares of our common stock in consideration for this acquisition.

The R&D Center was created to develop, design and improve production methods in the specialty paper packaging industry in China.  Ningbo Dragon employs the research and development efforts of the R&D Center to expand and improve its manufacturing capabilities.

Yongxin

Yongxin manufactures, sells and distributes cigarette packing materials.  Yongxin, established in 2003, is located in the Hengjie Village of Liuxia Town Hangzhou, of the Zhejiang Province in China.  In August 2005, we issued 1,000,000 shares of our common stock to acquire 60% of Yongxin.  Prior to the acquisition, Yongxin was a competitor of Yonglongxin.

Dragon Packaging

Dragon Packaging formerly known as Ningbo XinYi Paper Product Industrial Co., Ltd. ("XinYi") is involved in the paper industry, operating a manufacturing facility of pulp and paper products.  Ningbo Dragon acquired 100% of Dragon Packaging on June 1, 2005.  Under the terms of the agreement Ningbo Dragon assumed land use rights with a value of $2,494,247, other assets of $1,306,588, and debt of $1,007,329.  As a result of this acquisition Ningbo Dragon acquired land use rights and will construct a new manufacturing facility. On the land acquired in the agreement dated June 1, 2005 with Dragon Packaging, Ningbo Dragon constructed a new 91,000 square foot manufacturing facility.

The total cost of the facility was approximately $1,500,000. We used proceeds from an offering of securities to fund the cost of the construction.

Shanghai JinKui

Shanghai JinKui is a manufacturer of packaging materials for the pharmaceutical and food industry.  Shanghai JinKui manufactures a series of blister packs employed in the packaging of pharmaceutical products.  Shanghai JinKui has received the Good Manufacture Practice ("GMP") status from the Chinese State Food and Drug Administration ("SFDA") and achieved ISO9000 Quality Assurance System designation.  Demand for pharmaceutical packaging materials is directly related to the demand for pharmaceutical products.  China, similar to global markets, has witnessed a rise in demand for pharmaceutical products.  As pharmaceutical products become more advanced they tend to require increase protection in the form of packaging.  Various pharmaceuticals require packaging that protects from moisture, oxygen, air, light and heat to maintain the quality of the product.

On June 30, 2006, we acquired 100% of Shanghai JinKui via a share exchange agreement.  Under the terms of the agreement Dragon Nevada issued 8,095,574 shares of its common stock to Shanghai JinKui equal in value to the shareholder equity of Shanghai JinKui of $1,141,476.  We accounted for this acquisition using the purchase method of accounting in accordance with SFAS No.141.  Shanghai JinKui, established in 2004, is now a wholly owned subsidiary of Ningbo Dragon.

Shanghai JinKui's principal customers include Hunan Prince Milk Group, Jilin Province Wutai Pharmaceutical Group and India Amaratara PVT Ltd.  Shanghai JinKui principal suppliers include Lotte Aluminum Co., Ltd., Honeywell (China) Co., Ltd. and Shanghai Aluminum Products Co., Ltd.

Shanghai JinKui produces various pharmaceutical packaging products.  Primarily the products are various forms of blister packs.  The type of blister pack employed in the packaging process is dependent on the product to be packaged.  Various products are impacted by heat, light, moisture, and air.  These influences can alter the product and decrease the shelf life.  Shanghai JinKui manufactures various products that offer various levels of protection against these influences.  These products include:

-
Aluminum-aluminum packing structure cold forming compound aluminum hard chip: Cold-forming compound aluminum hard chip.  This type of blister pack can be used as the low-density packing materials for medication tablets, capsules, pills, powders, suppositories and products for medical diagnosis;

-
Aluminum-plastic-aluminum structure packing cold-forming compound aluminum hard chip aluminum hard chip: Cold-forming compound aluminum hard chip.  This type of blister pack can be used as the high density packing materials for medication tablets, capsules, pills, powders, suppositories and capsules.  The typical application is the packaging for the foods of Golden Partner;

-	Double-aluminum compound packing film AL/PE. This type of blister pack can be applied to the low-density tablets, capsules, suppositories, and particles;
-	Double-aluminum compound packing film PET/AL/PE. This type of blister pack can be applied to the low-density tablets, capsules, suppositories, and particles.
-	Paper-aluminum compound packing film. This type of blister pack can be applied to packing for powders, particles, pastes, glues, and liquids;
-
Aluminum foil for drug blister packing (PTP aluminum foil).  This type of blister pack can be applied to blister packing for medication tablets, capsules, pills, powders, suppositories and mini-foods/candies.

OUR SERVICES AND PRODUCTS

We are a manufacturer and distributor of a variety of pulp and paper products and packaging materials.  We operate in two segments: (i) a pulp and paper segment and, (ii) a packaging segment.  During fiscal 2008, following our acquisition of the remaining 49% of Wellton, we shifted our focus to our pulp and paper segment where we are engaged in the trading and distribution of pulp and paper products. We have also shifted the focus of our manufacturing operations to higher profit margin products, away from cigarette and food packaging and toward pharmaceutical packaging. Due to these changes, we have redefined ourselves as a pharmaceutical packaging and pulp and paper distribution company.  As a result of these two shifts, our revenue increased 190% from $15,337,586 for fiscal 2007 to $44,489,312 for fiscal 2008.  Our revenue decreased 26.26% from $20,986,025 for the six months ended December 31, 2007 to $15,475,744 for the six months ended December 31, 2008 and 56.64% from $13,056,527 for the three months ended December 31, 2007 to $5,660,758 for the three months ending December 31, 2008.

        The 190% increase was due in large part to the revenue derived by Wellton, which accounted for 87% of our overall revenue for fiscal 2008 and 82% and 74% for the six and three months ended December 31, 2008. Revenues derived by Wellton for fiscal 2008 were $38,615,061. Revenues derived by Wellton for the three months ended December 31, 2008  decreased $6,988,231 or 63%, from $11,178,474 for the three month period ended December 31, 2007 to $4,190,243 for the three months ended December 31, 2007. Revenues from the sales of our pharmaceutical packaging products increased $1,357,840 or 84%, from $1,607,642 for fiscal 2007 to $2,965,482 for fiscal 2008. Revenues from the sales of our pharmaceutical packaging products increased $80,508 or 3%, from $2,764,555 for the six months ended December 31, 2007 to $2,845,063 for the six months ended December 31, 2008. Revenues from the sales of our pharmaceutical packaging products decreased $407,538 or 22%, from $1,878,053 for the three months ended December 31, 2007 to $1,470,515 for the three months ended December 31, 2008. The decrease of revenue derived from Wellton during the three and six month period ended December 31, 2008 and the decrease in revenue derived from sales of our pharmaceutical products during the three months ended December 31, 2008 is a result of reduced customer orders which we attribute to tightened credit markets in China as a result of the global economic crisis.  Clients of our pulp and paper segment have been negatively impacted as a result of the lack of credit available.  Many of our customers depend on credit in order to support the manufacture of their products and in order to place purchase orders with us.  We are unable to predict when the credit markets will improve, and we do not expect our business will improve until our customers have access to credit.

PULP AND PAPER SEGMENT - PULP AND PAPER PRODUCTS THAT WE DISTRIBUTE

Wellton acts as an agent for the distribution of pulp and related paper products.  Revenues are derived from customers located in China to whom Wellton distributes two categories of goods: paper pulp and waste paper. Wellton's main customers are manufacturers of paper and packaging products ranging from office paper to cardboard.  Wellton has a diverse customer base and no one customer accounts for 10% or more of Wellton's revenue or our overall revenue.  Wellton utilizes the services of independent third parties to help conduct its business operations in China.  Wellton utilizes the services of WeiDeng Shanghai Paper Agency Co., Ltd. ("WeiDeng") for sales related efforts and Woodland Paper Agency Co., Ltd. ("Woodland") for administrative functions such as invoicing, collections, letters of credit and logistics. Wellton utilizes the services of various suppliers of both paper pulp and waste paper. Most suppliers offer both paper pulp and waste paper. Due to the commodity-like nature of paper pulp and waste paper products, Wellton does not enter into long term contracts with its suppliers. It seeks to maintain flexibility by utilizing a purchase order system. Management of Wellton believes that at the present time there is an ample supply of pulp and related paper products available in the market, however, until the credit market improves, management believes that the demand for Wellton's products will not increase.

For fiscal 2008 and the six months ended December 31, 2008, Wellton generated revenue of $38,615,061 and $12,630,681, respectively which accounted for 87% and 82%, respectively of our consolidated revenue for that period. Revenues derived by Wellton for the three months ended December 31, 2008 accounted for 74% of our consolidated revenue.  Revenue derived by Wellton decreased $6,988,231 or 63%, from $11,178,474 for the three month period ended December 31, 2007 to $4,190,243 for the three months ended December 31, 2007.

PACKAGING SEGMENT - PRODUCTS THAT WE MANUFACTURE AND DISTRIBUTE THROUGH NINGBO DRAGON

Our manufacturing operations are conducted by Shanghai JinKui and Ningbo Dragon and its subsidiaries.  Ningbo Dragon distributes the products manufactured by its subsidiaries and Shanghai JinKui as well as certain other products manufactured by third parties, some of which are manufactured in China and others of which are manufactured abroad.  Ningbo Dragon has a sales and distribution network covering East China and South-East China including the city of Shanghai and the following provinces: Anhui, Shandong, Jiangsu, Zhejiang, Fujian, Jiangxi, Hubei, and Yunnan.

We manufacture, process, and distribute an assortment of paper products and packaging materials. During fiscal 2008, the six months ended December 31, 2008, and three months ended December 31, 2008 we derived 13%, 18%, and 26% of our consolidated revenue from our Packaging Segment, respectively.

The following is a revenue breakdown of sales of the products we manufacture as well as the products Ningbo Dragon distributes, each product is shown as a percentage of revenue for combined revenue of our packaging segment for the fiscal year 2008, which was $5,874,251 for fiscal 2008 and the six months ended December 31, 2008:

Product	June 30, 2008%	December 31, 2008%
Pharmaceutical Packaging	61.66%	74.2%
Composite Paperboard	25.11%	8.7%
Hang Kong CCB	8.14%	9.0%
Other	5.09%	8.1%

PHARMACEUTICAL PACKAGING

During fiscal 2008 and the six months ended December 31, 2008, we concentrated our manufacturing efforts on packaging materials for the pharmaceutical industry. Revenue from sales of products manufactured for the pharmaceutical industry accounted for 8% and 19% of our consolidated revenue for both segments and 61.66% and 74.2% of all of our revenue derived from the sales of products manufactured by Shanghai JinKui and Ningbo Dragon and its subsidiaries and the distribution efforts of Ningbo Dragon for fiscal 2008 and the six months ended December 31, 2008.  No one customer accounted for in excess of 10% of our sales. The main customers of our pharmaceutical products are pharmaceutical companies in China, Pakistan and India.

Demand for packaging materials is directly related to the demand for the products we package.  We have shifted our focus towards the pharmaceutical industry and away from the tobacco industry.  However, during December 2008, we experienced a sharp decrease in sales orders which we attributed to the tightened credit markets in China as a result of the global economic crisis.  Until such times as the credit markets improve and our customers have access to credit that will enable them to produce and sell more products, we do not expect that our sales will increase.  While we believe the demand for pharmaceutical packaging will continue to grow as pharmaceutical products become more advanced and require better packaging protection there can be no assurance that such demand will continue in the near future or even if the credit markets improve that customers will continue to purchase our products. If such demand for pharmaceutical products should decrease, we expect demand for our product to decrease which may require us to once again shift our focus in order to maintain our revenue levels. Various pharmaceutical products require packaging that protects it from moisture, oxygen, air, light, and heat to maintain the quality of the product.  Our packaging products offer various levels of protection against these influences. The following is a representative listing of our pharmaceutical products:

-
Aluminum-aluminum packing structure, cold forming compound aluminum hard chip: This type of blister pack can be used as low-density packing materials for medication tablet, capsules, pills, powders, suppositories and products for medical diagnosis;

-
Aluminum-plastic-aluminum packing structure, cold-forming compound aluminum hard chip: This type of blister pack can be used as high density packing materials for medication tablet, capsules, pills, powders, suppositories and capsules;

-	Double-aluminum compound packing film AL/PE: This type of blister pack can be applied to low-density tablets, capsules, suppositories, and particles;
-	Double-aluminum compound packing film PET/AL/PE: This type of blister pack can be applied to low-density tablets, capsules, suppositories, and particles;
-	Paper-aluminum compound packing film: This type of blister pack can be applied to packaging for powders, particles, pastes, glues, and liquids;
-
Aluminum foil for drug blister packing (PTP aluminum foil): This type of blister pack can be applied to blister packing for medication tablet, capsules, pills, powders, suppositories and mini-foods/candies;

-	Aluminum foil for drug blister packing: This type of blister pack can be applied to blister packing for medication tablet, capsules, pills, powders, suppositories and mini-foods/candies

The pharmaceutical products are manufactured by our subsidiary Shanghai JinKui.  Ningbo Dragon distributes the finished products using its sales and distribution network.  Our major competitors in the pharmaceutical packaging industry in China are 1) Shanghai HaiShan Packaging Material Co., Ltd., and 2) Shantou Beihai Packaging Material Co., Ltd.

COMPOSITE PAPERBOARD

We also manufacture composite paperboard using a combination of SBS, CCB, Polyethylene Terephthalate film ("PET film"), and holographic film. During fiscal 2008 and the six months ended December 31, 2008  revenue from sales of composite paperboard accounted for 3% and 2% of our consolidated revenue and 25.11% and 8.7% of all of our revenue derived from the sales of products manufactured by our packaging segment.  PET film is a basic polymer used as a raw material in producing fiber, film, packaging containers, engineering resin and binder resins. PET film and holographic film are imported from Taiwan Guangqun Leishoot Technology Co., Ltd. Yonglongxin, manufactures the composite paperboard and Ningbo Dragon then distributes the finished product used for packaging material for cigarettes, wine and cosmetics. The composite paperboard is suitable for different printing equipment, including gravure printing and offset printing.

Yonglongxin manufactures four primary types of composite paperboard:

-	Golden or Silver paperboard
-	Holographic paperboard
-	Mirror-like paperboard
-	Transferring paperboard

The various paperboards differ in thickness, sheen, color, and reflection; each formed with a specific application for the end user.

Yonglongxin operates a manufacturing facility in Ningbo, China. Yonglongxin products have been certified with an ISO9000 certificate in July 2001. We expect that our sales of products to the tobacco industry will continue to decline as we shift our focus away from this industry toward the pharmaceutical industry.

We have two principal competitors in this market: 1) Xinglian Aluminum Foil Co., Ltd., a subsidiary of Jiangsu Dare Group, and 2) Shanghai Luxin Packaging Co., Ltd.

PRODUCTS DISTRIBUTED BY NINGBO DRAGON

Ningbo Dragon also serves as a distribution agent in China for a variety of global paper manufacturers. Many global manufacturers do not have an internal sales network within China and will seek to leverage the capabilities of local agents such as Ningbo Dragon to gain access to the Chinese market. The following are Ningbo Dragon's primary distribution products:

-	Federal Solid Bleached Sulfate Paperboard ("Federal SBS")
-	Hang Kong Cast Coated Board ("Hang Kong CCB")
-	Solid Bleached Sulfate ("SBS")

International Paper Co. ("IP") manufactures Federal SBS that Ningbo Dragon distributes within China and Asia Pulp and Paper Group ("APP") manufactures Hang Kong CCB that Ningbo Dragon distributes within China.

HANG KONG CAST COATED BOARD ("HANG KONG CCB")

We import and distribute Hang Kong CCB manufactured by APP throughout East China and Southeast China.  For the year ended June 30, 2008 and the six months ended December 31, 2008, sales of Hang Kong CCB that we imported and sold accounted for 1% and 2% of our consolidated revenue and 8.14% and 9.0% of all of our revenue derived from the sales of products manufactured by Shanghai JinKui and Ningbo Dragon and its subsidiaries and the distribution efforts of Ningbo Dragon.  Hang Kong CCB is made from paper pulp and is a white, smooth and glossy packaging material used in external packaging cigarette boxes, cosmetics, and wine.

Ningbo Dragon has been a non-exclusive agent of APP since 1998. There are no material contracts between APP or its affiliates and us.  We sold Hang Kong CCB mainly to cigarette manufacturers located in the eastern regions of China.  Due to our refocus away from cigarette packaging, we expect a tapering off in these product sales in the future.

FEDERAL SOLID BLEACHED SULFATE PAPERBOARD ("FEDERAL SBS")

We import and distribute Federal SBS manufactured by IP. We sold approximately 47.4 metric tons of SBS and imported Federal SBS during fiscal 2008. Federal SBS is made from pure wood and is a versatile product used in a variety of paper and packaging products. We sell SBS as a finished product and as raw material to be used in various grades of specialty paperboards. Ningbo Dragon has been a non-exclusive agent for International Paper Pacific Millennium Limited, ("IPPM") and products manufactured by IP since 1994.

Our subsidiary, Yonglongxin, also employs Federal SBS as a raw material in the manufacturing process for various grades of composite paperboard. As a finished product, Federal SBS is used as a packaging material for products such as cigarettes, wine and cosmetics. Federal SBS is a versatile product which is compatible with a variety of printing equipment.

We sold Federal SBS mainly to cigarette manufacturers located in China.  Due to our refocus away from cigarette packaging, we expect a tapering off in these product sales in the future.

SALES AND MARKETING

We employ sales networks that interact directly with the client. Salespeople for our packaging segment are compensated via salary and do not earn sales commissions. Sales for our pulp and paper segment are generated through the efforts of WeiDeng, our third party sales agent.  Ningbo Dragon and Shanghai JinKui advertise in trade publications and magazines. Ningbo Dragon's sales network covers East China and South-East China including the city of Shanghai, and the following provinces: Anhui, Shandong, Jiangsu, Zhejiang, Fujian, Jiangxi, Hubei, and Yunnan.

Ningbo Dragon markets its products through four channels:

-	Media Promotions/Advertising
-	Direct Sales
-	Trade Publications
-	Trade Conferences

Wellton does not have a marketing budget; all potential customers are acquired by attending relevant networking events, trade shows and cold approach by the general manager Kung Ming (Eric) Kuo. We believe Wellton maintains a strong relationship with its customers by providing satisfactory services. Wellton engages the services of WeiDeng for sales support with customers and Woodland for administrative services.

Federal SBS and Hang Kong CCB are packaged in the Yonglongxin factory and shipped by vessel and transferred by train or truck upon arrival at the destination port. Transportation and logistics are provided by Shanghai Hongyuan Logistics Co., Ltd. and the cost is calculated according to the metric tons of freight. While we ordinarily use the services of Shanghai Hongyuan Logistics Co., Ltd., we are free to use alternative trucking resources. The logistics company bears the risk of loss during the transportation.

Imported Federal SBS and Hang Kong CCB are stored in Shanghai with Shanghai Zhenxin Storage Co., Ltd. ("Zhenxin"). The cost of storage is calculated based on the daily volume, and the cost of unfolding the boxes, packing, and relocation within the warehouse. Zhenxin has an insurance policy covering the value of the contents. Additional raw materials for the production of composite paperboard are stored in our 17,000 square foot warehouse we own and operate in Ningbo.

SUPPLIERS

We distribute pulp and paper products within China. IP is our main supplier for Federal SBS.  Our direct supplier is IPPM who acts as an agent for IP in the Asia region. Ningbo Dragon has acted as a non-exclusive agent of IPPM since 1994.  Asia Pulp and Paper Group ("APP") is our main supplier for Hang Kong CCB. Ningbo Dragon has acted as a non-exclusive agent of APP since 1998.  There are no material contracts between IP or APP or their affiliates and us.

Our principal suppliers for the raw material components of composite paperboard are IP, APP and Taiwan Guangqun Leishoot Technology Ltd. We have stable relationships with each of our suppliers and expect to continue to enjoy a productive relationship with our suppliers in the foreseeable future.

Currently, we have no plans to increase sales of domestic SBS as management needs more data to determine the market demand. However, in the event we see an increase in the general acceptance for domestic products such as SBS, we may reevaluate our position to emphasize the use of domestic products as a raw material and develop relationships with local manufacturers to obtain the products domestically. For example, we have identified Ningbo Zhong Hua Paper Co., Ltd. ("Zhong Hua"), a manufacturer of SBS in China, as a potential supplier. Presently, there is no agreement or contract with Zhong Hua.

Wellton utilizes the services of various suppliers of both paper pulp and waste paper. Most suppliers offer both paper pulp and waste paper. Due to the commodity-like nature of paper pulp and waste paper products, Wellton does not enter into long term contracts with its suppliers. It maintains flexibility by utilizing a purchase order system. Management of Wellton believes that at the present time there is an ample supply of pulp and related paper products available in the market; however demand for its products has been negatively impacted by the tightened credit market.

We do not perceive or expect any trends or uncertainties that are expected to have a material effect on our revenues other than the tightening of the credit markets.

MANUFACTURING

Yonglongxin enjoys favorable tax status at its manufacturing facility by operating under Chinese business regulations as a civil welfare factory. The term civil welfare factory defines a factory which employs at least 35% of the labor force with physically handicapped employees. Companies whose labor force consists of less than 50% handicapped employees are entitled to a partial tax refund. Companies whose labor force consists of more than 50% handicapped employees are entitled to a full tax refund regardless of the performance of the operations.  The Civil Administration Department designates a facility as a civil welfare factory and the Administration of Taxation determines the specific refund amount.

Yonglongxin operates a civil welfare factory of which more than 50% of its staff is physically handicapped; as such, we received approval from the respective authority in China to receive a full tax refund.

The following is a general overview of the manufacturing process for the various grades of composite paperboard. We manufacture the following grades of composite paperboard:

-	Holographic paperboard
-	Mirror-like paperboard
-	Aluminum foil paperboard
-	Pearl paperboard
-	Transferring paperboard

Machinery can be formatted to manufacture multiple forms of paper goods. As machinery is reset to manufacture different forms of paper, the machinery must be shut down temporarily halting production. The factory operates two shifts per day; each shift requires 14-15 workers: 4 machinists for each product line. The quality of the output is determined by the quality of the raw material, the machinery, and the experience of the machinists. Our internal quality control systems inspect the product at each step to ensure quality requirements.

The manufacturing process while generally similar for various forms of paper incorporates the same machines for various forms of paper. The different forms of paper are produced using various amounts of raw materials combined at altering stages, including the following:

-	Transfer and preparation of film
-	Gelatinization of the film
-	Compounding
-	Drying
-	Cooling
-	Coating

Additional forms of paper products can be made by 1) varying the time and order for each process, 2) altering the amounts and types of raw materials, and 3) separating, drying, and cooling different shades of the original film.

We continue to update and grow our manufacturing base. The acquisitions of Shanghai JinKui, Yonglongxin and Dragon Packaging should support our efforts to increase manufacturing capacity. We used proceeds from our sale of securities to update our manufacturing facilities with new machinery and additional production lines. We would like to decrease our dependence on foreign manufacturing by establishing a solid manufacturing presence and offering products of similar quality. Further, we may realize reduction of costs by developing our own manufacturing operations.

The following is a breakdown of the manufacturing process:

I.	COMPOSITE PAPERBOARD MANUFACTURING PROCESS
1.	aluminum foil, PET membrane, and holographic membrane are combined and coated with glue, pressed and then laminated with SBS or CCB using the laminating and coating machines,
2.	one surface of the membrane is coated again, then dried by the drier and wound into rolls of paper,
3.	rolls of paper are then cut into sheets based on specifications from customer using a computerized slitting machine,
4.	the paper is placed again on the computerized slitting machine and trimmed further based on customer specifications

II.	TRANSFERRING PAPERBOARD MANUFACTURING PROCESS
1.	the transferring membrane is coated with glue and pressed with either SBS or CCB, then laminated heavily using a composite coating machine,
2.	the transferring membrane is run through a drying machine,
3.	once dry, a bottom layer of the membrane is peeled off,
4.	the transferring membrane is coated again, run through the drying machine, and wound into rolls of paper,
5.	rolls of paper are then cut into sheets based on specifications from customer using a computerized slitting machine,
6.	the paper is placed again on the computerized slitting machine and the sheets of paper are trimmed further based on customer specifications

We have established an internal research and development program with the acquisition of Yonglongxin and the R&D Center. This research and development program could lead to the creation of new innovative products. New innovative products could command a higher profit margin in the industry. However, there is no guarantee that the program will generate new products and there can be no assurances that any new products will receive a favorable reception in the industry.

The Company has recently completed the evaluation and testing of a new composite film packaging product.  In 2006, we obtained ISO9001 certificate for quality and ISO14000 certificate for minimal environmental impact with respect to the development of the new composite film packaging product. In September, 2008, after completion of the evaluation and testing, Dragon Packaging submitted a permit application with China's State Drug and Food Administration to manufacture and sell this new film product.  In February 2009 we received approval from China's State Food and Drug Administration ("SFDA") to manufacture pharmaceutical packaging products.  The SFDA approval allows us to market pharmaceutical packaging products we manufacture, within China.  The products will be manufactured at our packaging facility, located in Ningbo city.  The facility includes a 40,000 square foot production plant which has the capacity to produce 2,400 metric tons per year operating on one shift per day.

The production capacity of the Shanghai JinKui facility is approximately 50 metric tons per month. At present, the actual monthly production is approximately 25 metric tons per month. In 2005, Shanghai JinKui received Good Manufacture Practice (GMP) certification from the SFDA, as well as ISO9000 Quality Assurance System. Shanghai JinKui's facilities include a GMP certified lab and production plant. The plant has one printing machine, one assembly machine, and one cutting machine. The warehouse has the capability to store raw materials as well as finished products.

COMPETITION

The pulp and paper industry is highly competitive and includes both small companies as well as large, diversified firms. Many of our competitors possess greater financial, technical and marketing capabilities than us. However, the industry is not dominated by a single group of companies, the pulp and paper industry is made up of many small enterprises competing in the market place.  We believe the primary competitive factors in the pulp and paper industry are price, quality, service and established relationships with customers.

Two of our principal competitors in the pulp and paper segment are: 1) American Chung Nan, Inc., and 2) Paccess, Inc.

In our packaging segment we face competition in obtaining suppliers of our raw materials and customers to purchase our products.  We have been an agent for IPPM in the distribution of IP products on a non-exclusive basis since 1994. Although non-exclusive in nature, management believes that we have developed a stable relationship with IPPM and competing distribution agents for pulp and paper products may have difficulty securing a relationship with a company such as IPPM. Although IPPM is determined and willing to enlist the services of local agents, these relationships take time to develop. There are challenges in obtaining the confidence of a reputable company such as IPPM. As such, it will be difficult for new local agents to emerge and establish a relationship with IPPM in the near future. However, competition is strong and local agents continue to seek a relationship with IPPM, especially due to the quality of its products.

Furthermore, we may face additional competition if IP decides to develop an internal sales and distribution network in China. We do not feel this event will occur, as the process will be very costly and time consuming. There are no material contracts between IP or their affiliates and us.

We have been an agent of APP since 1998. Although we are not an exclusive agent, we have established a stable relationship with APP. Management believes this relationship places us in a favorable position among other domestic agents of Hang Kong CCB. We believe global agents for pulp and paper products may have difficulty securing a relationship with a company such as Asia Pulp and Paper ("APP"). Although APP is determined and willing to enlist the services of local agents, these relationships take time to develop. There are challenges in obtaining the confidence of a reputable company such as APP. As such, it may be difficult for new local agents to emerge and establish a relationship with APP in the near future. However, competition is strong and local agents continue to seek a relationship with APP, especially due to the quality of its products. There are no material contracts between APP or their affiliates and us.

The principal competitor for SBS and CCB products in China is Ningbo Zhuoli Corporation.  There are three principal competitors for our composite paperboard product: 1) Xinglian Aluminum Foil Co., Ltd., a subsidiary of Jiangsu Dare Group; 2) Nanjing Gold Foil Co., Ltd.; and 3) Shanghai Luxin Packaging Co., Ltd.

Yonglongxin manufactures various grades of composite paperboard and compound paper products. Yonglongxin has two principal competitors in this market: 1) Xinglian Aluminum Foil Co., Ltd., a subsidiary of Jiangsu Dare Group; and 2) Shanghai Luxin Packaging Co., Ltd.

Aging equipment and heightened quality requirements may impact our current market status. Ningbo Dragon applied $723,282 of the proceeds received from its March 2005 private offering to upgrade equipment and technology. While no assurances can be provided, this improvement should enhance our ability to effectively compete.

The major competitors in the pharmaceutical packaging industry in China are 1) Shanghai HaiShun Packaging Material Co., Ltd.; and 2) Shantou Beihai Packaging Material Co., Ltd.

 Ningbo Dragon and its subsidiaries have established a distribution network, reaching a customer base over a vast region. We consider our products to be diverse within the industrial paper and packaging industry, allowing us to attract a broad customer base.

As incentive, we generally offer customers relatively longer payment terms than our competitors. Depending on the product category, the credit period is 120 days as opposed to our competitors, who traditionally extend payment terms of 90 days.

We also believe that we exhibit quick delivery of products and we dedicate significant resources to our technical and customer support. This dedication to customer service helps differentiate us from our competition.

RESEARCH AND DEVELOPMENT

Research and development costs are amounted to $2,289 and $1,517 for the fiscal years ended June 30, 2008 and 2007 respectively.  Research and development costs are expensed as incurred and amounted to $0 and $2,223 for the six months ended December 31, 2008 and 2007 respectively.  These costs are included in general and administrative expenses on the accompanying statements of operations. Research and development costs are incurred on a project specific basis.  As we recently obtained two patents, we have limited the operations of our R&D Center and expect minimal costs in the near term.

PATENTS AND TRADEMARKS

Our subsidiary, Shanghai JinKui, holds two patents from the PRC covering various manufacturing processes or technologies which were obtained in March 2008. If our competitors independently develop manufacturing processes or technologies that are substantially equivalent or superior to our processes, the resulting increased competition could reduce the demand for our products. While we seek to protect our manufacturing processes and technologies through contractual obligations, including nondisclosure agreements with parties outside the PRC, and patents, we are not a party to any confidentiality agreements with our employees or third parties in the PRC. There can be no assurance that these contractual measures may potentially afford us or will afford us sufficient protection from intellectual property infringement. If these contractual measures and patents fail to protect the integrity of our manufacturing processes or technologies, any advantage potentially afforded by those manufacturing processes or technologies would be negated.

Shanghai JinKui obtained the two patents from the People's Republic of China Intellectual Property Bureau in March 2008 for two new manufacturing patents and two new invention patents. As is customary in the PRC, companies couple their intellectual property patent submissions based on two different criteria, one being an invention patent and the other being a manufacturing patent. Below are the patents obtained by Shanghai JinKui:

Multiple Layers Aluminum blister packing chip obtained in March 2008

-	Manufacturing patent number: 200610049813.5
-	Technology/Invention patent number: Patent Pending

Multiple Layers Aluminum blister packing foil obtained in March 2008.

-	Manufacturing patent number: 200610049812.0
-	Technology/Invention application number: Patent Pending

EMPLOYEES

As of March 6, 2009, we employed the following:

Function	No. of Employees
Management and administration	22
Manufacturing, including quality control and production	77
Research and Development	4
Sales and Marketing	21
Purchasing	2
Accounting	6
Logistics and technical	4
Total	136

All employees are primarily based in Ningbo, Hangzhou and Shanghai, China; however some managerial and sales staff occasionally work in other Chinese cities or overseas for different projects. Each full-time Chinese employee is a member of a local trade union; there are no part-time employees. Labor relations have remained positive and we have not had any employee strikes or major labor disputes. Unlike trade unions in Western countries, trade unions in most parts of China are organizations mobilized jointly by the government and the management of the corporation.

GOVERNMENT REGULATION

PRC legal system

Since 1979, many laws and regulations addressing economic matters in general have been promulgated in the PRC.  Despite development of its legal system, the PRC does not have a comprehensive system of laws.  In addition, enforcement of existing laws may be uncertain and sporadic, and implementation and interpretation thereof inconsistent.  The PRC judiciary is relatively inexperienced in enforcing the laws that exist, leading to a higher than usual degree of uncertainty as to the outcome of any litigation.  Even where adequate law exists in the PRC, it may be difficult to obtain swift and equitable enforcement of such law, or to obtain enforcement of a judgment by a court of another jurisdiction.  The PRC's legal system is based on written statutes and, therefore, decided legal cases are without binding legal effect, although they are often followed by judges as guidance.  The interpretation of PRC laws may be subject to policy changes reflecting domestic political changes.  As the PRC legal system develops, the promulgation of new laws, changes to existing laws and the preemption of local regulations by national laws may adversely affect foreign investors.  The trend of legislation over the past 20 years has, however, significantly enhanced the protection afforded foreign investors in enterprises in the PRC.  However, there can be no assurance that changes in such legislation or interpretation thereof will not have an adverse effect upon our business operations or prospects.

Economic Reform Issues

Since 1979, the Chinese government has reformed its economic systems.  Because many reforms are unprecedented or experimental, they are expected to be refined and improved.  Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or in the disparities in per capita wealth between regions within China, could lead to further readjustment of the reform measures.  We cannot predict if this refining and readjustment process may negatively affect our operations in future periods.

Over the last few years, China's economy has registered a high growth rate.  Recently, there have been indications that rates of inflation have increased.  In response, the Chinese government recently has taken measures to curb this excessively expansive economy.  These measures have included devaluations of the Chinese currency, the RMB, restrictions on the availability of domestic credit, reducing the purchasing capability of certain of its Japanese and Korean customers, and limited re-centralization of the approval process for purchases of some foreign products.  These austerity measures alone may not succeed in slowing down the economy's excessive expansion or control inflation, and may result in severe dislocations in the Chinese economy.  The Chinese government may adopt additional measures to further combat inflation, including the establishment of freezes or restraints on certain projects or markets.

PROPERTY

Our headquarters are located at No. 201 Guangyuan Road, District C, Investment Pioneering Park Jiangbei, Ningbo, China 315033 which is part of our 91,400 square foot facility which consists 40,000 square feet of manufacturing space, 20,000 square feet of office space, 17,000 square feet warehouse space; and 14,400 square feet for a dormitory for its employees. This facility was constructed on approximately 1.75 acres of land which we acquired land use rights for in July 2005 at a cost of approximately $3 million.   The land use rights expire in March 2053.  Dragon International Group Corp., along with its subsidiaries including Ningbo Dragon, Yonglongxi, Yongxin, and Dragon Packaging also occupy this facility.

Wellton neither owns nor leases any property.  It uses third party providers to perform administrative and sales-related services.

Shanghai JinKui occupies a 19,428 square foot manufacturing facility along with an adjacent ground area of 10,440 square feet at No.1555 Hengnan Road, Pujiang High-tech Park, Shanghai, China, 201114 pursuant to a lease with Shanghai Shenfa Mechanical Manufacturing Company that commenced on March 10, 2004 and extends through March 9, 2014.  From March 2007 through February 2010, the annual rent is $51,977 (RMB 393,000). From March 2010 through February 2012, the annual rent is expected to increase to $56,712 (RMB 428,800). From March 2012 until the expiration of the lease in March 2014, the annual rent is expected to be $62,383 (RMB 471,680).

We leased an approximately 11,319 square foot manufacturing with an additional approximate 11,483 square feet of land located in the Fuming District of Ningbo, China and pay annual rent of $43,366.  This lease expired in December 2008.

We moved most of the manufacturing operations from the Fuming District facility to our headquarters and entered into a separate lease of an approximately 3,200 square feet facility located in the Jiang Dong district of Ningbo.  We pay annual rent of approximately $5,800, this expires in November 2009.

We neither own nor lease any other properties, either real or personal. We believe our leases are on terms competitive with similar locations in the respective areas. We also believe the facilities are adequate for our needs at this time.

CONSULTANTS

On January 3, 2007, we entered into a one-year consulting agreement (the "Agreement") with Capital One Resource Co., Ltd., a wholly owned subsidiary of China Direct Industries, Inc.  Under the terms of the agreement, we issued 2,000,000 shares of common stock upon signing and an additional 2,000,000 common shares upon completion of a $1.5 million private placement which also took place in January 2007.  The shares issued had a fair value of $0.09 per share totaling $360,000.  Due to the absence of vesting and forfeiture provisions, as provided in EITF 96-18, or a sufficiently larger disincentive for non-performance, the entire fair value of the shares was expensed on the effective date of the agreement.  The Agreement also provided for the issuance of an additional 5,000,000 common shares upon the effectiveness of the registration related to the January 2007 private placement.  These shares were issued in October 2008.

On January 15, 2007 we entered into a finder agreement with Skyebanc.  As compensation for services related to our January 2007 Private Placement we paid a finder fee of $5,500 and granted common stock purchase warrants to purchase 111,112 shares of common stock exercisable at $.125 per share for a period of five years.

In July 2008, as amended in October 2008, we entered into a one year agreement with Capital One Resource Co., Ltd. a wholly owned subsidiary of China Direct Industries, Inc.  Under the terms of the current agreement, they have been engaged to provide support to us in a variety of areas, including general business consulting, translation services, management of professional resources, identification of potential acquisition targets and investment sources, development of marketing plans and coordination of our public disclosure.  As compensation for its services, we will issue Capital One Resource Co., Ltd. an aggregate of 5,000,000 shares of common stock as follows: 1,250,000 shares of common stock shall be earned for services provided from July 1, 2008 through September 30, 2008 and shall be earned on or before September 30, 2008; 1,250,000 shares of common stock shall be earned for services provided from October 1, 2008 through December 31, 2008 and shall be earned on or before December 31, 2008; 1,250,000 shares of common stock shall be earned for services provided from January 1, 2009 through March 31, 2009 and shall be earned on or before March 31, 2009; 1,250,000 shares of common stock shall be earned for services provided from April 1, 2009 through June 30, 2009 and shall be earned on or before June 30, 2009.  The agreement also provides that Capital one Resource Co., Ltd. will receive a fee equal to 10% of all gross proceeds received by us as a result of the exercise of warrants.  The agreement may be terminated by either party upon 30 days notice.

On October 15, 2008 we issued 5,000,000 shares of common stock to Capital One Resource Co., Ltd.; 3,000,000 shares were for payment of consulting services rendered during our fiscal year ended June 30, 2008 and 2,000,000 shares were for payment of consulting services rendered and to be rendered during our fiscal year ended June 30, 2009.

MANAGEMENT

Executive Officers, Directors and Key Personnel

The following table sets forth information regarding our executive officers and directors as of March 6, 2009.

Name	Age	Position

David Wu	39	Chief Executive Officer, President & Chairman of the Board

Xiali Gan	43	Chief Financial Officer & Director

Gongming Li	47	Independent Director

Yihua Zhang	47	Independent Director

Luming He	33	Independent Director

Our Articles of Incorporation and Bylaws provide that the number of members of our Board of Directors shall be not less than one (1) and not more than nine (9) members.  We currently have five (5) directors, of which three (3) are independent directors.  Directors are elected by the shareholders at the annual meeting and serve until their successors are duly elected and qualified.  Directors are elected for a term of one (1) year.  All our officers serve at the discretion of our Board of Directors.

The following is a biographical summary of the business experience of our directors and executive officers as of the date of this prospectus:

David Wu became Chairman of the Board, Chief Executive Officer and President of our Company on October 4, 2004. Since August 1997, he has also been Chief Executive Officer and Chairman of Ningbo Anxin International Co. Ltd.  In November 1999, Mr. Wu assumed the position of Chairman of the Board, Chief Executive Officer and President of Ningbo City Jiangdong Yonglongxin Packaging Technology Co., Ltd. in addition to his responsibilities with Ningbo Dragon.  In 1996, Mr. Wu established Ningbo Daxie Development Zone Loyalty Trade Corporation, which distributed solid bleached sulfate to the packing industry in China.  Mr. Wu received his B.S. from Zhejiang University in 1992.  Mr. Wu devotes substantially all of his business time to our Company.

Xiali Gan became our Chief Financial Officer and a director on October 4, 2004. Since November 1999, Ms. Gan has served as the Accounting Manager of Ningbo City Jiangdong Yonglongxin Packaging Technology Co., Ltd.  This company was established by Ningbo Anxin International Co., Ltd.  Since November 1999, Ms. Gan has served as the Accounting Manager of Ningbo Anxin International Co., Ltd.  Ms. Gan graduated from Ningbo Senior College with a degree in accounting in 1986. She devotes substantially all of her business time to our Company.

Gongming Li joined the Board of Directors as an Independent Director in September, 2008.  Mr. Li has led Ningbo Tianyuan CPA firm as the Senior Partner since September 2004, and has been a Director and Chief Accountant at the same firm since September 1999.  From 1992 to 1999, Mr. Li was the Director at Ningbo CPA firm of Tariff-Free Zone Branch and Jingdong Branch.  Mr. Li also worked as an accountant for the People's Bank of China, Zhejiang Province Branch and Jingdong Branch.  Mr. Li received his Bachelor Degree in Economics from Renmin University in Beijing, China in 1983.

Yihua Zhang joined the Board of Directors as an Independent Director in September, 2008.  Mr. Zhang has served as Chairman of the Board for Ningbo Furui Investment Co., Ltd since 2006 and as a Director of the Board for Dahongying Packaging Material Co., Ltd since 1995.  Mr. Zhang has been a factory director and general manager of several manufacturing plants in the Ningbo area beginning in 1990.  Mr. Zhang received his Bachelor Degree in Mechanical Engineering & Automatic Control from Dalian University of Technology in 1983.

Luming He joined the Board of Directors as an Independent Director in September, 2008.  Mr. He is the General Manager of Zhongzhi (Ningbo) Feiyu Internet Technology Co., Ltd and Zhongzhi (Shanghai) Investment Co., Ltd.  Mr. He specializes in legal matters of financial investment planning and negotiation.  Mr. He holds a Bachelor Degree in Law from East China University of Political Science and Law, with a minor in Finance and Financial Investment.

There are no family relationships between any of our officers and directors.

All of our current management is located in the PRC and no member of our board of directors has previously served as an officer or a director of a U.S. public company.  As a result of both the cultural differences between doing business in the PRC and doing business as a public company in the U.S. as well as the lack of experience of our board of directors with laws, rules and regulations which apply to public companies in the U.S., we are seeking to expand our board of directors to include qualified individuals who are also residents of the United States.

Key Employees

Kung Ming (Eric) Kuo, (54) Wellton's general manager and sole employee, joined Wellton International Fiber Corp. at inception.  Prior to joining Wellton, Mr. Kuo was employed by Pacific Millennium Paper Company from January 1992 thru January 2002 as its general manager.  Mr. Kuo has 16 years of experience in the paper and pulp industry.  Mr. Kuo graduated from Taiwan Marine & Oceanic University in June 1974.

Feng Yang, (36) has served as vice general manager of Shanghai JinKui Packaging Material Co., Ltd. since our acquisition of Shanghai JinKui in June 2006.  From March 1997 to June 2006, Mr. Yang served as marketing manager of Ningbo Dragon International Trade Co., Ltd. (f/k/a Ningbo Anxin International Trade Co., Ltd.)

Zhongmin Yang, (43), has served as vice general manager of Hangzhou Yongxin Paper Co., Ltd. ("Yongxin") since March 2003.  Mr. Yang served as marketing manager of Zhejiang Meinong Silk Screen Printing Co., Ltd. from January 1999 to February 2003.

Director Independence, Audit Committee of the Board of Directors and Audit Committee Financial Expert

Our Board of Directors is presently comprised of individuals who were integral in either the start-up of our company or the business of our subsidiaries, in the case of Mr. Wu, or general business skills, as in the case of Ms. Gan, and independent directors who have a variety of experience and backgrounds, who can represent the balanced, best interests of all our security holders.    As we grow, in the future our Board of Directors intends to seek an additional board member who is an "audit committee financial expert" defined by the SEC.

Our Board of Directors recently established an Audit Committee, Nominating Committee, and Compensation Committee.  Shareholders can find the Audit Committee charter which was filed as an exhibit to our Annual Report on Form 10-K for the year ended June 30, 2008 and can also find all committee charters on our website.

Audit Committee

Our Board of Directors recently established an Audit Committee that will take oversight responsibilities relating to the integrity of the Company's financial statements, financial reporting process, and systems of internal accounting and financial controls; the Audit Committee will also review the qualifications, independence, and performance of the independent auditor.  The following independent board members make up the membership of this committee: Mr. Gongming Li (chairman), Mr. Luming He, and Mr. Yihua Zhang.

Our Board of Directors does not have an "audit committee financial expert," within the meaning of that phrase under applicable regulations of the Securities and Exchange Commission, serving on the audit committee. The board of directors believes that each member is financially literate and experienced in business matters and together with the aid of outside consultants is capable of (1) understanding generally accepted accounting principles ("GAAP") and financial statements, (2) assessing the general application of GAAP principles in connection with our accounting for estimates, accruals and reserves, (3) analyzing and evaluating our financial statements, (4) understanding our internal controls and procedures for financial reporting, and (5) understanding audit committee functions, all of which are attributes of an audit committee financial expert. However, the board of directors believes that no audit committee member has obtained these attributes through the experience specified in the SEC's definition of audit committee financial expert. Further, as is the case with many small companies, it would be difficult for us to attract and retain board members who qualify as "audit committee financial experts," and competition for such individuals is significant. The board of directors believes that its current audit committee is able to fulfill its role under SEC regulations despite not having a designated "audit committee financial expert".

Nominating Committee

Our Board of Directors recently established a Nominating Committee that will take over the functions of evaluating and nominating board members.  Our Board of Directors has remained the same for the past 3 years, and each year the directors attendance and performance is reviewed, and we intend to continue this review in the future with the independent board members making up this Committee.  The following independent board members make up the membership of this committee: Mr. Luming He (chairman), Mr. Gongming Li, and Mr. Yihua Zhang.

Compensation Committee

Our Board of Directors recently established a Compensation Committee that will take over the functions of evaluating and reviewing executive and employee compensation.  The following independent board members make up the membership of this committee: Mr. Yihua Zhang (chairman), Mr. Gongming Li, and Mr. Luming He.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and any persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. No such reports were required to be filed during the fiscal year ended June 30, 2008.

Code of Ethics

Effective September 30, 2008, our Board of Directors adopted a Code of Business Conduct and Ethics that applies to, among other persons, our Chief Executive Officer, Principal Financial and Accounting Officer as well as all other employees.  Effective the same date, our Board of Directors also adopted a policy statement on the prevention of insider trading.  As adopted, our Code of Business Conduct and Ethics sets forth written standards that are designed to deter wrongdoing and to promote:

-	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
-	full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us;
-	compliance with applicable governmental laws, rules and regulations;
-	accountability for adherence to the Code of Business Conduct and Ethics.

A copy of our Code of Business Conduct and Ethics has been filed with the SEC as an exhibit to our annual Report on Form 10-K for the fiscal year ended June 30, 2008. The Code of Business Conduct and Ethics is available at our website at www.drgg.net. We will provide a copy, without charge, to any person desiring a copy of the Code of Business Conduct and Ethics, by written request to 431 Fairway Drive, Suite 200, Deerfield Beach, Florida 33441, Attention: DRGG Corporate Secretary.

EXECUTIVE COMPENSATION

The following table sets forth, for the fiscal years indicated, all compensation awarded to, paid to or earned by the following type of executive officers for the fiscal years ended June 30, 2008 and 2007: (i) individuals who served as, or acted in the capacity of, our principal executive officer for the fiscal year ended June 30, 2008; and (ii) our other most highly compensated executive officer, who together with the principal executive officer are our most highly compensated officers whose salary and bonus exceeded $100,000 with respect to the fiscal year ended June 30, 2008 and who were employed at the end of fiscal year 2008.

Name and Principal Position (1)	Year	Salary	Bonus	Stock Awards	Option Awards	Incentive Plan Compensation	Deferred Compensation	All Other Compensation	Total
David Wu	2008	16,524	21,582	-	-	-	-	-	38,106
	2007	15,852	-	-	-	-	-	-	15,852
Kung Ming (Eric) Kuo	2008	210,000	-	-	-	-	-	-	210,000
	2007	210,000	-	-	-	-	-	-	210,000

The annual amount of perquisites and other personal benefits, if any, did not exceed $10,000 for each named executive officer and has therefore been omitted, unless otherwise stated above.

EMPLOYMENT AGREEMENTS

         On January 1, 2007 David Wu, our CEO entered into an employment agreement. Under the terms of the employment agreement David Wu will remain employed by us as CEO until December 31, 2011. Annual compensation will be approximately $15,852 per year.

On December 31, 2006 Kung Ming (Eric) Kuo entered into an employment agreement with Wellton International Fiber Corp. Under the terms of the agreement Mr. Kuo will serve as general manager of Wellton through December 31, 2011 at an annual salary of $210,000.

SEVERANCE ARRANGEMENTS

None.

CHANGE-IN-CONTROL ARRANGEMENTS

None.

At present, the named executive officers do not hold any unvested stock options that would become vested upon a change in control.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2008

There were no grants of plan-based awards to Executive Officers during fiscal 2008:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

There were no outstanding equity awards awarded to Executive Officers as of June 30, 2008:

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2008

There were no option awards exercised or stock that vested during fiscal 2008:

DIRECTOR COMPENSATION FOR FISCAL YEAR 2008

We did not pay any director fees during fiscal year 2008 since we did not have any independent directors. We plan to pay our new independent directors an undetermined amount to compensate them for their time for attending to board business and reimburse them for traveling expenses, food and lodging.  The amount of total compensation will be prudent and in-line with industry standards.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Due to related party balances consist of the following amounts due to Kung Ming (Eric) Kuo, general manager of Wellton as of December 31, 2008, June 30, 2008 and June 30, 2007:

Description	December 31, 2008	June 30, 2008	June 30, 2007
Unpaid Salary	$-	$106,200	$105,000
Dividend Liability	-	242,000	1,050,000
Shareholder Loan - Kung Ming (Eric) Kuo	-	254,311	324,311
Shareholder Loan - David Wu	18,354	-	-
TOTAL	$18,354	$602,511	$1,479,311

On June 1, 2005 Ningbo Dragon acquired 100% of Ningbo Dragon Packaging Technology Co., Ltd. ("Dragon Packaging"). Dragon Packaging, established in August 2002, is located in Ningbo, China. Dragon Packaging had no operations at the time of the acquisition. Ningbo Dragon acquired the assets of Dragon Packaging, notably land use rights valued at $2,494,247. Under the terms of the agreement Ningbo Dragon assumed land use rights of $2,494,247, other assets of $1,306,588, and debt of $1,007,329.  The other assets of $1,306, 588 consisted of cash, prepaid expenses, other receivables, fixed assets and deferred assets. At the time of this acquisition we held a due from a related party of $2,793,506. We acquired Dragon Packaging in exchange for the waiver of the $2,793,506 owed to us. As a result Dragon Packaging is a wholly owned subsidiary of Ningbo Dragon.

Prior to the acquisition, Dragon Packaging was owned by Taiyuan Feng, an unrelated third party.

On the land acquired in the agreement with Dragon Packaging, Ningbo Dragon constructed a 91,400 square foot manufacturing facility.  The total cost of the new facility was approximately $1,500,000.

PRINCIPAL SECURITY HOLDERS

At March 6, 2009 we had 134,752,772 shares of our common stock issued and outstanding.  The following table sets forth information regarding the beneficial ownership of our common stock as of March 6, 2009 by:

-	each person known by us to be the beneficial owner of more than 5% of our common stock;
-	each of our directors;
-	each of our executive officers; and
-	our executive officers, directors and director nominees as a group.

The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date.  Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

Name of Beneficial Owners (1)	Amount & Nature of Beneficial Ownership	Percentage of Class

David Wu (2)	12,250,000	9.09%
Xiali Gan	-	0.0%
Gongming Li	-	0.0%
Yihua Zhang	-	0.0%
Luming He	-	0.0%
All officers & directors as a group (three persons)	12,250,000	9.09%

China Direct Industries, Inc.(3)	27,350,787	19.6%

(1)	Unless otherwise noted, then address of each of these persons is c/o Dragon International Group Corp., No. 201 Guangyuan Road, District C, Investment Pioneering Park, Jiangbei, Ningbo, China 315033
(2)	David Wu is the only officer or director who owns any of our securities.
(3)
Amount includes 22,650,787 shares of common stock presently outstanding held in the name of Capital One Resource Co., Ltd., and 165,000 shares of common stock presently outstanding and warrants to purchase 4,535,000 shares of common stock at an exercise price of $.15 per share expiring in January 2011 held in the name of China Direct Investments, Inc.  Capital One Resource Co., Ltd., a Chinese limited liability company, and China Direct Investments, Inc. a Florida corporation, are wholly owned subsidiaries of China Direct Industries, Inc., which acts as a consultant. The address for Capital One Resources Co., Ltd. is W635 Jinjiangjunling Mansion, 59 Maomingnan Rd, Shanghai China, 200020. China Direct Industries, Inc. is a publicly listed company in the United States.  Dr. James Wang has voting and dispositive control over securities held by China Direct Industries, Inc. China Direct Industries, Inc.'s address is 431 Fairway Drive, Deerfield Beach, Florida 33441.

At June 30, 2008, no shares had been issued, and no shares of our common stock were available for issuance, under equity compensation plans.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $.001 per share, 25,000,000 shares of preferred stock, par value $.001 per share.  At March 6, 2009 we had 134,752,772 shares of common stock and no shares of preferred stock outstanding.
Common Stock

All of the common stock authorized under our Articles of Incorporation has equal voting rights and powers without restrictions in preference.  The holder of any of our common stock shall possess voting power for the election of directors and for all other purposes, subject to such limitations as may be imposed by law and by any provision of the Articles of Incorporation in the exercise of their voting power.  The holders of our common stock shall not have pre-emption rights pursuant to our Articles of Incorporation, as amended.  Holders of our common stock are entitled to share pro rata in dividends and distributions with respect to our common stock, as may be declared by our board of directors out of funds legally available for such purpose.

Preferred Stock

Our Articles of Incorporation also authorize 25,000,000 shares of Preferred Stock, par value of $0.001 per share, none of which has been issued, and which is not part of this prospectus.  The Preferred Stock is entitled to preference over the common stock with respect to the distribution of assets of our company in the event of liquidation, dissolution, or winding-up of our company, whether voluntarily or involuntarily, or in the event of the any other distribution of assets of Dragon International Group Corp. among its security holders for the purposes of winding-up affairs.  The authorized but unissued shares of Preferred Stock may be divided into and issued in designated series from time to time by one or more resolutions adopted by the Board of Directors.  The directors, in their sole discretion, have the power to determine the relative powers, preferences, and right of each series of preferred stock.

Warrants

At March 6, 2009 we have outstanding common stock purchase warrants to purchase an aggregate of 42,532,282 shares of our common stock with exercise prices ranging from $.01 to $.30 per share which are being registered in this registration statement:

We have the following outstanding common stock purchase warrants;

-	common stock purchase warrants to purchase 196,000 shares of common stock at an exercise price of $.01 per share expiring in July 2010,
-	common stock purchase warrants to purchase 18,333,342 shares of common stock at an exercise price of $.125 per share expiring in March 2012,
-	common stock purchase warrants to purchase 1,787,500 shares of common stock at an exercise price of $.15 per share expiring in March 2010,
-	common stock purchase warrants to purchase 3,704,800 shares of common stock at an exercise price of $.15 per share expiring in July 2010,
-	common stock purchase warrants to purchase 10,027,300 shares of common stock at an exercise price of $.15 per share expiring in January 2011,
-	common stock purchase warrants to purchase 8,333,340 shares of common stock at an exercise price of $.15 per share expiring in March 2012, and,
-	common stock purchase warrants to purchase 150,000 shares of common stock exercisable at $.30 per share expiring in July 2010.

Anti-takeover Provisions

Provisions of our certificate of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our security holders may be called, and may delay, defer or prevent a takeover attempt.  In addition, certain provisions of Nevada law also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested security holders.

In addition, our certificate of incorporation authorizes the issuance of up to 25,000,000 shares of preferred stock with such rights and preferences as may be determined by our board of directors.  Our board of directors may, without security holder approval, issue preferred stock with dividends, liquidation, conversion or voting rights that could adversely affect the voting power or other rights of our common security holders and may be used to defeat a takeover attempt.

Regulation as a Penny Stock

As the trading price of our common stock is less than $5.00 per share, our common stock is considered a "penny stock," and trading in our common stock is subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934.  Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements.  The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks.  These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities.  In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

Stockholders should be aware that, according to the Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

-	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
-	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
-	"Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;
-	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and
-
The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level,  along with the inevitable collapse of those prices with consequent investor losses.

Purchasers of penny stocks may have certain legal remedies available to them in the event the obligations of the broker-dealer from whom the penny stock was purchased violates or fails to comply with the above obligations or in the event that other state or federal securities laws are violated in connection with the purchase and sale of such securities.  Such rights include the right to rescind the purchase of such securities and recover the purchase price paid for them.  Application of these penny stock regulations to our common stock could adversely affect the market liquidity of the shares, which in turn may affect the ability of holders of our common stock to resell the stock.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, subject to certain limited exceptions, eliminate the personal liability of a director to our company or our shareholders for monetary damage for any breach of duty as a director.  There is no elimination of liability for (i) any breach of a duty of loyalty, (ii) an act or omission which includes intentional misconduct or knowing violation of law, or (iii) any transaction from which a director derives an improper personal benefit.  In addition, if at any time the Nevada law is amended to authorize further elimination or limitation of the personal liability of a director, then the liability of each director shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the Nevada statute require such action.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

TRANSFER AGENT

Our transfer agent is Corporate Stock Transfer Company, located at 3200 Cherry Creek Drive South, Suite 430, Denver Colorado 80209 and its phone number is 303.282.4800.

SELLING SECURITY HOLDERS

At March 6, 2009 we had 134,752,772 shares of our common stock issued and outstanding.  This prospectus relates to periodic offers and sales of 64,088,954 shares of our common stock by the selling security holders listed below and their pledgees, donees and other successors in interest, which includes:

-	21,556,672 shares which are presently outstanding, and
-	42,532,282 shares issuable upon the exercise of the common stock purchase warrants with exercise prices ranging from $.01 to $.30 per share.

The following table sets forth each stockholder who is offering his shares of our common stock for sale under this prospectus, any position, office or other material relationship which such selling stockholder has had with us within the past three years, the amount of shares owned by such stockholder prior to this offering, the amount to be offered for such stockholder's account, the amount to be owned by such stockholders following completion of the offering and (if one percent or more) the percentage of the class to be owned by such stockholder after the offering is complete.  The prior-to-offering figures are as of March 6, 2009. All share numbers are based on information that these stockholders supplied to us.  This table assumes that each stockholder will sell all of its shares available for sale during the effectiveness of the registration statement that includes this prospectus. Stockholders are not required to sell their shares.  Beneficial ownership is determined in accordance with Commission rules and regulations and includes voting or investment power with respect to the securities.

All proceeds of this offering will be received by the selling stockholder for its own account.  We may receive proceeds in connection with the exercise of the warrants, the underlying shares associated with which may, in turn, be sold by the selling stockholder.  As used in this prospectus, the term "selling stockholder" includes the selling stockholder and its transferees, assignees, pledgees, donees or other successors.

The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling stockholder.  After the date of effectiveness of the registration statement of which this prospectus is a part, the selling stockholder may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of its common stock.  Information about the selling stockholder may change over time.  Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

The percentage interest of each selling stockholder is based on the beneficial ownership of such selling stockholder divided by the sum of the current outstanding shares of common stock plus the additional shares, if any, which would be issued to such selling stockholder (but not any other selling stockholder) when exercising warrants or other rights in the future.

Name of Selling Security Holder	Number of	Number of	Number of	Percentage
	Shares	Shares to	Shares to	To
	Owned	Be Offered	Be Owned	Be Owned
			After Offering	After Offering
Andrew I. Telsey [1,3]	80,000	80,000	0	*
CE Revocable Trust Cal Eisenberg Trustee [1,3,20]	100,000	100,000	0	*
Dan Lee [1,4]	300,000	300,000	0	*
Donald R. Smith [1,3]	400,000	400,000	0	*
Douglas Wertheimer [1,3]	100,000	100,000	0	*
Edward Messreni [1,5]	50,000	50,000	0	*
Frances Schoor Qualified Personal Residence Trust[1,3,21]	200,000	200,000	0	*
George Anna Gleason [1,3]	100,000	100,000	0	*
Howard M. Schoor Qualified Personal Residence Trust[1,3,22]	200,000	200,000	0	*
James Adametz [1,3]	100,000	100,000	0	*
Jayakumar & Purnima Patil [1,3]	200,000	200,000	0	*
Jeffrey and Judith Miller [1,3]	100,000	100,000	0	*
Jo-Bar Enterprises LLC[1,3,23]	400,000	400,000	0	*
John Zale [1,3]	100,000	100,000	0	*
Leonard Schiller [1,3]	125,000	125,000	0	*
Linda Van Le [1,3]	99,600	99,600	0	*
Louis Sudler [1,3]	400,000	400,000	0	*
Michel Janis and Rosamond Janis [1,3]	200,000	200,000	0	*
Nicolas Khala [1,3]	200,000	200,000	0	*
Nite Capital, LP [1,3,13]	3,177,780	3,177,780	0	*
Norman H. Cohen & Stephanie Randall Partnership [1,3,24]	100,000	100,000	0	*
Norman Jacobs [1,3]	200,000	200,000	0	*
Nunley Investments, LLC [1,3,25]	400,000	400,000	0	*
Phillip Schiller [1,3]	100,000	100,000	0	*
Pooja Patil [1,3]	100,000	100,000	0	*
Richard David [1,3]	600,000	600,000	0	*
Richard L. Bazelon & Eileen A. Bazelon [1,3]	400,000	400,000	0	*
W.M Huse M.D. & Margaret R. Huse M.D. [1,3]	200,000	200,000	0	*
Orthopedic Specialists P/S FBO Austin Gleason, Austin Gleason Trustee [1,3,30]	550,000	550,000	0	*
China Discovery Investors, Ltd. [1,3,26]	700,000	700,000	0	*
Elicia David [1,2,3]	1,050,000	1,050,000	0	*
Henry G. Herzing 1999 Trust [1,2,3,27]	980,000	980,000	0	*
Rasen Trust [1,2,3,28]	350,000	350,000	0	*
The Mulkey II Limited Partnership [1,2,3,29]	700,000	700,000	0	*
Victor Novogrodsky [1,2,3]	875,000	875,000	0	*
David Stein [6]	25,000	25,000	0	*
Mario Marsillo [6]	-	-	0	*
Peter Fulton 6.7	78,220	78,220	0	*
Richard Galterio [6]	110,000	110,000	0	*
Skyebanc, Inc. [6,7]	68,892	68,892	0	*
Alpha Capital Anstalt [8]	9,027,780	9,027,780	0	*
CMS Capital [9]	2,777,780	2,777,780	0	*

Name of Selling Security Holder	Number of	Number of	Number of	Percentage
	Shares	Shares to	Shares to	To
	Owned	Be Offered	Be Owned	Be Owned
			After Offering	After Offering
Harborview Master Fund L.P. [10]	5,555,556	5,555,556	0	*
Libra Finance, S.A. [11]	168,056	168,056	0	*
Monarch Capital Fund, Ltd. [12]	9,027,780	9,027,780	0	*
Nite Capital, L.P. [13]	-	-	0	*
Osher Capital Partners, LLC [14]	1,984,724	1,984,724	0	*
Paul Prager, IRA [31]	694,446	694,446	0	*
Robert Prager [32]	27,778	27,778	0	*
Treshnish Investment, Inc. [15]	2,083,336	2,083,336	0	*
Utica Advisors, LLC [16]	763,890	763,890	0	*
Whalehaven Capital Fund Limited, [17]	8,333,336	8,333,336	0	*
China Direct Investments, Inc. [18]	4,700,000	4,535,000	165,000	3.5%
Capital One Resources Co., Ltd. [19]	22,650,787	4,890,000	17,760,787	78.4%

	64,088,954	46,163,167	17,925,787	28.0%

* less than 1%

1.
The number of shares of common stock owned and offered includes common stock purchase warrants granted during the July 2005 private placement.  As per the terms of the July 2005 private placement, each investor received 2 common stock purchase warrants for every dollar invested under the terms of the July 2005 private placement.  These common stock purchase warrants were originally exercisable at $.30 per share for a period five years.  Pursuant to the January 2006 conversion offer, in the event the note holder elected to convert, the exercise price of the common stock purchase warrants received by the investor was reduced to $.15 per share.

2.
The number of shares of common stock owned and offered includes common stock purchase warrants granted during the March 2005 private placement.  As per the terms of the March 2005 private placement, each investor received 5 common stock purchase warrants for every dollar invested under the terms of the March 2005 private placement.  These common stock purchase warrants were originally exercisable at $.40 per share for a period five years.  Pursuant to the January 2006 conversion offer, in the event the holder elected not to convert, the exercise price of the common stock purchase warrants received by the investor was reduced to $.15 per share.

3.
The number of shares of common stock owned and offered includes common stock purchase warrants granted during the January 2006 conversion offer.  As per the terms of the January 2006 conversion offer, each investor electing to convert were granted one common stock purchase warrant for every common stock purchase warrant held at the time of the January conversion offer.  The common stock purchase warrants granted pursuant to the January conversion offer are exercisable at $.15 per share for a period of five years

4.
The number of shares of common stock owned and offered includes common stock purchase warrants granted during the July 2005 private placement.  As per the terms of the July 2005 private placement, each investor received 2 common stock purchase warrants for every dollar invested under the terms of the July 2005 private placement.  These common stock purchase warrants were originally exercisable at $.30 per share for a period five years.  Pursuant to the January 2006 conversion offer, in the event the note holder elected to convert, the exercise price of the common stock purchase warrants received by the investor was reduced to $.15 per share.  Mr. Dan Lee elected to convert half his principal and interest due as of January 2006 under the terms of the January 2006 Conversion offer.  Thereafter Dan Lee assigned his remaining principal and interest due to a third party, who elected to convert the remaining principal and interest under the terms of the January 2006 conversion offer.

5.
The number of shares of common stock owned and offered includes common stock purchase warrants granted during the July 2005 private placement.  As per the terms of the July 2005 private placement, each investor received 2 common stock purchase warrants for every dollar invested under the terms of the July 2005 private placement.  These common stock purchase warrants were originally exercisable at $.30 per share for a period five years.  Pursuant to the January 2006 conversion offer, in the event the note holder elected to convert, the exercise price of the common stock purchase warrants received by the investor was reduced to $.15 per share.  Mr. Ed Messreni elected not to convert his principal and interest due as of January 2006 under the terms of the January 2006 Conversion offer.  Thereafter Ed Messreni assigned his remaining principal and interest due to a third party, who elected to convert the remaining principal and interest under the terms of the January 2006 conversion offer.

6.
The number of shares of common stock owned and offered includes common stock purchase warrants received as placement agent during the July 2005 Private Placement.  We granted Skyebanc, Inc., a broker-dealer and FINRA member firm, five year common stock purchase warrants to purchase 500,000 shares of common stock exercisable at $.01 as placement agent related to our July 2005 private placement.  As of the date of this report Skyebanc, Inc. has exercised 186,000 of these warrants, and only 314,000 remain outstanding.

7.
The number of shares of common stock owned and offered are part of 500,000 shares underlying common stock purchase warrants exercisable at $.01 per share that Skyebanc, Inc., a broker-dealer and FINRA member firm, was issued as a consulting fee in February 2006 118,000 shares underlying common stock purchase warrants exercisable at $.01 per share that Skyebanc, Inc., a broker-dealer and FINRA member firm, was issued as a fee for its services as a placement agent, and 111,112 shares underlying common stock purchase warrants exercisable at $.125 per share granted to Skyebanc, Inc. as a finder's fee related to our March 2007 private placement.  Of these warrants 68,892 are held in the name of Skyebanc, Inc, and 42,220 are held in the name of Peter Fulton.  Mr. Vincent Labarbara has voting and dispositive control over securities held by Skyebanc, Inc.

8.
The number of shares of common stock owned and offered includes 3,611,112 shares of common stock, 3,611,112 shares underlying common stock purchase warrants exercisable at $.125 and 1,805,556 shares underlying common stock purchase warrants exercisable at $.15 per share associated with our March 2007 private placement.  The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock.  Accordingly, the number of shares beneficially owned does not include shares issuable upon exercise of the warrant that would exceed 4.99% of our outstanding common stock and the number of shares to be offered does include all such shares issuable upon exercise of the warrant.  Messrs. Konrad Ackerman and Rainer Posch have voting and dispositive control over securities held by Alpha Capital Anstalt.

9.
The number of shares of common stock owned and offered includes 1,111,112 shares of common stock 1,111,112 shares underlying common stock purchase warrants exercisable at $.125 per share and 555,556 shares underlying common stock purchase warrants exercisable at $.15 per share associated with our March 2007 private placement.  The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock.  Accordingly, the number of shares beneficially owned does not include shares issuable upon exercise of the warrant that would exceed 4.99% of our outstanding common stock and the number of shares to be offered does include all such shares issuable upon exercise of the warrant.  Mr. Howard Weiss has voting and dispositive control over securities held by CMS Capital.

10.
The number of shares of common stock owned and offered includes 2,222,222 shares of common stock, 2,222,222 shares underlying common stock purchase warrants exercisable at $.125 per share and 1,111,112 shares underlying common stock purchase warrants exercisable at $.15 per share associated with our March 2007 private placement.  The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock.  Accordingly, the number of shares beneficially owned does not include shares issuable upon exercise of the warrants that would exceed 4.99% of our outstanding common stock and the number of shares to be offered does include all such shares issuable upon exercise of the warrants.  Harborview Master Fund L.P. is a master fund in a master-feeder structure whose general partner is Harborview Advisors, LLC.  Messrs. Richard Rosenblum and David Stefansky are the managers of Harborview Advisors, LLC and have voting and dispositive control over securities held by Harborview Master Fund L.P.

11.
The number of shares of common stock owned and offered includes 168,056 shares underlying common stock purchase warrants exercisable at $.125 per share issued to Libra Finance, S.A. as a due diligence fee associated with our March 2007 private placement.  The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock.  Accordingly, the number of shares beneficially owned does not include shares issuable upon exercise of the warrants that would exceed 4.99% of our outstanding common stock and the number of shares to be offered does include all such shares issuable upon exercise of the warrants.  Mr. Seymore Braun has voting and dispositive control over securities held by Libra Finance, S.A.

12.
The number of shares of common stock owned and offered includes 3,611,112 shares of common stock, 3,611,112 shares underlying common stock purchase warrants exercisable at $.125 per share and 1,805,556 shares underlying common stock purchase warrants exercisable at $.15 per share associated with our March 2007 private placement.  The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock.  Accordingly, the number of shares beneficially owned does not include shares issuable upon exercise of the warrants that would exceed 4.99% of our outstanding common stock and the number of shares to be offered does include all such shares issuable upon exercise of the warrants.  Mr. Joseph Franck has voting and dispositive control over securities held by Monarch Capital Fund, Ltd.

13.
The number of shares of common stock owned and offered includes 1,111,112 shares of common stock, 1,111,112 shares underlying common stock purchase warrants exercisable at $.125 per share, and 955,556 shares underlying common stock purchase warrants exercisable at $.15 per share associated with our March 2007 private placement.  The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock.  Accordingly, the number of shares beneficially owned does not include shares issuable upon exercise of the warrants that would exceed 4.99% of our outstanding common stock and the number of shares to be offered does include all such shares issuable upon exercise of the warrants.  Mr. John Prinz has voting and dispositive control over securities held by Nite Capital, L.P.

14.
The number of shares of common stock owned and offered includes 555,556 shares of common stock, 1,151,390 shares underlying common stock purchase warrants exercisable at $.125 per share and 277,778 shares underlying common stock purchase warrants exercisable at $.15 per share associated with our March 2007 private placement.  The number of shares underlying the common stock purchase warrants exercisable at $.125 includes 595,834 shares underlying common stock purchase warrants exercisable at $.125 per share granted to Osher Capital Partners, LLC as a due diligence fee in the March 2007 private placement.  The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock.  Accordingly, the number of shares beneficially owned does not include shares issuable upon exercise of the warrants that would exceed 4.99% of our outstanding common stock and the number of shares to be offered does include all such shares issuable upon exercise of the warrants.  Mr. Yisroel Kluger has voting and dispositive control over securities held by Osher Capital Partners, LLC.

15.
The number of shares of common stock owned and offered includes 833,334 shares of common stock, 833,334 shares underlying common stock purchase warrants exercisable at $.125 per share and 416,668 shares underlying common stock purchase warrants exercisable at $.15 per share associated with our March 2007 private placement.  The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock.  Accordingly, the number of shares beneficially owned does not include shares issuable upon exercise of the warrants that would exceed 4.99% of our outstanding common stock and the number of shares to be offered does include all such shares issuable upon exercise of the warrants.  Mr. Bernard Korolnik has voting and dispositive control over securities held by Treshnish Investments, Inc.

16.
The number of shares of common stock owned and offered includes 763,890 shares underlying common stock purchase warrants exercisable at $.125 per share issued as a due diligence fee for its services as an advisor to Monarch Capital Fund, Ltd., an investor in the March 2007 offering.  The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock.  Accordingly, the number of shares beneficially owned does not include shares issuable upon exercise of the warrants that would exceed 4.99% of our outstanding stock and the number of shares to be offered does include all such shares issuable upon exercise of the warrants.  Mr. Solomon Eisenberg has voting and dispositive control over securities held by Utica Advisors, LLC.

17.
The number of shares of common stock owned and offered includes 3,333,334 shares of common stock, 3,333,334 shares underlying common stock purchase warrants exercisable at 4.125 per share and 1,666,668 shares underlying common stock purchase warrants exercisable at $.15 per share associated with our March 2007 private placement.  The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock.  Accordingly, the number of shares beneficially owned does not include shares issuable upon exercise of the warrants that would exceed 4.99% of our outstanding common stock and the number of shares to be offered does include all such shares issuable upon exercise of the warrants.   Mr. Michael Finkelstein has voting and dispositive control over securities held by Whalehaven Capital Fund Limited.

18.
The number of shares of common stock owned includes 165,000 shares of common stock presently outstanding and 4,535,000 shares underlying common stock purchase warrants exercisable at $.15 per share issued in January 2006 pursuant to a consulting agreement.  The number of shares of common stock offered includes 4,535,000 shares underlying common stock purchase warrants exercisable at $.15 per share issued in January 2006 pursuant to a consulting agreement.  Dr. James Wang, CEO of China Direct Industries, Inc., holds voting and dispositive control over securities held by China Direct Investments, Inc.

19.
The number of shares of common stock owned includes 27,215,787 shares of common stock issued and outstanding.  The number of shares of common stock offered includes 4,890,000 shares of common stock issued in January 2007 for consulting and advisory services. Dr. James Wang, CEO of China Direct Industries, Inc., holds voting and dispositive control over securities held by Capital One Resources Co., Ltd.

20.	Mr. Cal Eisenberg has voting and dispositive control over securities held by C.E. Revocable Trust.
21.	Frances Schoor has voting and dispositive control over securities held by Frances Schoor Qualified Personal Residence Trust.
22.	Howard Schoor has voting and dispositive control over securities held by Howard Schoor Qualified Personal Residence Trust.
23.	Mr. Joel Stone has voting and dispositive control over securities held by Jo-Bar Enterprises LLC.
24.	Mr. Norman Cohen and Ms. Stephanie Randall have voting and dispositive control over securities held by Norman H. Cohen & Stephanie Randall Partnership.
25.	Mr. Pierce Nunley has voting and dispositive control over securities held by Nunley Investments, LLC.
26.	Mr. Marc Siegel has voting and dispositive control over securities held by China Discovery Investors, Ltd.
27.	Mr. Henry Herzing has voting and dispositive control over securities held by Henry Herzing 1999 Trust
28.	Mr. Patrick Keating has voting and dispositive control over securities held by Rasen Trust.
29.	Mr. David Mulkey has voting and dispositive control over securities held by Mulkey II Limited Partnership.
30.	Dr. Austin Gleason has voting and dispositive control over securities held by Orthopedic Specialists P/S FBO Austin Gleason, Austin Gleason Trustee
31.
The number of shares of common stock owned and offered includes 277,778 shares of common stock, 277,778 shares underlying common stock purchase warrants exercisable at $.125 per share and 138,890 shares underlying common stock purchase warrants exercisable at $.15 per share associated with our March 2007 private placement.   The common stock purchase warrants are not convertible or exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock.  Paul Prager is the father of Robert Prager.

32.
The number of shares of common stock owned and offered includes 27,778 shares underlying common stock purchase warrants exercisable at $.125 per share granted to Robert Prager as a finder's fee related to our March 2007 private placement.  Robert Prager is the son of Paul Prager.

PLAN OF DISTRIBUTION

Selling security holders may offer and sell, from time to time, the shares of our common stock covered by this prospectus.  The term selling security holders includes donees, pledgees, transferees or other successors-in-interest selling securities received after the date of this prospectus from a selling security holder as a gift, pledge, partnership distribution or other non-sale related transfer.  The selling security holders will act independently of us in making decisions with respect to the timing, manner and size of each sale.  Sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions.  The selling security holders may sell their securities by one or more of, or a combination of, the following methods:

-	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to this prospectus;
-	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
-	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
-	an over-the-counter distribution in accordance with the rules of the NASDAQ National Market;
-	in making short sales or in transactions to cover short sales;
-	in put or call option transactions relating to the shares;
-	in privately negotiated transactions; and
-	in options, swaps or derivatives transactions.

The selling security holders may affect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals.  These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).  The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

In connection with distributions of the securities or otherwise, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions.  In connection with those transactions, broker-dealers or other financial institutions may engage in short sales of shares of our common stock in the course of hedging the positions they assume with selling security holders.  The selling security holders may also sell shares of our common stock short and redeliver the securities to close out their short positions.  The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of securities offered by this prospectus, which securities the broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect the transaction.  The selling security holders may also loan or pledge securities to a broker-dealer or other financial institution, and, upon a default, the broker-dealer or other financial institution, may affect sales of the loaned or pledged securities pursuant to this prospectus, as supplemented or amended to reflect the transaction.

The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. In effecting sales, broker-dealers or agents engaged by the selling security holders may arrange for other broker-dealers to participate.  Broker-dealers or agents may receive commissions, discounts or concessions from the selling security holders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling security holders and any broker-dealers who execute sales for the selling security holders may be treated as "underwriters" within the meaning of the Securities Act in connection with sales.  Any profits realized by the selling security holders and the compensation of any broker-dealer may be treated as underwriting discounts and commissions.

The selling security holders and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934 (Exchange Act).  The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling security holders and other participating persons.  In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular security being distributed for a period of up to five business days prior to the commencement of the distribution.  This may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.  We have informed the selling security holders that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Exchange Act, may apply to their sales in the market.

         We will make copies of this prospectus available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.  We have agreed to indemnify the selling security holders and the selling security holders have agreed to indemnify us against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or re-allowed or paid to any dealer, and the proposed selling price to the public.

We are paying all expenses and fees in connection with the registration of the shares.  The selling security holders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of their shares.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

None

LEGAL MATTERS

The legality of the securities offered in this prospectus has been passed upon for us by Lehman & Eilen LLP, Boca Raton, Florida.

EXPERTS

The financial statements for the fiscal years ended June 30, 2008 and 2007 are incorporated in this prospectus, to the extent and for the periods indicated in their reports, have been audited by Sherb & Co. LLP, Certified Public Accountants, and are included herein in reliance upon the authority of this firms as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We are currently subject to the informational requirements of the Securities Exchange Act of 1934 that require us to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.  Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street, N.E., Washington D.C. 20549.  Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates.  The public could obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330.  Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

CONTENTS

UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS FOR PERIOD ENDING DECEMBER 31, 2008

Consolidated Condensed Balance Sheet	63

Consolidated Condensed Statements of Operations	64

Consolidated Condensed Statements of Cash Flows	65

Notes to Consolidated Condensed Financial Statements	66

CONSOLIDATED FINANCIAL STATEMENTS FOR PERIODS ENDING JUNE 30, 2008 AND 2007

Report of Independent Registered Public Accounting Firm	77

Consolidated Balance Sheet	78

Consolidated Statements of Operations	79

Consolidated Statements of Stockholders' Equity	80

Consolidated Statements of Cash Flows	81

Notes to Consolidated Financial Statements	82

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2008	June 30, 2008
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$909,751	$213,110
Accounts receivable (net of allowance for doubtful accounts of $764,381 and $1,333,501, respectively)	4,367,994	9,919,791
Inventories	3,475,867	4,819,435
Advances on purchases	5,918,110	5,034,567
Other receivables	120,584	57,536
Prepaid expenses and other current assets	72,256	39,291
Total Current Assets	14,864,562	20,083,730

Cash - restricted	-	240,112
Property and equipment - net	3,239,756	3,125,797
Intangible assets - net	3,117,741	2,813,666
Deferred expense	23,393	28,525
Taxes receivable	30,670	-
Total Assets	$21,276,122	$26,291,830

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes payable - current portion	$5,584,919	$5,498,220
Accounts payable	3,247,971	8,505,110
Accrued expenses	337,269	283,616
Advances from customers	112,032	62,504
Tax payable	-	40,015
Due to related parties	18,354	602,511
Total Current Liabilities	9,300,545	14,991,976

STOCKHOLDERS' EQUITY:
Preferred stock ($.001 Par Value; 25,000,000 Shares Authorized;
No shares issued and outstanding)	-	-
Common stock ($.001 Par Value; 200,000,000 Shares Authorized;
132,198,022 and 117,033,022 shares issued and outstanding at December 31, 2008 and June 30, 2008, respectively.)	132,198	117,033
Additional paid-in capital	12,280,547	11,640,962
Accumulated deficit	(1,802,665)	(1,800,842)
Other comprehensive income - foreign currency	1,365,497	1,342,701
Total Stockholders' Equity	11,975,577	11,299,854

Total Liabilities and Stockholders' Equity	$21,276,122	$26,291,830

See accompanying notes to Consolidated Financial Statements

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

NET REVENUES	$5,660,758	$13,056,527	$15,475,744	$20,986,025

COST OF SALES	4,953,777	12,122,988	14,021,294	19,454,321

GROSS PROFIT	706,981	933,539	1,454,450	1,531,704

OPERATING EXPENSES:
Selling expenses	163,453	92,716	545,028	285,024
General and administrative Expenses	337,011	289,000	725,347	523,339
Total Operating Expenses	500,464	381,716	1,270,375	808,363

INCOME FROM OPERATIONS	206,517	551,823	184,075	723,341

OTHER (EXPENSE) INCOME :
Income tax abatement	-	1,621,322	-	1,621,322
Other income	90,133	70,653	148,070	128,047
Interest expense	(143,610)	(95,031)	(321,681)	(174,523)
Total Other (Expense) Income	(53,477)	1,596,944	(173,611)	1,574,846

INCOME BEFORE INCOME TAXES	153,040	2,148,767	10,464	2,298,187

INCOME TAXES	(5,974)	(172,009)	(12,286)	(262,907)

NET INCOME (LOSS) BEFORE MINORITY INTEREST	147,066	1,976,758	(1,822)	2,035,280

MINORITY INTEREST IN INCOME OF SUBSIDIARY	-	-	-	(75,870)

NET INCOME (LOSS)	$147,066	$1,976,758	$(1,822)	$1,959,410

OTHER COMPREHENSIVE INCOME:
Unrealized foreign currency translation	$1,159	$217,420	$22,796	$316,200

COMPREHENSIVE INCOME	$148,225	$2,194,178	$20,974	$2,275,610

NET INCOME PER COMMON SHARE
Basic	$0.00	$0.02	$0.00	$0.02
Diluted	$0.00	$0.02	$0.00	$0.02

Weighted Common Shares Outstanding - Basic	130,097,418	96,363,982	123,529,525	96,363,982
Weighted Common Shares Outstanding - Diluted	130,115,837	139,679,254	123,529,525	139,679,254

See accompanying notes to Consolidated Financial Statements

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	For the Six Months Ended
	December 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(1,822)	$1,959,410
Adjustments to reconcile net (loss) income to net cash provided from (used in) operating activities:
Depreciation and amortization	207,183	258,447
Common stock issued for services	330,000	-
Allowance for doubtful accounts	(570,256)	(40,674)
Minority interest	-	75,870
Changes in assets and liabilities:
Accounts receivable	6,131,826	(1,549,783)
Inventories	1,350,392	(776,969)
Prepaid and other current assets	(51,726)	(947,566)
Notes receivable	-	284,008
Other receivables	(69,886)	(54,419)
Advances to employees	-	(7,424)
Advances on purchases	(841,676)	11,273
Other assets	-	(18,531)
Intangible assets	(29,065)	-
Accounts payable	(5,167,049)	2,012,928
Tax payable	(70,799)	(1,445,698)
Other payables	(97,102)	(42,774)
Accrued expenses	53,502	(170,583)
Advances from customers	49,374	20,935

NET CASH PROVIDED FROM (USED IN) OPERATING ACTIVITIES	1,222,896	(431,550)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(280,917)	(390,251)

NET CASH FLOWS (USED IN) PROVIDED BY INVESTING ACTIVITIES	(280,917)	(390,251)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	72,960	171,566
Proceeds from the exercise of warrants	24,750	-
Decrease in restricted cash	240,768	-
Repayment of related parties advances	(584,154)	-

NET CASH FLOWS (USED IN) PROVIDED BY FINANCING ACTIVITIES	(245,676)	171,566

EFFECT OF EXCHANGE RATE ON CASH	338	163,947

NET INCREASE (DECREASE) IN CASH	696,641	(486,288)

CASH - beginning of the period	213,110	1,032,519

CASH - end of the period	$909,751	$546,231

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for:
Interest	$158,449	$174,523
Income Taxes	$-	$262,907

Non-cash investing and financing activities:
Common stock issued for acquisitions	$300,000	$-
Acquisition of minority interest in subsidiary	-	$679,428

Dragon International Group Corp. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements
December 31, 2008

NOTE 1 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Dragon International Group Corp. ("we," "our", "us", "Dragon" or "Dragon Nevada") is a holding company that, through our subsidiary companies, manufactures and distributes assorted industrial paper and packaging products.  Our operations are conducted through subsidiaries located in the Peoples Republic of China ("PRC") and the British Virgin Islands ("BVI").

We are a manufacturer and distributor of a variety of paper products and packaging materials. Our principal executive offices and manufacturing facilities are located approximately 200 miles south of Shanghai in Ningbo, Zhejiang Province, China.  Our manufacturing operations are led by Shanghai JinKui Packaging Material Co., Ltd. and Ningbo Dragon International Trade Co., Ltd. and its subsidiary companies.  The main customers of our manufacturing products are pharmaceutical companies in the People0106¥73010¡4s Republic of China, Pakistan, and India.  Our distribution operations are led by Wellton International Fiber Corp. domiciled in the British Virgin Islands.  Wellton is an agent and supplier of paper pulp, waste paper, and recycled paper products.  Its main customers are manufacturers of paper and packaging products ranging from office paper to industrial cardboard.

We operate various entities engaged in the paper industry. However, we evaluate the business and our products under two core segments: (i) Pulp and Paper and (ii) Packaging.  Our Pulp and Paper segment consists of the operations of Wellton and our Packaging segment consists of the operations of Shanghai JinKui and Ningbo Dragon and its subsidiaries.  Our various entities enable us to be diversified within the paper industry and support our goal to become a leader in the manufacture and distribution of a) pharmaceutical packaging products and b) pulp and paper products within China.

We are on a fiscal year; as such the three month period ending December 31, is our second quarter.  The fiscal year ended June 30, 2008 is referred to as "fiscal 2008", the fiscal year ended June 30, 2007 is referred to as "fiscal 2007", and the coming fiscal year ending June 30, 2009 is referred to as "fiscal 2009".  Our operations are conducted through the following subsidiaries of Dragon Nevada.

PULP AND PAPER SEGMENT:

Wellton International Fiber Corp. ("Wellton")

Wellton is a wholly owned subsidiary of Dragon Nevada.  Dragon Nevada acquired a 51% interest on June 29, 2007 and acquired the remaining 49% interest in Wellton on October 1, 2007.  Wellton was formed in February 2002 under the laws of the British Virgin Islands and operates as an agent and supplier of paper pulp, waste paper, and recycled paper products. Revenues for Wellton are derived from a diverse customer base located primarily in the PRC where no single customer represents more than 10% of revenues.

PACKAGING SEGMENT:

Shanghai JinKui Packaging Material Co., Ltd. ("Shanghai JinKui")

Shanghai JinKui is a wholly owned subsidiary of Dragon Nevada. Dragon Nevada acquired Shanghai JinKui on June 30, 2006.  Shanghai JinKui is a manufacturer of packaging products, for the pharmaceutical and food industry.  In 2005, Shanghai JinKui obtained the Good Manufacturer Practice ("GMP") status from the Chinese State Food and Drug Administration ("SFDA") and ISO9000 Quality Assurance System.

Dragon International Group Corp., a Florida corporation ("Dragon Florida")

Dragon Florida is a wholly owned subsidiary of Dragon Nevada. Dragon Nevada acquired Dragon Florida on October 4, 2004. Dragon Florida is a holding company and operates Ningbo Dragon International Trade Co., Ltd.

Ningbo Dragon International Trade Co., Ltd. ("Ningbo Dragon")

Ningbo Dragon is a wholly owned subsidiary of Dragon Florida.  Ningbo Dragon was formed on August 29, 1997.  Dragon Florida acquired a 70% interest in Ningbo Dragon on June 21, 2004 and acquired the remaining 30% interest on December 31, 2004. Ningbo Dragon is a manufacturer and distributor of paper and integrated packaging paper products. Ningbo Dragon, through a subsidiary, holds an ISO9000 certificate and national license to import and export paper products. Revenues for Ningbo Dragon are derived primarily from operations within China with a diverse customer base where no single customer represents more than 10% of revenues. In addition to its own operations, Ningbo Dragon directly operates the following three subsidiaries: Ningbo City Jiangdong Yonglongxin Packaging Technology Co., Ltd.; Ningbo Dragon Packaging Technology Co., Ltd.; and, Hangzhou Yongxin Paper Co., Ltd.

Ningbo City Jiangdong Yonglongxin Packaging Technology Co., Ltd. ("Yonglongxin")

Yonglongxin is a wholly owned subsidiary of Ningbo Dragon.  Yonglongxin was formed on November 8, 1999.  Yonglongxin is a manufacturer of specialty paperboard products and holds an ISO9000 certificate.  Yonglongxin operates a civil welfare manufacturing facility, which enjoys government subsidies for employing handicapped citizens in Zhang'ai Village, Fuming County, near Ningbo, China.  Yonglongxin also operates the Xianyang Naite Research & Development Center ("R&D Center").  The R&D Center was created to develop, design and improve production methods.

Ningbo Dragon Packaging Technology Co., Ltd. ("Dragon Packaging")

Dragon Packaging is a wholly owned subsidiary of Ningbo Dragon. Ningbo Dragon acquired Dragon Packaging on June 1, 2005.  Dragon Packaging manufactures assorted packaging materials for the pharmaceutical and food industry.  In December 2008, Dragon Packaging received approval from China's State Food and Drug Administration ("SFDA") to manufacture polyethylene and foil based cold forming products for use in pharmaceutical packaging.  The SFDA approval allows Dragon Packaging to produce and market packaging products to the pharmaceutical industry in China.  The approval expires in December 2013.  Dragon Packaging expects to manufacture the recently approved pharmaceutical packaging products at Dragon Packaging's packaging facility located in Ningbo city.  Ningbo's manufacturing facility includes a 40,000 square foot production plant and has the capacity to produce 2,400 metric tons of pharmaceutical packaging products per year.

Hangzhou Yongxin Paper Co., Ltd. ("Yongxin")

Ningbo Dragon holds a 60% interest in Yongxin. Ningbo Dragon acquired a 60% interest on July 1, 2005.  Yongxin manufactures, sells, and distributes cigarette packaging materials and is located in Hengjie Village of the Liuxia town in Hangzhou, Zhejiang Province, China.

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, all significant inter-company balances and transactions have been eliminated.  These statements have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") and the instructions to Form 10-Q. Accordingly, certain information and footnote disclosures normally included in the financial statements included in our Annual Report on Form 10-K have been condensed or omitted.

The accompanying consolidated financial statements for the interim periods are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the periods presented. These financial statements should be read in conjunction with the financial statements for the fiscal year ended June 30, 2008 and notes thereto contained on Form 10-K for the fiscal year ended June 30, 2008 of the Company as filed with the Securities and Exchange Commission. The results of operations for the three month and six month periods ended December 31, 2008 are not necessarily indicative of the results for our full fiscal year ending June 30, 2009.

RECLASSIFICATION

Certain reclassifications of amounts previously reported have been made to the accompanying consolidated financial statements in order to maintain consistency and comparability between the periods presented.  Certain payables previously classified as Accounts Payable are now classified as Due to Related Parties.

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from those estimates. Significant estimates in fiscal years 2009 and 2008 include the allowance for doubtful accounts of accounts receivable, valuation of inventories, the useful life of property, plant and equipment and land use rights.

CASH AND CASH EQUIVALENTS

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents.  At December 31, 2008, the Company maintained a cash balance of $909,751.  Of this amount $899,197 is held in China, and $10,554 is held in the U.S.

ACCOUNTS RECEIVABLE

Accounts receivable are reported at net realizable value.  The Company has established an allowance for doubtful accounts based upon factors pertaining to the credit risk of specific customer historical trends, and other information.  Delinquent accounts are written-off against the allowance when it is determined that the amounts are uncollectible. The allowance for doubtful accounts totaled $764,381 at December 31, 2008 and $1,333,501 at June 30, 2008.

INVENTORIES

Inventories, consisting of raw materials and finished goods related to the Company's products are stated at the lower of cost or market utilizing the weighted average method.

ADVANCES ON PURCHASES

Advances on purchases amounted to $5,918,110 and $5,034,567 at December 31, 2008 and June 30, 2008, respectively.  This amount consists of prepayments by the Company for merchandise orders that had not yet been shipped to the Company.

INTANGIBLE ASSETS / INTELLECTUAL PROPERTY

The Company recognizes the value and amortizes intangible assets and intellectual property acquired in connection with their various acquisitions, including goodwill.  The Company amortizes these assets based on the expected useful lives of these assets, based on Company management projecting forward future revenue and expense streams related to these acquired assets.  If no expected useful life can be determined, as is the case with goodwill, the Company will test the asset for impairment on an annual basis.  For the six months ended December 31, 2008 and 2007, amortization expenses for intangible assets amounted to $32,215 and $32,816, respectively.

LONG - LIVED ASSETS

In accordance with the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company evaluates its long-lived assets for possible impairment when changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Long-lived assets under certain circumstances are reported at the lower of carrying amount or fair value. Assets to be disposed of and assets not expected to provide any future service potential to the Company are recorded at the lower of carrying amount or fair value less related costs to sell.  To the extent carrying values exceed fair values; an impairment loss is recognized in operating results.

STOCK-BASED COMPENSATION

In December 2004, the Financial Accounting Standards Board ("FASB") issued FASB Statement No. 123R, "Share-Based Payment, an Amendment of FASB Statement No. 123" ("FAS No. 123R"). FAS No. 123R requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity based compensation issued to employees. The Company adopted FAS No.123R in the first quarter of fiscal 2006.

NET INCOME (LOSS) PER SHARE

Basic income (loss) per common share is computed by dividing income available to common shareholders by the weighted average number of shares of common stock outstanding for the periods presented. Diluted income per share reflects the potential dilution that could occur if securities were exercised or converted into common stock or other contracts to issue common stock resulted in the issuance of common stock that would then share in our income, subject to anti-dilution limitations.

Dragon International Group Corp. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements  -- Continued
December 31, 2008

The following table represents a reconciliation of basic and diluted earnings per share:
	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2008	2007	2008	2007
Net Income (Loss) available to common shareholders for basic and diluted earnings per share	$147,066	$1,976,758	$(1,822)	$1,959,410
Weighted average shares outstanding - basic	130,097,418	96,363,982	123,529,525	96,363,982
Effect of dilutive securities:
Unexercised warrants	18,419	43,315,272	23,432	43,315,272
Weighted average shares outstanding - diluted	130,115,837	139,679,254	123,529,525	139,679,254
Earnings (loss) per share - basic	$0.00	$0.02	$0.00	$0.02
Earnings (loss) per share -diluted	$0.00	$0.02	$0.00	$0.02

REVENUE RECOGNITION

The Company follows the guidance of the Securities and Exchange Commission's Staff Accounting Bulletin 104 for revenue recognition.  In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.

SHIPPING AND HANDLING COSTS

The Company accounts for shipping and handling costs as a component of selling expenses.

FOREIGN CURRENCY TRANSLATION

Transactions and balances originally denominated in U.S. dollars are presented at their original amounts. Transactions and balances in other currencies are converted into U.S. dollars in accordance with Statement of Financial Accounting Standards (SFAS) No. 52, "Foreign Currency Translation", and are included in determining net income or loss.

For foreign operations with the local currency as the functional currency, assets and liabilities are translated from the local currencies into U.S. dollars at the exchange rate prevailing at the balance sheet date.  Revenues and expenses are translated at weighted average exchange rates for the period to approximate translation at the exchange rates prevailing at the dates those elements are recognized in the financial statements.  Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive loss.  At December 31, 2008 and prior fiscal year ended June 30, 2008, the exchange rates for the Chinese Renminbi, also referred to as the Chinese dollar ("RMB"), for 1 United States dollar were 6.8542 and 6.8718, respectively.

CONCENTRATION OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable.  The Company places its cash with high credit quality financial institutions in the United States and China. At December 31, 2008, the Company, held a total of $909,751 in bank deposits.  Of this amount $899,197 is held in China, and $10,554 is held in the U.S.  The cash balance of $899,197 held in bank deposits in China is not insured.  The Company has not experienced any losses in such accounts through December 31, 2008.  The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value.  For purpose of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.  The carrying amounts reported in the consolidated balance sheet for cash, accounts receivable, deferred expenses, advance on purchases, other receivables, accounts payable, accrued expenses, due to related parties, advance from customers, and loans approximate their fair market value based on the short-term maturity of these instruments.

Dragon International Group Corp. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements  -- Continued
December 31, 2008

Recent Accounting Pronouncements

In March 2008, the FASB issued SFAS 161, "Disclosures about Derivative Instruments and Hedging Activities" ("SFAS 161"). SFAS 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. We are currently evaluating the requirements of SFAS 161 and the impact of adoption on our consolidated financial statements.

In May 2008, the Financial Accounting Standards Board ("FASB") issued FASB Staff Position ("FSP") APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). FSP APB 14-1 clarifies that convertible debt instruments that may be settled in cash upon either mandatory or optional conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, Accounting for Convertible Debt and Debt issued with Stock Purchase Warrants. Additionally, FSP APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity's nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. We adopted FSP APB 14-1 as of the first quarter of fiscal 2009, this standard must be applied on a retrospective basis. We are evaluating any impact the adoption of FSP APB 14-1 will have on our consolidated financial position and results of operations.

In May 2008, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 162, The Hierarchy of Generally Accepted Accounting Principles. This standard is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with generally accepted accounting principles in the United States for non-governmental entities. SFAS No. 162 is effective 60 days following approval by the U.S. Securities and Exchange Commission ("SEC") of the Public Company Accounting Oversight Board's amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. We do not expect SFAS No. 162 to have a material impact on the preparation of our consolidated financial statements.

On September 16, 2008, the FASB issued final Staff Position (FSP) No. EITF 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities," to address the question of whether instruments granted in share-based payment transactions are participating securities prior to vesting. The FSP determines that unvested share-based payment awards that contain rights to dividend payments should be included in earnings per share calculations. The guidance will be effective for fiscal years beginning after December 15, 2008. We are currently evaluating the requirements of (FSP) No. EITF 03-6-1, as well as the impact of the adoption on our consolidated financial statements.

On October 10, 2008, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active. This FASB Staff Position (FSP) clarifies the application of FASB Statement No. 157, Fair Value Measurements, in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. Statement 157 was issued in September 2006, and is effective for financial assets and financial liabilities for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  We have adopted SFAS 157-3 and determined that it had no impact as of December 31, 2008, and we will continue to evaluate the impact, if any, of SFAS 157-3 on our financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

NOTE 2 - INVENTORIES

At December 31, 2008 and June 30, 2008, inventories consisted of the following:

	December 31, 2008	June 30, 2008
Raw Materials	$881,986	$669,322
Work in Progress	904,204	1,608,582
Finished Goods	1,689,677	2,541,531
	$3,475,867	$4,819,435

Dragon International Group Corp. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements  -- Continued
December 31, 2008

NOTE 3 - PROPERTY AND EQUIPMENT

Depreciation expense for the six month periods ending December 31, 2008 and December 31, 2007 was $174,968 and $133,538 respectively.  At December 31, 2008 and June 30, 2008, property and equipment consisted of the following:

Asset class	Estimated Life	December 31, 2008	June 30, 2008
Manufacturing Equipment	5 years	$2,692,386	$2,590,684
Building and Improvements	20 years	1,429,264	1,287,304
Office Equipment	5 years	105,630	74,876
Construction in Progress		360,829	343,343
		4,588,109	4,296,207

Less: Accumulated Depreciation		(1,348,353)	(1,170,410)

Fixed Assets - Net		$3,239,756	$3,125,797

NOTE 4 - INTANGIBLE ASSETS

In connection with the acquisition of Dragon Packaging on June 1, 2005, the Company acquired land use rights valued as of December 31, 2008 at $3,042,276 (Local currency of RMB 20,852,366) through an agreement with the Chinese government, whereby the Company has rights to use certain land until March 4, 2053.  The Company commenced amortizing these land use rights over the contract period beginning July 1, 2005.  For the six months ended December 31, 2008 and 2007, amortization expenses amounted to $32,215 and $32,816, respectively.  The value of the land use rights remained constant in the local currency of RMB, the change in the valuation as it relates to U.S. dollars is associated with the currency fluctuation.

In connection with the acquisition of Shanghai JinKui on June 30, 2006, we settled a previously disputed contingent consideration payment in October, 2008. In accordance with SFAS 141, "Business Combinations" we accounted for the additional shares as part of the purchase price and allocated the amount to goodwill when the contingency was resolved and additional consideration was distributable. Please refer to Note 7 "Stockholder's Equity" for further discussion.

	December 31, 2008	June 30, 2008
Land Use Rights (Estimated Useful Life: 45 years)	$3,042,276	$3,005,379
Goodwill	300,000	-
Less: Accumulated Amortization	(224,535)	(191,713)
	$3,117,741	$2,813,666

NOTE 5 - RELATED PARTY TRANSACTIONS

DUE TO RELATED PARTIES

At December 31, 2008, the Company owed $18,354 to David Wu, Chief Executive Officer of the Company, for a shareholder loan used for working capital purposes at Shanghai JinKui. At June 30, 2008, the Company owed $602,511 to Kung Ming (Eric) Kuo, general manager of Wellton, for unpaid salary, unpaid dividend liability assumed as part of the acquisition of Wellton, and a shareholder loan used for working capital purposes at Wellton. The due to related party balances consist of the following:

	December 31, 2008	June 30, 2008
Unpaid Salary	$-	$106,200
Dividend Liability	-	242,000
Shareholder Loan	18,354	254,311
	$18,354	$602,511

Dragon International Group Corp. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements  -- Continued
December 31, 2008

NOTE 6 - NOTES PAYABLE

A summary of notes payable as of December 31, 2008 and June 30, 2008 is as follows:

	December 31, 2008	June 30, 2008

Bank Acceptance note payable to Bank of Communications, due on November 23, 2008. Non-interest bearing. 50% secured by restricted cash.	$-	$189,179

Note payable to Bank of Agriculture, due on February 15, 2009*. Interest only payable monthly at a variable prime rate. As of December 31, 2008, the prime rate was 5.31%. Secured by the property of the Company.	948,324	945,895

Note payable to Ningbo Jiangdong Yongke Co., Ltd. due on Februrary 19, 2009** at an annual rate of 10%.	102,127	-

Notes payable to Yafen Wei, due on February 28, 2009 at an annual rate of 12%. Secured by property of third party: Ningbo Jiangdong Yongke Co., Ltd.	175,075	-

Note payable to Ningbo Jiangdong Yongke Co., Ltd. due on March 8, 2009 at an annual rate of 12%.	72,948	-

Note payable to Ningbo Jiangdong Yongke Co., Ltd. due on May 20, 2009. Interest payable at a variable prime rate. As of December 31, 2008, the prime rate was 5.31%.	87,538	-

Note payable to Shanghai Agriculture Commercial Bank, due on June 2, 2009. Interest only payable monthly at a variable prime rate. As of December 31, 2008, the prime rate was 5.31%. Secured by the property of third party: Lijian Lu.	218,843	218,283

Note payable to James Wang, CEO of China Direct Industries, Inc., interest only payable annually at the rate of 8%, $43,000 due on April 11, 2009 and $100,000 due on January 10, 2010. Unsecured.	143,000	143,000

Note payable to Bank of Agriculture, due on June 12, 2009. Interest only payable monthly at a variable prime rate. As of December 31, 2008 the prime rate was 5.31%. Secured by property of the Company.	1,823,699	1,819,028

Note payable to Bank of Agriculture, due on June 15, 2009. Interest only payable monthly at a variable prime rate. As of December 31, 2008, the prime rate was 5.31%. Secured by property of the CEO, David Wu.	291,792	291,044

Note payable to Bank of Agriculture, due on November 10, 2009. Interest only payable monthly at variable prime rate. As of December 31, 2008, prime rate was 5.31%. Secured by property of third party: Ningbo Jiangdong Yongke Co., Ltd.	583,584	582,089

Notes payable to Yafen Wei, due on November 30, 2009 at an annual rate of 12%. Secured by property of third party: Ningbo Jiangdong Yongke Co., Ltd.	116,717	-

Note payable to Capital One Resource Co., Ltd. due on December 31, 2009 at a rate of 6%. Secured by the property of the Company, David Wu and third party: Yonghua Cai.	1,021,272	1,018,657

Bank Acceptance note payable to Bank of Communications, due on December 4, 2009. Non-interest bearing. 50% secured by restricted cash.	-	291,045

Total	$5,584,919	$5,498,220

Less: current portion	(5,584,919)	(5,498,220)

Long-term portion	$-	$-

*	The Company plans to renew this loan and extend the maturity to February 15, 2010.
**	The Company plans to renew this loan and extend the maturity to February 19, 2010.

Dragon International Group Corp. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements  -- Continued
December 31, 2008

NOTE 7 - STOCKHOLDERS' EQUITY

CONSULTANT

In July 2008, as amended in October 2008, we entered into a one year agreement with Capital One Resource Co., Ltd. a wholly owned subsidiary of China Direct Industries, Inc.  Under the terms of the current agreement, they have been engaged to provide support to us in a variety of areas, including general business consulting, translation services, management of professional resources, identification of potential acquisition targets and investment sources, development of marketing plans and coordination of our public disclosure.  As compensation for its services, we will issue Capital One Resource Co., Ltd. an aggregate of 5,000,000 shares of our common stock as follows: 1,250,000 shares of our common stock earned for services provided from July 1, 2008 through September 30, 2008 and earned on or before September 30, 2008; 1,250,000 shares of our common stock earned for services provided from October 1, 2008 through December 31, 2008 and earned on or before December 31, 2008; 1,250,000 shares of our common stock shall be earned for services provided from January 1, 2009 through March 31, 2009 and shall be earned on or before March 31, 2009; 1,250,000 shares of our common stock shall be earned for services provided from April 1, 2009 through June 30, 2009 and shall be earned on or before June 30, 2009.  The agreement may be terminated by either party upon 30 days notice.  The Company will issue and expense 1,250,000 per quarter for services rendered and earned during each quarter; the fair value of the shares will be measured upon the date of issuance.

On October 8, 2008, China Direct Industries, Inc. exercised a warrant to purchase 165,000 shares of our common stock at an exercise price of $0.15 per share.

On October 15, 2008, we issued 5,000,000 shares of common stock to Capital One Resource Co., Ltd.; 3,000,000 shares were for payment of consulting services rendered during our fiscal year ended June 30, 2008 and 2,000,000 shares were for payment of consulting services rendered and to be rendered during our fiscal year ending June 30, 2009.

ADDITIONAL CONSIDERATION FOR ACQUISITION

In October, 2008 the Company issued 10,000,000 shares of common stock, assigned to H.K. Mingtai Investment Co., Ltd. as partial payment of our acquisition of Shanghai JinKui.  The shares were issued upon the request of Haobo Zhu and Shaobo Ouyang, former shareholders of Shanghai JinKui, as contingent consideration in connection with the acquisition of Shanghai JinKui.  Pursuant to section 1.2 of the stock purchase agreement entered into by and among Dragon Nevada and Shanghai JinKui dated June 10, 2006, filed as an exhibit to our 10-KSB/A for the fiscal year ended June 30, 2006, we agreed to a contingent payment of additional shares related to the purchase, based on Shanghai JinKui achieving specified net income targets subsequent to the purchase.  The fulfillment of the contingent conditions has been in dispute since December 31, 2006; specifically, the parties have disagreed regarding the definition of net income.  On October 13, 2008 the parties reached an agreement to issue 10,000,000 shares of common stock with a fair value of $300,000.  In accordance with SFAS 141, "Business Combinations" we accounted for the additional shares as part of the purchase price of Shanghai JinKui when the contingency was resolved and additional consideration was distributed.  We valued the additional consideration at fair value based on the market price of $0.03 per share on the date of issuance.

COMMON STOCK PURCHASE WARRANTS

A summary of the status of the Company's outstanding stock warrants as of December 31, 2008 and changes during the six month period ended December 31, 2008 is as follows:

	Shares	Weighted Average Exercise Price

Outstanding at July 1, 2008	42,697,282	$0.139

Granted	-	-
Exercised	(165,000)	0.15
Forfeited	-	-

Outstanding at December 31, 2008	42,532,282	0.139

Warrants exercisable at end of period	42,532,282	$0.139

Dragon International Group Corp. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements  -- Continued
December 31, 2008

The following information applies to all warrants outstanding at December 31, 2008:

Warrants Outstanding and Exercisable
Range of Exercise Prices	Weighted Average Remaining Contractual Shares	Weighted Average Exercise Life (Years) Contractual Shares	Weighted Average Exercise Price
$0.30	150,000	1.53	$0.30
0.15	23,852,940	2.35	0.15
0.125	18,333,342	3.09	0.125
0.01	196,000	1.53	0.01
	42,532,282		$0.139

NOTE 8 - SEGMENT INFORMATION

The following information is presented in accordance with SFAS No. 131, "Disclosure about segments of an Enterprise and Related Information". For the three and six months ended December 31, 2008, the Company operated in two reportable business segments as follows:

PULP AND PAPER SEGMENT:

-	Wellton, a wholly owned subsidiary of Dragon Nevada

PACKAGING SEGMENT:

-	Shanghai JinKui , a wholly owned subsidiary of Dragon Nevada
-	Dragon Florida, a wholly owned subsidiary of Dragon Nevada
-	Ningbo Dragon, a wholly owned subsidiary of Dragon Florida
-	Yonglongxin, a wholly owned subsidiary of Ningbo Dragon
-	R&D Center, a wholly owned subsidiary of Yonglongxin
-	Yongxin, a 60% interest subsidiary of Ningbo Dragon
-	Dragon Packaging, a wholly owned subsidiary of Ningbo Dragon

The Company's reportable segments are strategic business units that offer different products and services. Each segment and each company or group of companies are managed and reported separately based on the fundamental differences in their operations. Condensed information with respect to these reportable segments for the three and six months ended December 31, 2008 and 2007 are as follows:

	Pulp and Paper		Packaging		Corporate Items and Eliminations		Consolidated
	For the three months ended December 31,		For the three months ended December 31,		For the three months ended December 31,		For the three months ended December 31,
	2008	2007	2008	2007	2008	2007	2008	2007
Net Revenues	$4,190,243	$11,178,474	$1,470,515	$1,878,053	$-	$-	$5,660,758	$13,056,527
Cost of Sales	3,806,951	10,533,297	1,146,826	1,589,691	-	-	4,953,777	12,122,988
Gross Profit	383,292	645,177	323,689	288,362	-	-	706,981	933,539
Total Operating Expenses	156,064	230,115	228,150	151,436	116,250	165	500,464	381,716
Total Operating Income	227,228	415,062	95,539	136,926	(116,250)	(165)	206,517	551,823
Net (loss) income	273,621	1,941,378	(10,070)	35,445	(116,485)	(65)	147,066	1,976,758
Segment Assets	$3,562,645	$7,653,643	$17,402,923	$16,458,110	$310,554	$12,754	$21,276,122	$24,124,507

Dragon International Group Corp. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements  -- Continued
December 31, 2008

	Pulp and Paper		Packaging		Corporate Items and Eliminations		Consolidated
	For the six months ended December 31,		For the six months ended December 31,		For the six months ended December 31,		For the six months ended December 31,
	2008	2007	2008	2007	2008	2007	2008	2007
Net Revenues	$12,630,681	$18,221,470	$2,845,063	$2,764,555	$-	$-	$15,475,744	$20,986,025
Cost of Sales	11,743,488	17,159,351	2,277,806	2,294,970	-	-	14,021,294	19,454,321
Gross Profit	887,193	1,062,119	567,257	469,585	-	-	1,454,450	1,531,704
Total Operating Expenses	588,482	450,464	471,893	357,614	210,000	285	1,270,375	808,363
Total Operating Income	298,711	611,655	95,364	111,971	(210,000)	(285)	184,075	723,341
Net (loss) income	287,009	2,020,345	(78,451)	(60,750)	(210,380)	(185)	(1,822)	1,959,410
Segment Assets	$3,562,645	$7,653,643	$17,402,923	$16,458,110	$310,554	$12,754	$21,276,122	$24,124,507

NOTE 9 - SUBSEQUENT EVENTS

INTEREST PAYMENT

 On January 13, 2009, we issued 2,554,750 shares of common stock as payment of interest on an outstanding loan in the amount of $1,021,272 due to Capital One Resource Co., Ltd. a wholly owned subsidiary of China Direct Industries, Inc.

DRAGON INTERNATIONAL GROUP CORP AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED JUNE 30, 2008 and 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Shareholders and Directors
Dragon International Group Corp.

We have audited the accompanying consolidated balance sheets of Dragon International Group Corp. and its subsidiaries ("Company") as of June 30, 2008 and 2007, and the related consolidated statements of operations, stockholder's equity and cash flows for the years ended June 30, 2008 and 2007. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dragon International Group Corp. and subsidiaries as of June 30, 2008 and 2007, and the results of their operations and their cash flows for the years ended June 30, 2008 and 2007, in conformity with accounting principles generally accepted in the United States.

/s/ Sherb & Co., LLP
Certified Public Accountants

Boca Raton, Florida
September 5, 2008

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2008	June 30, 2007
ASSETS		Restated

CURRENT ASSETS:
Cash	$213,110	$1,032,519
Accounts receivable (net of allowance for doubtful accounts of $1,333,501 and $206,454, respectively)	9,919,791	7,321,905
Inventories	4,819,435	2,097,854
Advances on purchases	5,034,567	4,167,033
Other receivables	57,536	-
Prepaid expenses and other current assets	39,291	594,677
Total Current Assets	20,083,730	15,213,988

CASH RESTRICTED	240,112	262,302
PROPERTY AND EQUIPMENT - Net	3,125,797	2,851,721
LAND USE RIGHTS - Net	2,813,666	2,593,636
INTANGIBLE ASSETS - Net	-	310,236
DEFERRED EXPENSE	28,525	-
Total Assets	$26,291,830	$21,231,883

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes payable - current portion	$5,498,220	$3,946,378
Accounts payable	8,505,110	4,615,665
Accrued expenses	283,616	370,522
Advances from customers	62,504	25,355
Income tax payable	40,015	1,397,117
Liability in connection with acquisition	-	573,022
Due to related parties	602,511	1,479,311
Total Current Liabilities	14,991,976	12,407,370

MINORITY INTEREST	-	603,557

STOCKHOLDERS' EQUITY:
Preferred stock ($.001 Par Value; 25,000,000 Shares Authorized;
No shares issued and outstanding)	-	-
Common stock ($.001 Par Value; 200,000,000 Shares Authorized;
117,033,022 and 96,363,982 shares issued and outstanding)	117,033	96,364
Additional paid-in capital	11,640,962	10,143,001
Accumulated deficit	(1,800,842)	(2,503,967)
Other comprehensive income - foreign currency	1,342,701	485,558
Total Stockholders' Equity	11,299,854	8,220,956

Total Liabilities and Stockholders' Equity	$26,291,830	$21,231,883

See notes to consolidated financial statements

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
	For the Year Ended
	June 30,
	2008	2007
		Restated

NET REVENUES	$44,489,312	$15,337,586

COST OF SALES	41,077,939	13,912,099

GROSS PROFIT	3,411,373	1,425,487

OPERATING EXPENSES:
Selling expenses	624,290	351,484
General and administrative Expenses	3,068,668	1,535,609
Total Operating Expenses	3,692,958	1,887,093

INCOME (LOSS) FROM OPERATIONS	(281,585)	(461,606)

OTHER INCOME (EXPENSE):
Revision of tax accrual recognized in connection with the acquisition of Wellton	1,395,467	-
VAT tax abatement	63,550	118,472
Registration rights penalty	-	(180,000)
Interest income (expense)	(350,346)	(189,959)
Total Other Income (Expense)	1,108,671	(251,487)

INCOME (LOSS) BEFORE INCOME TAXES	827,086	(713,093)

INCOME TAXES	(48,091)	(88,926)

NET INCOME (LOSS) BEFORE MINORITY INTEREST	778,995	(802,019)

MINORITY INTEREST IN INCOME OF SUBSIDIARY	(75,870)	-

NET INCOME (LOSS)	$703,125	$(802,019)

OTHER COMPREHENSIVE INCOME:
Unrealized foreign currency translation	$857,143	$312,606

COMPREHENSIVE INCOME (LOSS)	$1,560,268	$(489,413)

NET INCOME PER COMMON SHARE
Basic	$0.01	$(0.01)
Diluted	$0.01	$(0.01)

Weighted Common Shares Outstanding - Basic	111,539,491	81,331,308
Weighted Common Shares Outstanding - Diluted	111,709,627	81,331,308

See notes to consolidated financial statements

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

	Common Stock, $.001 Par Value		Common Stock Issuable		Additional	Retained	Other	Total
	Number of		Number of		Paid-in	Earnings	Comprehensive	Stockholders'
	Shares	Amount	Shares	Amount	Capital	(Deficit)	Income	Equity
Balance at
June 30, 2006	64,532,069	$64,532	890,000	$890	$7,335,468	$(1,701,948)	$172,952	$5,871,894
Restated

Common stock issued in connection with acquisitions	8,095,574	8,095	-	-	1,133,380	-	-	1,141,475
Sale of common stock in private placements and related issuances	18,666,672	18,667	-	-	1,313,333	-	-	1,332,000
Common stock issuable	890,000	890	(890,000)	(890)	-	-	-	-
Exercise of warrants	179,667	180	-	-	820	-	-	1,000
Shares issued under consulting agreement	4,000,000	4,000	-	-	360,000	-	-	364,000
Net loss for the year	-	-	-	-	-	(802,019)	-	(802,019)
Foreign Currency translation adjustment	-	-	-	-	-	-	312,606	312,606

Balance at
June 30, 2007	96,363,982	96,364	-	$-	$10,143,001	$(2,503,967)	$485,558	8,220,956
Restated

Common stock issued in connection with acquisitions	16,051,040	16,051	-	-	1,236,399	-	-	1,252,450
Common stock issued for services	4,000,000	4,000	-	-	256,000	-	-	260,000
Exercise of warrants	618,000	618	-	-	5,562	-	-	6,180
Net income for the year	-	-	-	-	-	703,125	-	703,125
Foreign Currency translation adjustment	-	-	-	-	-	-	857,143	857,143

Balance at
June 30, 2008	117,033,022	$117,033	-	$-	$11,640,962	$(1,800,842)	$1,342,701	$11,299,854
See notes to consolidated financial statements.

DRAGON INTERNATIONAL GROUP CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
	For the Year Ended
	June 30,
	2008	2007
		Restated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$703,125	$(802,019)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	481,073	442,772
Impairment of intangible assets	310,236	-
Income tax abatement	(1,357,102)	-
Stock-based compensation	-	360,000
Securities issued for services	260,000	-
Allowance for doubtful accounts	1,127,047	3,678
Minority interest	75,870	-

Changes in assets and liabilities:
Accounts receivable	(3,724,933)	1,948,455
Inventories	(2,721,581)	1,195,992
Prepaid and other current assets	83,855	342,934
Note receivable	445,913	-
Other receivable	(57,536)	-
Advances to employees	25,618	(25,618)
Advances on purchases	(867,534)	(3,361,371)
Other assets	(28,525)	78,759
Accounts payable	3,889,445	551,744
Accrued expenses	(86,906)	(1,671,591)
Advances from customers	37,149	(43,339)

NET CASH USED IN OPERATING ACTIVITIES	(1,404,786)	(979,604)

CASH FLOWS FROM INVESTING ACTIVITIES:
Increase in due from related parties	-	3,498
Cash acquired in acquisition	-	380,436
Increase in notes receivable	-	(445,913)
Capital expenditures	(678,259)	(1,072,153)

NET CASH FLOWS USED IN PROVIDED BY INVESTING ACTIVITIES	(678,259)	(1,134,132)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	1,551,843	5,761,340
Repayment of notes payable	-	(4,577,169)
Decrease in restricted cash	22,190	-
Common stock issued for raising capital	-	1,336,000
Repayments due to related parties	(876,800)	-
Proceeds from exercise of common stock purchase warrants	6,180	1,000

NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	703,413	2,521,171

EFFECT OF EXCHANGE RATE ON CASH	560,223	158,812

NET INCREASE (DECREASE) IN CASH	(819,409)	566,247

CASH - beginning of year	1,032,519	466,272

CASH - end of year	$213,110	$1,032,519

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for:
Interest	$360,602	$196,015
Income Taxes	$48,091	$88,926

Non-cash investing and financing activities
Issuance of common stock for liability in connection with acquisition	$1,252,450	$1,141,475
Acquisition details:
Fair value of assets acquired	$-	$4,715,489
Liabilities assumed	$-	$4,142,467
See notes to consolidated financial statements.

Dragon International Group Corp. and Subsidiaries
Notes to Consolidated Financial Statements
June 30, 2008

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

Dragon International Group Corp. ("we," "our," "us," "Dragon" or "Dragon Nevada") is a holding company that, through our subsidiary companies, manufactures and distributes assorted industrial paper and packaging products.  Our operations are conducted through subsidiaries located in the Peoples Republic of China (the "PRC").

We are a manufacturer and distributor of a variety of paper products and packaging materials. Our principal executive offices and manufacturing facilities are located approximately 200 miles south of Shanghai in Ningbo, Zhejiang Province, China.  Our manufacturing operations are led by Ningbo Dragon International Trade Co., Ltd. ("Ningbo Dragon") and its subsidiary companies.  The main customers of our manufacturing products are leading pharmaceutical companies in the People's Republic of China, Pakistan, and India.  Our distribution operations are led by Wellton International Fiber Corp. ("Wellton") located in Hong Kong, China.  Wellton is an agent and supplier of paper pulp, waste paper, and recycled paper products.  Its main customers are manufacturers of paper and packaging products ranging from office paper to industrial cardboard.

We operate various entities engaged in the paper industry. However, we evaluate the business and our products under two core segments: (i) Pulp and Paper and (ii) Packaging. Our Pulp and Paper segment consists of the operations of Wellton and our Packaging segment consists of the operations of Shanghai JinKui and Ningbo Dragon and its subsidiaries.  Our various entities enable us to be diversified within the paper industry and support our goal to become a leader in the manufacture and distribution of a) pharmaceutical packaging products and b) pulp and paper products within China.  Our operations are conducted through the following subsidiaries of Dragon Nevada:

PULP AND PAPER SEGMENT:

I.	Wellton International Fiber Corp. ("Wellton")
Wellton is a wholly owned subsidiary of Dragon Nevada.  Dragon Nevada acquired a 51% interest on June 29, 2007 and acquired the remaining 49% interest in Wellton on October 1, 2007. Wellton was formed on February 2002 under the laws of the British Virgin Islands and operates as an agent and supplier for two categories of goods: paper pulp and waste paper products.  Revenues for Wellton are derived from a diverse customer base located primarily in the PRC where no customer represents more than 10% of revenues.

PACKAGING SEGMENT:

II.	Shanghai JinKui Packaging Material Co., Ltd. ("Shanghai JinKui")
Shanghai JinKui is a wholly owned subsidiary of Dragon Nevada. Dragon Nevada acquired a 100% interest in Shanghai JinKui on June 30, 2006. Shanghai JinKui is a manufacturer of specialized packaging products, e.g. blister packs, for the pharmaceutical and food industry. In 2005, Shanghai JinKui obtained Good Manufacturer Practice ("GMP") status from the Chinese State Food and Drug Administration ("SFDA") and ISO9000 Quality Assurance System.

III.	Dragon International Group Corp., a Florida corporation ("Dragon Florida")
Dragon Florida is a wholly owned subsidiary of Dragon Nevada. Dragon Nevada acquired a 100% interest in Dragon Florida on October 4, 2004.  Dragon Florida is a holding company and operates the following subsidiary:

Dragon International Group Corp. and Subsidiaries
Notes to Consolidated Financial Statements -- Continued
June 30, 2008

1.	Ningbo Dragon International Trade Co., Ltd. ("Ningbo Dragon")
Ningbo Dragon is a wholly owned subsidiary of Dragon Florida. Ningbo Dragon was formed on August 29, 1997. Dragon Florida acquired a 70% interest in Ningbo Dragon on June 21, 2004 and acquired the remaining 30% interest on December 31, 2004. Ningbo Dragon is a manufacturer and distributor of paper and integrated packaging paper products.  Ningbo Dragon, through a subsidiary, holds an ISO9000 certificate and national license to import and export products.  Revenues for Ningbo Dragon are derived primarily from operations within China with a diverse customer base where no customer represents more than 10% of revenues. In addition to its own operations, Ningbo Dragon directly operates the following three subsidiaries:

a.	Ningbo City Jiangdong Yonglongxin Packaging Technology Co., Ltd. ("Yonglongxin")
Yonglongxin is a wholly owned subsidiary of Ningbo Dragon. Yonglongxin was formed on November 8, 1999.  Yonglongxin is a manufacturer of paperboard products and holds an ISO9000 certificate.  Yonglongxin operates a civil welfare manufacturing facility, which enjoys government subsidies for employing handicapped citizens in Zhang'ai Village, Fuming County, near Ningbo, China.  Yonglongxin also operates the Xianyang Naite Research & Development Center ("R&D Center").  The R&D Center was created to develop, design and improve production methods.

b.	Ningbo Dragon Packaging Technology Co., Ltd. ("Dragon Packaging")
Dragon Packaging is a wholly owned subsidiary of Ningbo Dragon.  Ningbo Dragon acquired a 100% interest in Dragon Packaging on June 1, 2005. Dragon Packaging is a manufacturer of packaging materials products for the pharmaceutical and food industry.

c.	Hangzhou Yongxin Paper Co., Ltd. ("Yongxin")
Ningbo Dragon holds a 60% interest in Yongxin.  Ningbo Dragon acquired a 60% interest on July 1, 2005. Yongxin manufactures, sells, and distributes cigarette packaging materials and is located in Hengjie Village of the Liuxia town in Hangzhou, Zhejiang Province, China.

Henceforth Dragon Nevada, Dragon Florida, Ningbo Dragon, Wellton or any of its subsidiaries are to be referred to as the "Company", unless reference is made to the respective company for reference to events surrounding that company.

RESTATEMENT OF FINANCIAL STATEMENTS

The financial statements for the fiscal years ended June 30, 2007 and 2006 have been restated to correct the accounting treatment previously accorded certain transactions.

-
In July 2005, the Company entered into a consulting agreement with China Direct Investments, Inc. to provide business development and management service. In connection with this agreement, the Company issued 400,000 shares of common stock with a fair value on the date of grant of $.26 per share totaling $104,000. Initially, the Company had recorded deferred consulting expense and amortized the cost over the one-year term of the agreement. Due to the absence of vesting and forfeiture provisions, as provided in EITF 96-18, the Company determined that the measurement date of the transaction was triggered and, absent a sufficiently large disincentive for non-performance, which was not provided in the agreement, the financial statements have been restated to expense the entire fair value of $104,000 as of the effective date of the agreement.

Dragon International Group Corp. and Subsidiaries
Notes to Consolidated Financial Statements -- Continued
June 30, 2008

-
For the fiscal year ended June 30, 2006, the Company erroneously filed financial statements presenting in their statement of cash flows the decrease of restricted cash as an investing activity. The Company is now presenting this as a financing activity, in accordance with SFAS 95 "Statement of Cash Flows". This error did not affect the balance sheet as of June 30, 2006, or the statements of operations or stockholders' equity for the fiscal year June 30, 2006. With this correction, the statements of cash flows for the fiscal year ended June 30, 2006 reflect an increase in cash flows from financing activities of $929,919.

-
For the fiscal years ended June 30, 2007 and 2006, the Company erroneously did not value the reduction in exercise price of existing warrants (see Note 10 - from $0.30 to $0.15 for the 3,704,800 July 2005 Warrants and the reduction in exercise price from $0.40 to $0.15 for the 1,787,500 March 2005 Warrants) associated with an induced conversion offer. The value of the reduction in exercise price was calculated at $447,238, and was reflected in the statement of operations as an increase in interest expense, and a resultant increase in net loss and net loss per share for the fiscal year ended June 30, 2006. The Company had recorded the valuation of the reduction in exercise price as an increase in additional paid-in capital.

-
For the fiscal years ended June 30, 2007 and 2006, the Company erroneously had deferred, over a three year period commencing in January 2006, $540,000 in consulting expense related to the issuance of 6,000,000 shares of its common stock to China Direct, Inc. and $395,675 related to the issuance of 4,700,000 common stock purchase warrants exercisable at $0.15 per share over a five year period, also to China Direct, Inc. In addition, in February 2006, the Company issued warrants to purchase 500,000 shares of common stock, exercisable for five years at $.15 per share, to Skyebanc, Inc. for a one-year financial advisory consulting agreement. The Company had incorrectly deferred the fair value of these warrants of $71,243 over the contract term. The Company has restated the related financial statements to recognize the full expense of these agreements immediately upon entering into the consulting agreements in January 2006 and February 2006, under the provisions of EITF 96-18 and SFAS 123 (R).  These corrections resulted in an increase in consulting expense for fiscal year ended June 30, 2006 and a reduction in consulting expense for subsequent periods and deferred compensation on our balance sheets for a similar amount as detailed below.

-
In March 2007, pursuant to a consulting agreement, the Company issued 4,000,000 shares of its common stock to Capital One Resource, Co., Ltd., a wholly owned subsidiary of China Direct, Inc. Initially, the Company had recorded and reported this issuance incorrectly as a cost of raising capital related to the private placement of $1,500,000 in units sold during the quarter. The Company has restated the financial statements to recognize the full expense of this agreement immediately upon entering into the consulting agreement in March 2007, under the provisions of EITF 96-18 and SFAS 123. This correction resulted in an increase in consulting expenses for fiscal year ended June 30, 2007 of $360,000.

Dragon International Group Corp. and Subsidiaries
Notes to Consolidated Financial Statements -- Continued
June 30, 2008

Components of the restatements are detailed in the following tables.

Balance sheet data as of June 30, 2007:

	As Filed		Adjustment to Restate	Restated
Additional Paid-in Capital	$8,828,334	(a)	$507,429
		(b)	447,238
		(c)	360,000
	$8,828,334		$1,314,667	$10,143,001

	As Filed		Adjustment to Restate	Restated
Accumulated Deficit	$(1,189,300)	(a)	$(854,941)
		(b)	(447,238)
		(d)	(12,488)
	$(1,189,300)		$(1,314,667)	$(2,503,967)

Consolidated statements of operations for the fiscal year ended June 30, 2007:

	As Filed		Adjustment to Restate	Restated
General and Administrative Expenses	$1,523,121	(a)	$(347,512)
(including stock-based consulting expenses)		(c)	360,000
	$1,523,121	(d)	$12,488	$1,535,609

Net Loss per share
Basic	$(0.01)		$0.00	$(0.01)
Diluted	(0.01)		0.00	(0.01)

(a)
To expense the entire fair value of common stock and warrants issued to China Direct Investment, Inc. in January 2006 and Skyebanc, Inc. in February 2006, previously accounted for as deferred compensation and amortized as stock based consulting expenses and reverse in subsequent  periods the related amortization expense.

(b)
To recognize the fair value of the reduction in exercise price of  3,704,800 common stock purchase warrants (July 2005 warrants) from $.30 to $.15 and 1,787,500 common stock purchase warrants (March 2005 warrants) from $.40 to $.15 in January 2006.

(c)
To recognize the entire fair value of 4,000,000 shares of common stock issued to Capital One Resource Co., Ltd., a wholly owned subsidiary of China Direct, Inc. in March 2007. This transaction had previously been accounted for as a cost of raising capital rather than consulting expense.

Dragon International Group Corp. and Subsidiaries
Notes to Consolidated Financial Statements -- Continued
June 30, 2008

(d)	Represents net difference in stock based consulting expense recognized:

Reverse amortization of previously
capitalized consulting fees	$(347,512)

Consulting expense recognized in connection
with January 2007 Stock issuance	$360,000
$12,488

BASIS OF PRESENTATION

The consolidated statements include the accounts of the Company and its wholly owned subsidiaries. All significant inter-company balances and transactions have been eliminated.

RECLASSIFICATION

Certain reclassifications of amounts previously reported have been made to the accompanying consolidated financial statements in order to maintain consistency and comparability between periods presented.

Some payables previously classified as Accounts Payable are now classified as Due to Related Party.

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates in 2008 and 2007 include the allowance for doubtful accounts of accounts receivable, the useful life of property, plant and equipment and land use rights.

CASH AND CASH EQUIVALENTS

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents. At June 30, 2008, the Company maintains a cash balance of $453,222. Of this amount, $444,538 is held in China, of which $240,112 is restricted as collateral for certain letters of credit and is presented as restricted cash on the accompanying balance sheet. The remaining balance of $8,684 is held in the U.S.

ACCOUNTS RECEIVABLE

Accounts receivable are reported at net realizable value. The Company has established an allowance for doubtful accounts based upon factors pertaining to the credit risk of specific customers, historical trends, and other information. Delinquent accounts are written-off when it is determined that the amounts are uncollectible. At June 30, 2008, the allowance for doubtful accounts was $1,333,501.

Dragon International Group Corp. and Subsidiaries
Notes to Consolidated Financial Statements -- Continued
June 30, 2008

INVENTORIES

Inventories, consisting of raw materials, work in progress, and finished goods related to the Company's products are stated at the lower of cost or market utilizing the weighted average method.

STOCK-BASED COMPENSATION

In December 2004, the FASB issued FASB Statement No. 123R, "Share-Based Payment, an Amendment of FASB Statement No. 123" ("FAS No. 123R"). FAS No. 123R requires companies to recognize in the statement of operations the grant- date fair value of stock options and other equity-based compensation issued to employees. The
Company has adopted FAS No.123R in the first quarter of fiscal year 2006.

NET INCOME (LOSS) PER SHARE

The Company has adopted SFAS 128, "Earnings per Share". Income (Loss) per common share is computed by dividing income, or loss, available to common shareholders by the weighted average number of common shares outstanding during the period. Only the common stock equivalents with an exercise price less than $0.06 per share have been included, all other are not included as they are anti-dilutive. As of June 30, 2008 and 2007, there were warrants outstanding for the purchase of 42,697,282 and 43,315,282 common shares, respectively, which could potentially dilute future earnings per share.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value. For purpose of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

The carrying amounts reported in the consolidated balance sheet for cash, accounts receivable, other receivables, accounts payable and accrued expenses, and loans approximate their fair market value based on the short-term maturity of these instruments.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated economic lives of the assets, which are from five to twenty years. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

INTANGIBLE ASSETS / INTELLECTUAL PROPERTY

The Company amortizes the intangible assets and intellectual property acquired in connection with their various acquisitions. The Company amortizes these assets based on expected useful lives of these assets, based on Company management projecting forward future revenue and expense streams of these acquired entities. For the fiscal years ended June 30, 2008 and 2007, amortization expenses for intangible assets amounted to $288,022 and $108,342, respectively.  In the current fiscal year, management found the intangible assets to be impaired and wrote-off the remaining balances for all intangible assets.  The increase in amortization expense is due to the write-off.

Dragon International Group Corp. and Subsidiaries
Notes to Consolidated Financial Statements -- Continued
June 30, 2008

LONG LIVED ASSETS

The Company reviews its long-lived assets for impairment when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets under certain circumstances are reported at the lower of carrying amount or fair value. Assets to be disposed of and assets not expected to provide any future service potential to the company are recorded at the lower of carrying amount or fair value less cost to sell. To the extent carrying values exceed fair values; an impairment loss is recognized in operating results.

ADVANCES ON PURCHASES

At June 30, 2008, advances on purchases amounted to $5,034,567. The amount consists of prepayments by the Company for merchandise that had not yet been shipped to the Company. The Company will recognize the payment as inventory when the Company takes delivery of the goods.

ADVANCES FROM CUSTOMERS

Customer deposits at June 30, 2008 of $62,504 consist of prepayments to the Company for merchandise that had not yet been shipped. The Company will recognize the advances as revenue as customers take delivery of the goods, in compliance with its revenue recognition policy.

INCOME TAXES

The Company files federal and state income tax returns in the United States for its domestic operations, and files separate foreign tax returns for the Company's Chinese subsidiaries. Income taxes are accounted for under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

COMPREHENSIVE INCOME

The Company uses Statement of Financial Accounting Standards No. 130 (SFAS 130) "Reporting Comprehensive Income". Comprehensive income is comprised of net income and all changes to the statements of stockholders' equity, except those due to investments by stockholders', changes in paid-in capital and distributions to stockholders. For the Company, comprehensive income for the fiscal year ended June 30, 2008 included net income and foreign currency translation adjustments.

FOREIGN CURRENCY TRANSLATION

Transactions and balances originally denominated in U.S. dollars are presented at their original amounts. Transactions and balances in other currencies are converted into U.S. dollars in accordance with Statement of Financial Accounting Standards (SFAS) No. 52, "Foreign Currency Translation", and are included in determining net income or loss.

For foreign operations with the local currency as the functional currency, assets and liabilities are translated from the local currencies into U.S. dollars at the exchange rate prevailing at the balance sheet date. Revenues and expenses are translated at weighted average exchange rates for the period to approximate translation at the exchange rates prevailing at the dates those elements are recognized in the financial statements. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive loss. As of June 30, 2008, the exchange rate for the Chinese Renminbi was 1 U.S. dollar for 6.8718 RMB.

Dragon International Group Corp. and Subsidiaries
Notes to Consolidated Financial Statements -- Continued
June 30, 2008

The functional and reporting currency is the U.S. dollar. The functional currency of the Company's Chinese subsidiary, Ningbo Dragon, is the local currency, the Chinese dollar or Renminbi ("RMB"). The financial statements of the subsidiaries operating in China are translated into United States dollars using period end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations and were not material during the periods presented. The effect of exchange rate changes on cash at June 30, 2008 and 2007 was $560,223 and $158,812, respectively.

CONCENTRATION OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company places its cash with high credit quality financial institutions in the United States and China. At June 30, 2008, the Company, held a total of $453,222 in bank deposits. Of this amount $444,538 is held in China, and $8,684 is held in the U.S. Of the cash balance of $444,538 held in China, $240,112 is restricted. The amount of $240,112 is being held in a bank account as collateral for certain letters of credit and is presented as restricted cash on the accompanying balance sheet. The remaining unrestricted cash balance of $204,426 is held in bank deposits in China which may not be insured. The Company has not experienced any losses in such accounts through June 30, 2008. The Company also performs ongoing credit evaluations of its banks and customers to help further reduce credit risk.

REVENUE RECOGNITION

The Company follows the guidance of the Securities and Exchange Commission's Staff Accounting Bulletin 104 for revenue recognition. In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for the various revenue streams of the Company.  The Company's revenues from the sale of products are recorded when the goods are shipped, title passes, and collectibility is reasonably assured.

RESEARCH AND DEVELOPMENT

Research and development costs are expensed as incurred and amounted to $2,289 and $1,517 for the fiscal years ended June 30, 2008 and 2007, respectively, and are included in general and administrative expenses on the accompanying statements of operations. Research and Development costs are incurred on a project specific basis.

ADVERTISING

Advertising is expensed as incurred. Advertising expenses for the fiscal years ended June 30, 2008 and 2007 were not material.

SHIPPING COSTS

Shipping costs are included in selling and marketing expenses and totaled $45,248 and $158,675 for the fiscal years ended June 30, 2008 and 2007, respectively.

Dragon International Group Corp. and Subsidiaries
Notes to Consolidated Financial Statements -- Continued
June 30, 2008

MINORITY INTEREST

Under generally accepted accounting principles when losses applicable to the minority interest in a subsidiary exceed the minority interest in the equity capital of the subsidiary, the excess is not charged to the majority interest since there is no obligation of the minority interest to make good on such losses. The Company, therefore, included a $0 Minority Interest balance for Yongxin as shown on the Consolidated Balance Sheet.  This subsidiary no remaining positive equity capital, as such the Company consolidated 100% of the losses as the minority owners have no obligation to compensate the Company for the minority share of the losses. If future earnings do materialize, the Company shall be credited to the extent of such losses previously absorbed.

SEGMENT INFORMATION

The Company currently operates in one business segment as determined in accordance with SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. The determination of reportable segments is based on the way management organizes financial information for making operating decisions and assessing performance. All operations and sales are located in the Peoples Republic of China and United States of America. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performances. Currently, SFAS 131 has no effect on the Company's consolidated financial statements as substantially all of the Company's operations are conducted in one industry segment.

RECENT ACCOUNTING PRONOUNCEMENTS

In July 2006, the FASB issued FASB Interpretation ("FIN") No. 48, Accounting for Uncertainty in Income Taxes -- An Interpretation of FASB Statement No. 109.  FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, "Accounting for Income Taxes." FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The new standard also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN No. 48 are effective for fiscal years beginning after December 15, 2006. The adoption of FIN No. 48 is not expected to have a significant impact on our consolidated financial statements.

In September 2006, the Staff of the SEC issued SAB No. 108: Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB No. 108 provides guidance on the consideration of the effects of prior fiscal year misstatements in quantifying current fiscal year misstatements for the purpose of determining whether the current fiscal year's financial statements are materially misstated. The SEC staff believes registrants must quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. This Statement is effective for fiscal years ending after November 15, 2006. The adoption of SAB No. 108 did not have a significant impact on our consolidated financial statements.

Dragon International Group Corp. and Subsidiaries
Notes to Consolidated Financial Statements -- Continued
June 30, 2008

In September 2006, the FASB issued SFAS No. 157; Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is a relevant measurement attribute. Accordingly, this statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practices. This Statement is effective for financial statements for fiscal years beginning after November 15, 2007. Earlier application is permitted provided that the reporting entity has not yet issued financial statements for that fiscal year. We are currently evaluating the provisions of FASB 157 to determine the future impact on our consolidated financial statements.

In December 2006, the FASB approved FASB Staff Position (FSP) No. EITF 00-19-2, Accounting for Registration Payment Arrangements ("FSP EITF 00-19-2"), which specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5, "Accounting for Contingencies". FSP EITF 00-19-2 also requires additional disclosure regarding the nature of any registration payment arrangements, alternative settlement methods, the maximum potential amount of consideration and the current carrying amount of the liability, if any. The guidance in FSP EITF 00-19-2 amends FASB Statements No. 133, "Accounting for Derivative Instruments and Hedging Activities", and No. 150, "Accounting for Certain Financial Instruments with Characteristics of both
Liabilities and Equity", and FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure requirement for Guarantees, Including Indirect Guarantees of Indebtedness of Others", to include scope exceptions for registration payment arrangements. FSP EITF 00-19-2 is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the issuance date of this FSP, or for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years, for registration payment arrangements entered into prior to the issuance date of this FSP. We are currently evaluating the potential impact of FSP EITF 00-19-2 on our financial statements. We do not expect the impact to be material.

In February 2007, the FASB issued SFAS No. 159,  The Fair Value Option for Financial Assets and Financial Liabilities-including an amendment of FAS 115  ("SFAS 159"). SFAS 159 allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item's fair value in subsequent reporting periods must be recognized in current earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS No 159 is not expected to have a significant impact on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (SFAS 141(R)) and SFAS No. 160, Non-Controlling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51 (SFAS 160). These new standards will significantly change the accounting for and reporting for business combination transactions and non-controlling interests in consolidated financial statements. SFAS 141(R) and SFAS 160 are required to be adopted simultaneously and are effective for the first annual reporting period beginning on or after December 15, 2008 and we are required to adopt the pronouncement in the first quarter of our fiscal 2010. We are currently evaluating the impact that the adoption of SFAS 141(R) and SFAS 160 will have on our consolidated financial statements.

Dragon International Group Corp. and Subsidiaries
Notes to Consolidated Financial Statements -- Continued
June 30, 2008

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities,An Amendment of FASB Statement No. 133, (SFAS 16). SFAS 161 expands the disclosure requirements for derivative instruments and hedging activities. This Statement specifically requires entities to provide enhanced disclosures addressing the following: (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance and cash flows. SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008 and we are required to adopt the pronouncement in our first quarter of fiscal 2010. We are currently evaluating the impact that the adoption of SFAS 161 will have on our consolidated financial statements.

In April 2008, FASB issued FSP 142-3, which amends the factors that must be considered in developing renewal or extension assumptions used to determine the useful life over which to amortize the cost of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets (FSP 142-3). The FSP requires an entity to consider its own assumptions about renewal or extension of the term of the arrangement, consistent with its expected use of the asset. The FSP also requires that an entity disclose the weighted-average period prior to the next renewal or extension for each major intangible asset class. The FSP is effective for financial statements for fiscal years beginning after December 15, 2008 and we are required to adopt the pronouncement in our first quarter of fiscal 2010.

In May 2008, the FASB issued FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion, (FSP APB 14-1). The FSP will require us to separately account for the liability and equity components of the instrument in a manner that reflects our nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The FSP will require bifurcation of a component of the debt, classification of that component in equity and then accretion of the resulting discount on the debt as part of interest expense being reflected in the income statement. In addition, the FSP will require certain additional disclosures that were not included in the original proposal. The FSP will be effective for fiscal years beginning after December 15, 2008 and we are required to adopt the FSP in our first quarter of fiscal 2010. The FSP will not permit early application and will require retrospective application to all periods presented. We are currently evaluating the impact that the adoption of the FSP will have on our consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

NOTE 2 - INVENTORIES

At June 30, 2008 and June 30, 2007, inventories consisted of the following:

	June 30, 2008	June 30, 2007
Raw Materials	$669,322	$591,257
Work In Progress	1,608,582	-
Finished Goods	2,541,531	1,506,597
	$4,819,435	$2,097,854

Dragon International Group Corp. and Subsidiaries
Notes to Consolidated Financial Statements -- Continued
June 30, 2008

NOTE 3 - LAND USE RIGHTS

In connection with the acquisition of Dragon Packaging on June 1, 2005, the Company acquired land use rights valued as of June 30, 2008 at $3,005,379 (Local currency of RMB 20,652,366) through an agreement with the Chinese government, whereby the Company has rights to use certain land until March 4, 2053. The Company commenced amortizing this land use right over the contract period beginning July 1, 2005. For the fiscal years ended June 30, 2008 and 2007, amortization expenses amounted to $60,276 and $60,060, respectively. The value of the land use rights remained constant in the local currency of RMB, the change in the valuation as it relates to U.S. dollars is associated with the currency fluctuation.

Land Use Rights (Estimated Useful Life: 47 years)	$3,005,379
Less: Accumulated Amortization	191,713
$2,813,666

The future amortization of the land use right are as follows valued as of June 30, 2008:

Fiscal Year Ended June 30, 2009	$63,944
Fiscal Year Ended June 30, 2010	63,944
Fiscal Year Ended June 30, 2011	63,944
Fiscal Year Ended June 30, 2012	63,944
Fiscal Year Ended June 30, 2013	63,944
Thereafter	$2,493,945

NOTE 4 -PROPERTY AND EQUIPMENT

At June 30, 2008, property and equipment consisted of the following:

Asset Class	Estimated Life	Value
Auto and Truck	10 years	$-
Manufacturing Equipment	5 years	2,590,684
Building and Improvements	20 years	1,287,304
Office Equipment	5 years	74,876
CIP		343343
		4,296,207
Less: Accumulated Depreciation		(1,170,410)
		$3,125,797

For the fiscal years ended June 30, 2008 and 2007, depreciation expense for property and equipment amounted to $404,183 and $274,370, respectively.

Dragon International Group Corp. and Subsidiaries
Notes to Consolidated Financial Statements -- Continued
June 30, 2008

NOTE 5 - ACQUISITIONS

On July 1, 2005, the Company acquired a 60% interest in Hangzhou Yongxin Paper Co., Ltd. ("Yongxin"). Yongxin, established in 2003, is located in Hangzhou of Zhejiang Province, China. Yongxin manufactures and sells cigarette packaging materials. The Company issued an aggregate of 1,000,000 shares of common stock in consideration for the net assets of Yongxin. The fair value of the common stock issued was based on the $.34 closing price of the common stock on the acquisition date and amounted to $340,000. The Company accounted for this acquisition using the purchase method of accounting in accordance with SFAS No. 141. On the date of the acquisition, the purchase price exceeded the fair value of net assets by $322,192. The excess had been applied to an intangible asset categorized as marketing-related intangible assets and customer-related intangible assets that would be amortized over five years on a straight-line basis. Two fiscal years of amortization expense of $74,752 and $71,837 were charged to earnings for the fiscal years ended June 30, 2007 and 2006.  During June 30, 2008 Yongxin refocused its operations away from the cigarette packaging business.  As a result, management decided the associated intangible asset has been impaired and wrote-off the remaining balance of $215,074 as an impairment expense classified under G&A expenses during the fiscal year ended June 30, 2008.  The value of the intangible asset remained constant in the local currency of RMB, the change in the amortization and valuation as it relates to U.S. dollars is associated with the currency fluctuation.

On August 1, 2005 Ningbo Dragon's subsidiary, Ningbo City Jiangdong Yonglongxin Packaging Technology Co., Ltd. ("Yonglongxin"), acquired the Xianyang Naite Research and Development Center ("R&D Center"). The Company paid $25,000 in cash and issued 500,000 shares of common stock in consideration for this acquisition. The fair value of the common stock issued was based on the $.28 closing price of the common stock on the acquisition date and amounted to $140,000. The Company accounted for this acquisition using the purchase method of accounting in accordance with SFAS No. 141. On the date of acquisition, the purchase price exceeded the fair value of net assets by $163,928. The excess had been applied to an intangible asset categorized as technology-based intangible assets that would be amortized over five years on a straight-line basis. Two fiscal years of amortization expense of $36,505 and $33,210 were charged to earnings for the fiscal years ended June 30, 2007 and 2006.  During June 30, 2008, we ceased operations at the R&D Center and wrote-off the remaining intangible asset balance of $72,948 as an impairment expense classified under G&A expenses during the fiscal year ended June 30, 2008.   The value of the intangible asset remained constant in the local currency of RMB, the change in the amortization and valuation as it relates to U.S. dollars is associated with the currency fluctuation.

On June 30, 2006, the Company acquired Shanghai JinKui Packaging Material Co., Ltd. ("Shanghai JinKui"). Shanghai JinKui, established in 2004, is located in Shanghai, China and is a manufacturer of packaging materials. The Company issued 8,095,574 shares of common stock, based on the fair value of each share at $0.141 per share, equaling the $1,141,475 equity of Shanghai JinKui on the date of the acquisition. The results of operations of Shanghai JinKui are included in the consolidated results of operations of the Company from July 1, 2006. As of June 30, 2006, the shares had not been issued, and accordingly they were accounted for as a liability until such time that they were issued. The Company issued 8,095,574 shares of common stock on November 1, 2006. The Company accounted for this acquisition using the purchase method of accounting in accordance with SFAS No. 141.

On June 29, 2007, the Company acquired a 51% interest in Wellton International Fiber Corp. ("Wellton"). Wellton, established in 2002 as a company organized under the laws of the British Virgin Islands acts as an agent and supplier for paper pulp and waste paper. Under the terms of the agreement, the Company issued 8,186,029 shares of common stock, based on the fair value of each share at $0.07 per share, equaling the $573,022 equity of Wellton on the date of acquisition. The Company accounted for this acquisition using the purchase method of accounting in accordance with SFAS No. 141. The results of operations of Wellton are not included in the consolidated results of operations for the fiscal year ended June 30, 2007 since the acquisition date is on June 29, 2007.  Pro-forma financial information for Wellton is available for the fiscal year ended June 30, 2007 in NOTE 6 - PRO FORMA FINANCIAL INFORMATION (UNAUDITED).

On September 28, 2007, we closed the transaction to acquire the remaining 49% interest of Wellton, which resulted in Wellton becoming a wholly owned subsidiary.  Under the terms of the agreement, we issued 7,865,011 shares of our common stock, valued at $0.07 per share, the closing price of our common stock on the Over-the-Counter-Bulletin-Board on April 23, 2007 in exchange for the remaining 49% interest of Wellton.  The consideration was equal to 49% of the net tangible assets of Wellton of $1,123,573 as stated in the unaudited financial statements of Wellton as of March 31, 2007.  The transaction closed effective October 1, 2007.

The Company engaged in no other acquisitions during the fiscal year ended June 30, 2008.

For acquisitions during the fiscal year ended June 30, 2007, the assets acquired and liabilities assumed were as follows:

Wellton
Cash	$380,436
Accounts Receivable	4,335,053
Accounts Payable	(557,472)
Accrued Expenses and other	(105,000)
Income Tax Payable	(1,397,117)
Due to Related Party	(1,479,311)
Minority Interest	(603,557)
Total	$573,032

Dragon International Group Corp. and Subsidiaries
Notes to Consolidated Financial Statements -- Continued
June 30, 2008

NOTE 6 - PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

The following pro forma combined financial information presented below, gives effect to the acquisition of Wellton under the purchase method of accounting prescribed by Accounting Principles Board Opinion No.16, Business Combinations, as if it occurred as of the beginning of fiscal 2007.

These pro forma statements are presented for illustrative purposes only. There were no pro forma adjustments related to the acquisitions in fiscal 2007.

	Dragon Nevada	Wellton	Pro-forma	Total
	Restated	(unaudited)	adjustments	Restated
Revenues	$15,337,586	$20,678,746	$-	$36,016,332
Cost of Revenues	13,912,099	19,107,938	-	33,020,037
Gross Profit	1,425,487	1,570,808	-	2,996,295
Operating Expenses	1,887,093	1,121,036	-	3,008,129
Operating (Loss) Income	(461,606)	449,772	-	(11,834)
Other (Expense) Income	(251,487)	309,153	-	57,666
Net Income before income taxes and Minority Interest	(713,093)	758,925	-	45,832
Income Tax Expense	(88,926)	(250,445)	-	(339,371)
Minority Interest	-	-	(249,155)	(249,155)
Net (Loss) Income	$(802,019)	$508,480	$(249,155)	$(542,694)
Common Shares Outstanding	81,331,308			81,331,308
Net (Loss) Income per share	$(0.01)	N/A	N/A	$(0.01)

NOTE 7 - RELATED PARTY TRANSACTIONS

DUE TO RELATED PARTY

Due to related party balances consist of the following amounts due to Kung Ming ("Eric") Kuo, general manager of Wellton for the fiscal years ended June 30, 2008 and 2007:

Description	June 30, 2008	June 30, 2007
Unpaid Salary	$106,200	$105,000
Dividend Liability	242,000	1,050,000
Shareholder Loan	254,311	324,311
TOTAL	$602,511	$1,479,311

NOTES SECURED OR PARTIALLY SECURED BY THIRD PARTY

As of June 30, 2008 we have $1,819,029 in outstanding notes payable that are secured or partially secured by third parties.  The terms of these Notes are disclosed below in NOTE 8 - Notes Payable.

Dragon International Group Corp. and Subsidiaries
Notes to Consolidated Financial Statements -- Continued
June 30, 2008

NOTE 8 - NOTES PAYABLE

We have historically supplemented our operational cash flow, as needed, through PRC based bank borrowings.  These borrowings have been primarily with the Agricultural Bank of China and the Bank of Communications.  The level of these borrowings increased approximately $1,551,842 during the 2008 fiscal year and totaled $5,498,220 as of June 30, 2008, up from $3,946,378 at June 30, 2007.  We believe our relationship with these banks remains good and we will be able to replace or renew these loans as they become due.  We are current with our payment obligations relating to these loans.  Our inability to renew these obligations as they become due or find alternate sources of funding will adversely affect our operations.  A summary of our notes payable, and all current obligations at June 30, 2008 is as follows:

NOTES PAYABLE SECURED OR PARTIALLY SECURED BY THIRD PARTY:

Note payable to Bank of Agriculture, due on November 12, 2008. Interest only payable monthly at an annual rate of 7.884%. Secured by property of third party: Ningbo Jiangdong Yongke Company.	$582,089

Note payable to Capital One Resource Co. Ltd., due on December 26, 2008 at a rate of 12%. Secured by the property of the Company and third party: Yonghua Cai.	436,568

Note payable to Capital One Resource Co. Ltd., due on March 26, 2009 at an annual rate of 12%. Secured by property of the Company and third party: Yonghua Cai.	582,089

Note payable to Shanghai Agriculture Commercial Bank, due on June 2, 2009. Interest only payable monthly at an annual rate of 8.5905%. Secured by the property of third party: Lijuan Lu.	218,283

NOTES PAYABLE SECURED COMPANY OR OFFICER(S):

Bank Acceptance note payable to Bank of Communications, due on November 23, 2008. Non-interest bearing. Secured by 50% deposit as restricted cash.	189,179

Note payable to Yuejian (James) Wang, CEO of China Direct Inc., due January 10, 2009, interest only payable annually at the rate of 8%. Unsecured.	100,000

Note payable to Bank of Agriculture, due on February 15, 2009. Interest only payable monthly at an annual rate of 8.217%. Secured by the property of the Company.	945,895

Note payable to Yuejian (James) Wang, CEO of China Direct Inc., due April 11, 2009, interest only payable annually at the rate of 8%. Unsecured.	43,000

Bank Acceptance note payable to Bank of Communications, due on June 3, 2009. Non-interest bearing. Secured by 50% deposit as restricted cash.	291,045

Note payable to Bank of Agriculture, due on June 12, 2009. Interest only payable monthly at an annual rate of 8.217%. Secured by property of the Company.	1,819,028

Note payable to Bank of Agriculture, due on July 15, 2009. Interest only payable monthly at an annual rate of 8.217%. Secured by property of the CEO, David Wu.	145,522

Note payable to Bank of Agriculture, due on July 15, 2009. Interest only payable monthly at an annual rate of 8.217%. Secured by property of the CEO, David Wu.	145,522

Dragon International Group Corp. and Subsidiaries
Notes to Consolidated Financial Statements -- Continued
June 30, 2008

NOTE 9 - INCOME TAXES

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" "SFAS 109". SFAS 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carry forwards. SFAS 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

The Company's subsidiaries in China are governed by the Income Tax Law of the Peoples Republic of China concerning Foreign Investment Enterprises and Foreign Enterprises and local income tax laws (the "PRC Income Tax Law"). Pursuant to the PRC Income Tax Law, wholly owned foreign enterprises are subject to tax at a statutory rate of approximately 33% (30% state income tax plus 3% local income tax) for the calendar year ended December 31, 2007.

Effective January 1, 2008 the Company's subsidiaries in China are governed by the Enterprise Income Tax Law of the Peoples Republic of China and local income tax laws (the "PRC Enterprise Income Tax Law"). Pursuant to the PRC Enterprise Income Tax Law, our Chinese subsidiaries are Resident Enterprises as defined in Chapter 1 Article 2 - an enterprise established within the territory of another country or other tax region pursuant to foreign laws, whose actual management or control is located is located in China and are subject to tax at a statutory rate of approximately 25% for the calendar year ended December 31, 2008.

In addition, we enjoy a favorable tax status at our manufacturing facility by operating under Chinese business regulations as a civil welfare factory. The term civil welfare factory defines a factory which employs at least 35% of the labor force with physically handicapped employees. Companies whose labor force consists of less than 50% handicapped employees are entitled to a partial tax refund. Companies whose labor force consists of more than 50% handicapped employees are entitled to a full tax refund regardless of the performance of the operations.  The Civil Administration Department designates a facility as a civil welfare factory and the Administration of Taxation determines the specific refund amount.  One of our Chinese subsidiaries does not qualify for this favorable status and as such is responsible to pay a minor tax provision.

We operate a civil welfare factory of which more than 50% of our staff is physically handicapped; as such, we received approval from the respective authority in China to receive a full tax abatement.

The Company's Wellton subsidiary is governed by the Income Tax Laws of the British Virgin Islands ("BVI"). Prior to fiscal year ended June 30, 2008, Wellton had accrued a potential tax liability of $1, 397,117. In the current fiscal year we revised this position and determined that there was no potential tax liability, and accordingly adjusted this tax liability and recorded it as other income of $1,395,467.

The U.S. parent has sustained losses for tax purposes for the years ended June 30, 2008 and 2007, and accordingly no income tax provision has been made for the Company's U.S. subsidiaries.

The components of income (loss) before income tax consist of the following (before eliminating entries):

	Year Ended
	June 30, 2008	June 30, 2007
U.S. Operations	$(440,435)	$(513,239)
Non-U.S. Operations	1,267,521	(276,292)
	$827,086	$(789,531)

Dragon International Group Corp. and Subsidiaries
Notes to Consolidated Financial Statements -- Continued
June 30, 2008

The table below summarizes the reconciliation of the Company's income tax provision (benefit) computed at the statutory U.S. Federal rate and the actual tax provision:

	Year Ended June 30,
	2008	2007
Income tax (benefit) provision at Federal statutory rate	$290,000	$(276,000)
State income taxes, net of Federal benefit	38,000	(36,000)
Permanent differences -- stock-based compensation	103,000	203,000
U.S tax rate in excess of foreign tax rate	(84,000)	20,000
Abatement of foreign income taxes	(466,000)	-
Increase in valuation allowance	71,000	-
Tax Provision	$(48,000)	$(89,000)

The Company has a net operating loss ("NOL") carry forward for United States income tax purposes at June 30, 2008 expiring through the year 2028. Management estimates the NOL as of June 30, 2008 to be approximately $1,491,000. The utilization of the Company's NOL's may be limited because of a possible change in ownership as defined under Section 382 of Internal Revenue Code.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company has recognized a valuation allowance for those deferred tax assets as it is more likely than not that realization will not occur. The Company's deferred tax asset as of June 30, 2008 is as follows:

NOL Carry Forwards	$522,000
Valuation Allowance	(522,000)
Deferred Tax Asset, Net of Allowance	$-

Dragon International Group Corp. and Subsidiaries
Notes to Consolidated Financial Statements -- Continued
June 30, 2008

NOTE 10 - STOCKHOLDERS' EQUITY

RECENT SALES OF SECURITIES

In January and February, 2007 we entered into a subscription agreement (the "Subscription Agreement") and related agreements (collectively with the Subscription Agreement, the "Agreements") for the purchase of $1,500,000 units of securities. We entered into the Agreements with 9 accredited investors (the "Investors") for an aggregate of $1,500,000 of financing of units of its securities consisting of 16,666,672 shares of common stock, common stock purchase warrants to purchase 16,666,672 shares of common stock exercisable at $.125 per share for a period of five years, and common stock purchase warrants to purchase 8,333,340 shares of common stock at an exercise price of $.15 per share for a period of five years.

The Company paid fees totaling $199,000 in cash to certain of the investors and certain financial advisors in connection with the January 2007 initial Offering and second Offering. These fees have been netted against proceeds from the Offerings. In addition, the Company granted to these individuals, common stock purchase warrants to purchase an aggregate of 1,666,670 shares of common stock, exercisable at $.125 per share for a period of five years, as a due diligence fee related to the January 2007 Private Placement.

ACQUISITIONS

On June 29, 2007, in connection with the acquisition of a 51% interest of Wellton, the Company issued 8,186,029 shares of common stock.  The fair value of the common stock issued was based on the $.07 closing price of the common stock on the acquisition date and amounted to $573,022.  (See Note 5 - Acquisitions)

On September 28, 2007, in connection with the acquisition of the remaining 49% interest of Wellton, the Company issued 7,865,011 shares of common stock.  The fair value of the common stock issued was based on the $.07 quoted trading price of the common stock on the acquisition date and amounted to $550,551.  (See Note 5 - Acquisitions)

CONSULTANT

On March 8, 2007, the Company entered into a consulting agreement with Capital One Resource Co., Ltd., a wholly owned subsidiary of China Direct, Inc. Under the terms of the agreement, the Company issued 4,000,000 shares of its common stock with a fair value of $0.09 per share totaling $360,000. Due to the absence of vesting and forfeiture provisions, as provided in EITF 96-18, or a sufficiently larger disincentive for non-performance, the entire fair value of the shares was expensed on the effective date of the agreement.

On January 18, 2008, the Company entered into a consulting agreement with Capital One Resource Co., Ltd., a wholly owned subsidiary of China Direct, Inc. Under the terms of the agreement, the Company issued 2,000,000 shares of its common stock with a fair value of $0.07 per share totaling $140,000. Due to the absence of vesting and forfeiture provisions, as provided in EITF 96-18, or a sufficiently larger disincentive for non-performance, the entire fair value of the shares was expensed on the effective date of the agreement.

On June 5, 2008, the Company issued shares in connection with the performance of a consulting agreement with Capital One Resource Co., Ltd., a wholly owned subsidiary of China Direct, Inc. Under the terms of the agreement, the Company issued 2,000,000 shares of its common stock with a fair value of $0.06 per share totaling $120,000. Due to the absence of vesting and forfeiture provisions, as provided in EITF 96-18, or a sufficiently larger disincentive for non-performance, the entire fair value of the shares was expensed on the measurement date of the shares.

Dragon International Group Corp. and Subsidiaries
Notes to Consolidated Financial Statements -- Continued
June 30, 2008

COMMON STOCK PURCHASE WARRANTS

In May 2008, the Company issued 618,000 shares of its common stock upon the exercise of warrants for net proceeds of $6,180. A summary of the status of the Company's outstanding stock warrants as of June 30, 2008 and changes during the period then ended is as follows:

	Shares	Weighted Average Exercise Price
Outstanding at July 1, 2005	4,635,300	$0.34
Granted	12,199,300	0.146
Exercised	-	-
Forfeited	-	-

Outstanding at June 30, 2006	16,834,600	0.147
Granted	26,666,682	0.142
Exercised	(179,667)	0.01
Forfeited	(6,333)	-

Outstanding at June 30, 2007	43,315,282	0.145
Granted	-	0
Exercised	(618,000)	0.01
Forfeited	-	0

Outstanding at June 30, 2008	42,697,282	$0.139

Warrants exerciable at end of period	42,697,282	$0.139

Weighted-average fair value of warrants granted during the period		$-

All warrants are outstanding and exercisable at June 30, 2008.

The following information applies to all warrants:

Warrants Outstanding and Exercisable
Range of Exercise Price	Weighted Average Remaining Contractual Shares	Weighted Average Exercise Life (Years)	Weighted Average Exercise Price
$0.30	150,000	2.03	$0.30
$0.15	24,017,940	2.85	$0.15
$0.125	18,333,342	3.59	$0.125
$0.01	196,000	2.03	$0.01

Dragon International Group Corp. and Subsidiaries
Notes to Consolidated Financial Statements -- Continued
June 30, 2008

NOTE 11 - COMMITMENTS AND CONTINGENCIES

Leases

The Company leases office and warehouse space, and vehicles under leases that expire February 2014. Future minimum rental payments required under this operating lease is as follows:

Fiscal Year Ended June 30, 2009	$76,673
Fiscal Year Ended June 30, 2010	55,132
Fiscal Year Ended June 30, 2011	58,815
Fiscal Year Ended June 30, 2012	60,286
Fiscal Year Ended June 30, 2013	64,697
Fiscal Year Ended June 30, 2014	64,697

Rent expense for the twelve-month period ended June 30, 2008 and 2007 was $68,832 and $62,139, respectively.

Revision of Tax Accrual

During our fiscal year ended June 30, 2008 we revised the tax accrual recognized in connection with our acquisition of Wellton International Fiber Corp. a British Virgin Islands corporation, ("Wellton"). Related to this revision we recognized $1,395,466 of other income.  Wellton, which we acquired during the fiscal year ended June 30, 2007, is subject to the tax laws of the British Virgin Islands.

Management believes, based upon an evaluation of the facts and consideration of FASB Interpretation 48, Accounting for Uncertainty in Income Taxes,  this position will more likely that not be sustained upon examination by the appropriate tax authority that has full knowledge of all relevant information.  In light of the complex nature of international tax laws, the Company is endeavoring to obtain additional support for this position.  In the event the appropriate tax authority does not sustain management's evaluation, the total potential tax liability at June 30, 2008 would be approximately $2,057,000, consisting of $1,395,000 of estimated taxes on operations through December 31, 2007 and $662,000 of taxes related to operations from January 1, 2008 through June 30, 2008.

Dragon International Group Corp. and Subsidiaries
Notes to Consolidated Financial Statements -- Continued
June 30, 2008

NOTE 12 - SEGMENT INFORMATION

The following information is presented in accordance with SFAS No. 131, "Disclosure about segments of an Enterprise and Related Information". For the fiscal year ended June 30, 2008, the Company operated in two reportable business segments as follows;

PULP AND PAPER SEGMENT:

-	Wellton International Fiber Corp. ("Wellton"), a wholly owned subsidiary of Dragon Nevada

PACKAGING SEGMENT:

-	Shanghai JinKui Packaging Material Co., Ltd. ("Shanghai JinKui"), a wholly owned subsidiary of Dragon Nevada
-	Dragon International Group Corp., a Florida corporation ("Dragon Florida"), a wholly owned subsidiary of Dragon Nevada
-	Ningbo Dragon International Trade Co., Ltd. ("Ningbo Dragon"), a wholly owned subsidiary of Dragon Florida
-	Ningbo City Jiangdong Yonglongxin Packaging Technology Co., Ltd. ("Yonglongxin"), a wholly owned subsidiary of Ningbo Dragon
-	Xianyang Naite Research & Development Center ("R&D Center"), a wholly owned subsidiary of Yonglongxin
-	Hangzhou Yongxin Paper Co., Ltd. ("Yongxin"), a 60% owned subsidiary of Ningbo Dragon
-	Ningbo Dragon Packaging Technology Co., Ltd. ("Dragon Packaging") , a wholly owned subsidiary of Ningbo Dragon

The Company's reportable segments are strategic business units that offer different products and services. Each segment and each company or group of companies are managed and reported separately based on the fundamental differences in their operations. Condensed information with respect to these reportable segments for the fiscal year ended June 30, 2008and 2007 are as follows:

For the fiscal year ended June 30, 2008 (Unaudited):

	Pulp and Paper	Packaging	Consolidated
Revenue	$38,615,061	$5,874,251	$44,489,312
Cost of Revenue	36,330,053	4,747,886	41,077,939
Gross Profit	2,285,008	1,126,365	3,411,373
Total Operating Expenses	1,789,132	1,463,826	3,692,958
Total Income from Operations	495,876	(337,461)	(281,585)
Net (loss) income	1,786,818	(567,388)	778,995
Segment Assets	9,149,516	17,143,630	26,291,830

Dragon International Group Corp. and Subsidiaries
Notes to Consolidated Financial Statements -- Continued
June 30, 2008

For the fiscal year ended June 30, 2007 (Unaudited):

	Pulp and Paper (1)	Packaging	Consolidated
Revenue	$-	$15,337,586	$15,337,586
Cost of Revenue	-	13,912,099	13,912,099
Gross Profit	-	1,425,487	1,425,487
Total Operating Expenses	-	1,517,663	1,887,093
Total Income from Operations	-	(92,176)	(461,606)
Net (loss) income	-	(276,292)	(802,019)
Segment Assets	4,770,660	16,513,455	21,231,883

(1) The Company acquired a 51% interest of Wellton on June 29, 2007, due to the insignificant amount of time of ownership for the majority owned subsidiary the Company did not consolidate the operations of Wellton for fiscal 2007.

NOTE 13 - OPERATING RISK

(a) Country risk

The Company's revenues will be mainly derived from the sale of paper products in the Peoples Republic of China (PRC). The Company hopes to expand its operations to countries outside the PRC, however, such expansion has not been commenced and there are no assurances that the Company will be able to achieve such an expansion successfully. Therefore, a downturn or stagnation in the economic environment of the PRC could have a material adverse effect on the Company's financial condition.

(b) Products risk

In addition to competing with other companies, the Company could have to compete with larger U.S. companies who have greater funds available for expansion, marketing, research and development and the ability to attract more qualified personnel if access is allowed into the PRC market. If U.S. companies do gain access to the PRC markets, they may be able to offer products at a lower price. There can be no assurance that the Company will remain competitive should this occur.

(c) Exchange risk

The Company cannot guarantee that the current exchange rate will remain steady, therefore there is a possibility that the Company could post the same amount of profit for two comparable periods and because of a fluctuating exchange rate actually post higher or lower profit depending on exchange rate of Chinese Renminbi converted to U.S. dollars on that date. The exchange rate could fluctuate depending on changes in the political and economic environments without notice.

(d) Political risk

Currently, PRC is in a period of growth and is openly promoting business development in order to bring more business into PRC. Additionally PRC allows a Chinese corporation to be owned by a United States corporation. If the laws or regulations are changed by the PRC government, the Company's ability to operate the PRC subsidiaries could be affected.

(e) Key personnel risk

The Company's future success depends on the continued services of executive management in China. The loss of any of their services would be detrimental to the Company and could have an adverse effect on business development. The Company does not currently maintain key-man insurance on their lives. Future success is also dependent on the ability to identify, hire, train and retain other qualified managerial and other employees. Competition for these individuals is intense and increasing.

(f) Performance of subsidiaries risk

All of the Company's revenues will be derived via the operations of the Company's Chinese subsidiaries. Economic, governmental, political, industry and internal company factors outside of the Company's control affect each of the subsidiaries. If the subsidiaries do not succeed, the value of the assets and the price of our common stock could decline. Some of the material risks relating to the partner companies include the fact that the subsidiaries are located in China and have specific risks associated with that and the intensifying competition for the Company's products and services and those of the subsidiaries.

Dragon International Group Corp.

64,088,954 Shares

__________________________

PROSPECTUS

__________________________

April  ___, 2009

PART II   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

Estimates of fees and expenses incurred or to be incurred in connection with the issuance and distribution of securities being registered, all of which are being paid exclusively by us and commissions are as follows:

SEC Registration and Filing Fee	$652
Legal Fees and Expenses	70,000	*
Accounting Fees and Expenses	50,000	*
Financial Printing	20,000	*
Transfer Agent Fees	1,000	*
Blue Sky Fees and Expenses	2,000	*
Miscellaneous	1,000	*
TOTAL	$144,652

* Estimated

Item 14.  Indemnification of Directors and Officers.

Under the Nevada Revised Statutes and our Articles of Incorporation, as amended, our directors and officers will have no personal liability to us or our shareholders for monetary damages incurred as the result of the breach or alleged breach by a director or officer of his "duty of care."  This provision does not apply to the directors': (i) acts or omissions that involve intentional misconduct, fraud or a knowing and culpable violation of law, or (ii) approval of an unlawful dividend, distribution, stock repurchase or redemption.  This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

The effect of this provision in our Articles of Incorporation is to eliminate the rights of our Company and our shareholders (through shareholder's derivative suits on behalf of our Company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) and (ii) above.  This provision does not limit nor eliminate the rights of our Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.  Section 78.7502 of the Nevada Revised Statutes grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

On January 13, 2009, we issued 2,554,750 shares of common stock as payment of interest on an outstanding loan in the amount of $1,021,272 due to Capital One Resource Co., Ltd. a wholly owned subsidiary of China Direct, Inc. We relied upon the exemption from registration provided by Section 4/2 promulgated under the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering, to issue these securities

On October 15, 2008 we issued 5,000,000 shares of common stock to Capital One Resource Co., Ltd.; 3,000,000 shares were for payment of consulting services rendered during our fiscal year ended June 30, 2008 and 2,000,000 shares were for payment of consulting services rendered and to be rendered during our fiscal year ended June 30, 2009. We relied upon the exemption from registration provided by Section 4/2 promulgated under the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering, to issue these securities.

On October 13, 2008 we issued 10,000,000 shares of our common stock to HK Mingtai Investment Co., Ltd. ("HK Mingtai").  These shares were issued in reliance upon Section 4(2) of the Securities Act of 1933 ("the Act").  The offering and sale of the common stock in this transaction qualified for exemption under Section 4(2) of the Act since the issuance by us did not involve a public offering. This offering was done with no general solicitation or advertising by us.  HK Mingtai was an accredited investor and its representative had an opportunity to ask questions of our management.  The offering was not a public offering as defined in Section 4(2) because the offer was made to an insubstantial number of persons and because of the manner of the offering.   In addition, HK Mingtai had the necessary investment intent as required by Section 4(2) since it agreed to, and received, share certificates bearing a legend stating that such shares are restricted.  This restriction ensures that these shares will not be immediately redistributed into the market and therefore not part of a public offering.  Based on the analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Act for this transaction.

On January 30, 2007 we entered into subscription and related agreements with nine (9) accredited investors for an aggregate of $1,500,000 of units of our securities consisting of 16,666,672 shares of common stock, common stock purchase warrants to purchase 16,666,672 shares of common stock exercisable at $.125 per share for a period of five years, and common stock purchase warrants to purchase 8,333,340 shares of common stock at an exercise price of $.15 per share for a period of five years.  We determined that these investors were accredited investors based on representations and warranties they made to us in the subscription and related agreements in connection with their investment in our Company. We relied upon the exemption from registration provided by Section 4/2 promulgated under the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering, to issue these securities.

In February 2007 we issued common stock purchase warrants to purchase an aggregate of 1,555,558 shares of common stock exercisable at $.125 per share for a period of five years as a due diligence fees related to the January 2007 Private Placement. The recipients of the due diligence fee are as set forth below.

In each case below, we determined the applicability of the exemption from registration stated based on the representations and warranties made by the parties in the agreements and related documents entered into as part of these transactions.  We relied upon the exemption from registration provided by Section 4/2 promulgated under the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering, to issue these securities.

The January 2007 Private Placement was conducted in two phases.  On January 30, 2007, we completed an initial closing of $750,000 of units of securities consisting of 8,333,336 shares of common stock, common stock purchase warrants to purchase 8,333,336 shares of common stock exercisable at $.125 per share for a period of five years, and common stock purchase warrants to purchase 4,166,670 shares of common stock shares of common stock exercisable at $.15 per share for a period of five years.

The nine investors in the January 2007 Private Placement are:

1.	Alpha Capital Anstalt
2.	Monarch Capital Fund, Ltd
3.	Whalehaven Capital Fund Limited
4.	Harborview Master Fund L.P.
5.	CMS Capital
6.	Nite Capital, L.P.
7.	Treshnish Investment, Inc.
8.	Osher Capital Partners, LLC
9.	Paul Prager, IRA

Total Due Diligence Fees Paid
Recipient	Common Stock Purchase Warrants @ $.125
Libra Finance	168,056
Osher Capital, LLC	595,834
Utica Advisors	763,890
Robert Prager	27,778
1,555,558

The second closing of the offering was held on February 27, 2007 for an additional $750,000 financing of units of our securities consisting of 8,333,336 shares of common stock, common stock purchase warrants to purchase 8,333,336 shares of common stock exercisable at $.125 per share for a period of five years and common stock purchase warrants to purchase 4,166,670 shares of common stock shares of common stock exercisable at $.15 per share for a period of five years.  The second closing was conditioned upon Wellton International Fiber Corp. engaging an SEC approved auditor to prepare certain financial statements.  Wellton International Fiber Corp. engaged an SEC approved auditor on February 22, 2007.  We relied upon the exemption from registration provided by Section 4/2 promulgated under the Securities Act of 1933, as amended, to issue these securities, as a transaction by an issuer not involving any public offering.

On November 1, 2006, in connection with the acquisition of a 100% interest in Shanghai JinKui, we issued 8,095,000 shares of common stock pursuant to an exemption from registration under section 4(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering.

On October 30, 2006, we received gross proceeds of $100,000 from the sale of 2,000,000 shares of common stock to H.K. Mingtai Investment Co., Ltd., a financial institution in China, pursuant to an exemption from registration under section 4(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering.

In February, 2006 we issued 500,000 warrants in favor of Skyebanc, Inc., a NASD broker dealer, pursuant to the terms of a consulting agreement.  Each of these warrants is exercisable to purchase one share of our common stock at an exercise price of $.01 per share, expiring January 1, 2009.  We relied upon the exemption from registration provided by Section 4(2) promulgated under the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering, to issue these securities.

In January, 2006 we issued 4,700,000 warrants in favor of China Direct Industries, Inc. pursuant to the terms of the Consulting Agreement between us.  Each of these warrants is exercisable to purchase one share of our common stock at an exercise price of $.15 per warrant, expiring January 1, 2009.  We relied upon the exemption from registration provided by Section 4(2) promulgated under the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering, to issue these securities.

In January 2006, we made an offer to all of the holders of our outstanding Units wherein we offered the holders of the Units an opportunity to convert the outstanding principal and interest owed pursuant to the Debentures into shares of our common stock at a conversion price of $.09 per share.  This offer also provided for the reduction of the exercise price on the warrants included in the Units issued in the July Offering from $.30 to $.15 per Warrant.  As further inducement, if the holder agreed to convert, we also agreed to issue additional common stock purchase warrants equal to the number of warrants held by each Unit holder that are also exercisable at $.15 per warrant for a period of three (3) years. As of the date of this prospectus, all of the Unit holders have accepted our offer, except for two holders who assigned their Debentures to third parties who subsequently converted.  These holders kept the warrants issued as part of their original Units.  As a result, we issued an aggregate of 18,478,565 shares of our common stock and 5,642,300 common stock purchase warrants, pro rata to the number of Units held by each holder that elected to convert.  We also reduced the exercise price on the 3,704,800 warrants held by the converting holders to $.15 per share, while maintaining the exercise price on 150,000 warrants for those holders who elected not to convert at $.30 per share.  We also reduced the exercise price on the 1,787,500 warrants received as consideration for the March Offering from $.40 to $.15 per share.  We relied upon the exemption from registration provided by Section 4/2 promulgated under the Securities Act of 1933, as amended, to issue these securities, as a transaction by an issuer not involving any public offering.

Effective February 7, 2006, holders of outstanding convertible promissory notes exercised their respective conversion rights applicable thereto and we issued an aggregate of 3,041,789 Common Shares to four holders pursuant to the terms of their notes.  We relied upon the exemption from registration provided by Section 4/2 promulgated under the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering, to issue these securities.

Effective January 17, 2006, a holder of a convertible promissory note exercised his conversion rights applicable thereto and we issued 1,095,000 Common Shares to him pursuant to the terms of said note.  We relied upon the exemption from registration provided by Section 4/2 promulgated under the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering, to issue these securities.

Except as stated above, we did not use any underwriter or placement agent in the issuance of our securities and no commissions were paid.

We did not issue any other securities during the previous three year period.

Item 16.  Exhibits and Financial Statement Schedules.

Exhibit No.	Description

2.5	Agreement and Plan of Reorganization between Retail Highway.com, Inc. and Dragon International Group Corp. Previously filed as an exhibit to the Company's Form 8-K dated October 1, 2004.
2.6	Amendment to Plan of Reorganization. Previously filed as an exhibit to the Company's Form 8-K dated October 1, 2004.
2.7	Stock Purchase Agreement for 30% interest in Ningbo Dragon International Trade Co., Ltd. Previously filed as an exhibit to the Company's Form 8-K dated February 16, 2005.
2.8	Form of Secured Convertible Debenture. Previously filed as an exhibit to the Company's Form 8-K dated March 1, 2005
2.9	Form of Security Agreement -- March 2005 Offering. Previously filed as an exhibit to the Company's Form 8-K dated March 1, 2005
2.10	Form of Warrant -- March 2005 Offering. Previously filed as an exhibit to the Company's Form 8-K dated March 1, 2005
2.11	Form of Secured Convertible Promissory Note - July 2005 Offering. Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 dated August 15, 2005.
2.12	Form of Warrant - July 2005 Offering. Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 dated August 15, 2005.
3.1	Articles of Incorporation. Previously filed as an exhibit to the Company's Form 10-SB filed December 10, 1997.
3.2	Amendment to Articles of Incorporation. Previously filed as an exhibit to the Company's Form 10-SB filed December 10, 1997.
3.3	Bylaws. Previously filed as an exhibit to the Company's Form 10-SB filed December 10, 1997.
3.4	Amendment to Articles of Incorporation. Previously filed as an exhibit to the Company's Form 8-K filed April 30, 1999.
3.5	Articles of Merger between Retail Highway.com, Inc. and Dragon International Group Corp. previously filed as an exhibit to the Company's Form 8-K/A filed December 6, 2004.
3.6	Amendment to Articles of Incorporation.*
5.1	Opinion of Lehman & Eilen LLP.
10.1	Office Lease - Principal place of business. Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 dated August 15, 2005.
10.2	Additional business lease - in Fuming County Zhang'ai Village Economic Cooperation Group. Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 dated August 15, 2005.
10.3
Stock Purchase Agreement between the Company, Ningbo Dragon and Xianyang Naite Research & Development Center dated August 1, 2005.  Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 dated August 15, 2005.

10.4
Stock Purchase Agreement between the Company, Ningbo Dragon and Hangzhou Yongxin Paper Co., Ltd., dated July 1, 2005.  Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 dated August 15, 2005.

10.5
Stock Purchase Agreement between Ningbo Dragon and Ningbo XinYi Co., Ltd., dated June 1, 2005.  Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 dated August 15, 2005.

10.6	Consulting and Management Agreement between the Company and China Direct Investments, Inc. Previously filed as an exhibit to the Company's Current Report on Form 8-K dated February 28, 2006.
10.7	Credit Line Agreement of Guangdong Development Bank. Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 dated August 15, 2005.
10.8	Mortgage Loan Contract Commercial Bank of Ningbo. Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 dated August 15, 2005.
10.9	2005 Stock Option Plan previously filed as an exhibit to the Form S-8 Registration Statement filed July 19, 2005.
10.10	Consulting Agreement between the Company and Skyebanc, Inc. Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 dated June 6, 2007.
10.11
Purchase Contract between Shanghai JinKui Packaging Material Co., Ltd. and Hunan Prince Milk Group. Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 dated June 6, 2007.

10.12
Stock Purchase Agreement between Dragon International Group Corp. and Wellton International Fiber Corp. dated as of January 16, 2007. Previously filed as an exhibit to the Company's Current Report on Form 8-K filed on January 19, 2007.

10.13
Form of Subscription Agreement and Form of Class A, Class B and Due Diligence Common Stock Purchase Warrant between Dragon International Group Corp. and nine accredited investors dated January 30, 2007.  Previously filed as an exhibit to the Company's Current Report on Form 8-K filed on February 2, 2007.

10.14
Stock Purchase Agreement between Dragon International Group Corp. and Wellton International Fiber Corp. dated as of June 29, 2007.  Previously filed as an exhibit to the Company's Current Report on Form 8-K filed on July 12, 2007.

10.15	Employment agreement between Wellton International Fiber Corp., and Kung Ming (Eric) Kuo. Previously filed as an exhibit to the Company's Current Report on Form 8-K filed on July 12, 2007.
10.16	Employment agreement between the Company and David Wu. Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 dated August 10, 2007.
10.17	Shanghai JinKui Lease agreement. Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 dated August10, 2007.
10.18
Consulting Agreement between Dragon International Group Corp. and Capital One Resource Co., Ltd. dated January 3, 2007. Previously filed as an exhibit to the Company's Registration Statement on Form SB-2/A dated April 4, 2008

10.19
Consulting Agreement between Dragon International Group Corp. and Capital One Resource Co., Ltd. dated October 29, 2008, as amended.  Previously filed as an exhibit to the Company's Registration Statement on Form S-1 dated March 20, 2009.

21.	List of Subsidiaries. Previously filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended June 30, 2007
23.1	Consent of Lehman & Eilen LLP (see Exhibit 5.1) Previously filed as an exhibit to the Company's Registration Statement on Form S-1 dated March 20, 2009.
23.2	Consent of Sherb & Co., L.L.P.*
____________
* filed herewith.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

1.	to file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:
	(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

	(iii)	to include any additional or changed material information on the plan of distribution.
2.
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
4.
For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;
	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

	(iv)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.
5.
To file during any period in which we offer or sell securities, a post effective amendment to this registration statement, to reflect in the prospectus any facts or events which, or individually or together, represent a fundamental change in the information in the registration statement.

6.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer or expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, Dragon International Group Corp., the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Post Effective Amendment No. 1 to this Registration Statement on Form S-1 and authorized it to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ningbo, China on  April 9 2009.

DRAGON INTERNATIONAL GROUP CORP.

By:	/s/ David Wu
David Wu Chief Executive Officer and President (Principal Executive Officer)

By:	/s/ Xiali Gan
Xiali Gan, Chief Financial Officer (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Wu	Chief Executive Officer,	April 9 , 2009
David Wu	President and Director
(Principal Executive Officer)

/s/ Xiali Gan	Chief Financial Officer	April 9 , 2009
Xiali Gan	and Director
(Principal Financial and Accounting Officer)

/s/ Gongming Li	Director	April 9 , 2009
Gongming Li

	Director	April 9 , 2009
Yihua Zhang

/s/ Luming He	Director	April 9 , 2009
Luming He